UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 XCEL BRANDS, INC.
(Exact Name of Small Business Issuer in its Charter)

Delaware	5960	76-0307819
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

475 10th Avenue, 4th Floor
New York, NY 10018
Tel. No.: (347) 727-2474
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Robert D’Loren, Chief Executive Officer
475 10th Avenue, 4th Floor
New York, NY 10018
Tel. No.: (347) 727-2474
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Robert J. Mittman, Esq.
Brad L. Shiffman, Esq.
Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Tel. No.: (212) 885-5555
 Fax No.: (212) 885-5001

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	2,108,132	$5.21	(2)	$10,983,368	$1,259
Common Stock, $0.001 par value per share, issuable upon exercise of investor’s warrants	430,500	$5.21	(2)	$2,242,905	$257
Common Stock, $0.001 par value per share, issuable upon exercise of lender’s warrants	364,428	$5.21	(2)	$1,898,670	$218
Common Stock, $0.001 par value per share, issuable upon exercise of placement agent’s warrants	9,800	$5.50	(3)	$53,900	$7
TOTAL	2,912,860			$15,178,843	$1,741

(1)        This Registration Statement covers the resale by our selling shareholders of (i) up to an aggregate of 2,108,132 shares of common stock, (ii) up to 430,500 shares of common stock issuable upon the exercise of common stock purchase warrants issued in a private placement offering, (iii) up to 364,428 shares of common stock issuable upon exercise of lender’s warrants and (iv) up to 9,800 shares of common stock issuable upon exercise of placement agent’s warrants.  In accordance with Rule 416(a), promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions. No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i) under the Act.

(2)        The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c), promulgated under the Securities Act, based on the last reportable trade of our common stock on September 28, 2011, as reported on the OTCQB marketplace after taking into effect the 1 for 520.5479607 reverse stock split.

(3)        The offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission (“SEC”) is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated October 28, 2011

2,912,860 SHARES OF COMMON STOCK

XCEL BRANDS, INC.

This prospectus relates to the resale by selling security holders of 2,912,860 shares of our common stock, $0.001 par value, including (1) 2,108,132 shares of our common stock, (2) 430,500 shares of our common stock issuable upon the exercise of warrants held by the selling security holders (the “Investor Warrants”), (3) 364,428 shares of common stock issuable upon the exercise of warrants held by the lenders under a credit facility as described herein (the “Lender Warrants”) and (4) 9,800 shares of common stock issuable upon the exercise of warrants held by our placement agent (the “Placement Agent Warrants” and together with the Investor Warrants and Lender Warrants, the “Warrants”).

We are not selling any shares of our common stock and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus other than proceeds in the event that some or all of the Warrants held by the selling security holders are exercised for cash.  All of the net proceeds from the sale of our common stock will go to the selling security holders.

The selling security holders may sell common stock from time to time at prices established on the OTCQB marketplace (“OTCQB”) or other market, trading platform or stock exchange on which our common stock may become quoted for trading or listed, or as negotiated in private transactions, or as otherwise described under the heading “Plan of Distribution.” The common stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the selling security holders. The selling security holders may engage brokers, dealers or agents who may receive commissions or discounts from the selling security holders. We will pay all the expenses incident to the registration of the shares; however, we will not pay for sales commissions or other expenses applicable to the sale of our common stock registered hereunder.

Our common stock is quoted on the OTCQB under the symbol “NFBHD”. The last reportable trade of our common stock was $.01 per share on September 28, 2011 or $5.21 after giving effect to the 1 for 520.5479607 reverse stock split effective as of September 28, 2011. These prices will fluctuate based on the demand for our common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before investing in shares of our common stock.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: [     ], 2011

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

(ii)

USE OF CERTAIN DEFINED TERMS

Except as otherwise indicated by the context, references in this prospectus to “we,” “us,” “our,” or “the Company” are to the combined business of XCel Brands, Inc., a Delaware corporation, and its consolidated subsidiaries, including the Company’s wholly-owned subsidiary, IM Brands, LLC, a Delaware limited liability company, which is also referred to herein as “IM Brands.”

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

The Company

General

We engage in the acquisition, design, licensing, and marketing of consumer brands.  Our focus is on the acquisition of brands that generate consumer awareness that we can promote through Direct-Response Television (including QVC, Inc. (“QVC”) and/or the Home Shopping Network (“HSN”)), bricks-and-mortar retailers and the internet. We also plan to focus on differentiating our brands with design through in-house design teams and by leveraging our licensees’ design teams and experience, as appropriate.  We seek to acquire brands which we believe fit our business model and operating expertise and can be successfully marketed under this strategy.

We operate in a “working capital light” business model, licensing the brands we own and generating royalty and design revenues through wholesale and direct-to-retail licenses. We do not currently plan to manufacture products or open bricks-and-mortar retail stores. By partnering with licensing partners who have significant expertise in designing, sourcing, and selling products through wholesale and retail distribution channels, we intend to focus our operations on licensing our brands, providing design direction and in certain cases, product designs to our licensees, coordinating merchandising among our licensees, marketing through conventional means (advertising, public relations) and social media campaigns, and seeking additional brands to acquire. This model minimizes the need for us to spend significant amounts on capital expenditures or inventory purchases related to the brands we own.

Our first acquisition was of the Isaac Mizrahi Business (defined below), which consists of the “Isaac Mizrahi” brands (including the trademarks and brands “Isaac Mizrahi New York”, “Isaac Mizrahi” and “IsaacMizrahiLIVE”) (collectively, the “IM Trademarks”), design agreements with Liz Claiborne, Inc. and QVC, Inc. to design the “Liz Claiborne New York” brand for sale exclusively at QVC, and certain other assets.  The acquisition closed on September 29, 2011. Through and in connection with the acquisition of the Isaac Mizrahi Business, we acquired certain additional assets utilized in our operations, including design software and equipment, assumed an office lease utilized as our primary office, and employed Isaac Mizrahi as well as certain designers and other employees who operated the Isaac Mizrahi Business prior to the acquisition.

As a result of its acquisition of the Isaac Mizrahi business, our operations primarily consist of (i) licensing, (ii) design, (iii) marketing, and (iv) seeking future acquisitions of intellectual property.

Corporate History

We were incorporated on August 31, 1989 in the State of Delaware under the name Houston Operating Company.   On December 9, 2004, we entered into an acquisition agreement for all of the issued and outstanding capital stock of NetFabric Corporation, and on April 19, 2005, we changed our name to NetFabric Holdings, Inc.

On September 28, 2011, we filed an amendment to our certificate of incorporation and effected a 1 for 520.5479607 reverse stock split (the “Reverse Split”).

On September 29, 2011, we entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) with XCel Brands, Inc., a privately held Delaware corporation (“Old XCel”), Netfabric Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Acquisition Corp.”), and certain of our stockholders pursuant to which Acquisition Corp. was merged with and into Old XCel, with Old XCel surviving as our wholly-owned subsidiary (the “Merger”).  Pursuant to the Merger, we acquired all of the outstanding capital stock of Old XCel in exchange for issuing an aggregate of 944,688 shares of common stock, par value $0.001 per share (the “Common Stock”) to Old XCel’s stockholders at a ratio of 9,446.88 shares of common stock for each share of Old XCel common stock outstanding at the effective time of the Merger. Immediately following the Merger, Old Xcel was merged with and into the Company (the “Short Form Merger”), and we changed our name to Xcel Brands, Inc.  As a result of the Short Form Merger, IM Brands, LLC, which was a wholly owned subsidiary of Old XCel, became our wholly owned subsidiary.

Old Xcel was incorporated in Delaware on September 23, 2010 for the purpose of acquiring the Isaac Mizrahi Business.  On May 19, 2011, Old XCel and IM Brands (collectively, the  “Buyers”) entered into an asset purchase agreement, as amended (the “Purchase Agreement”), with IM Ready-Made, LLC (“IM Ready”), Isaac Mizrahi and Marisa Gardini, pursuant to which the Buyers acquired certain assets of IM Ready, including (i) the IM Trademarks, (ii) the license agreements between IM Ready and certain third parties related to the IM Trademarks (together with the IM Trademarks, the “Isaac Mizrahi Business”), (iii) design agreements with Liz Claiborne, Inc. and QVC to design the “Liz Claiborne New York” brand for sale exclusively through QVC and (iv) computers, design software, and other assets related to the licensing and design of the IM Trademarks and the design of the Liz Claiborne New York brand, and assumed certain liabilities from IM Ready including IM Ready’s primary office lease, as well as the assumption of future fees under a transition services agreement by and between IM Ready and Earthbound, LLC (“Earthbound”), a design and licensing agent who had certain rights to the IM Trademarks and provided design services to IM Ready related to the IsaacMizrahiLIVE brand at QVC pursuant to an agreement by and between IM Ready and Earthbound dated [     ] (the “Earthbound Agreement”_. In connection with the Company’s acquisition of the Isaac Mizrahi Business, and pursuant to a contribution agreement dated September [  ], 2011, Earthbound contributed the Earthbound Agreement to the Company along with certain other assets related to the IsaacMizrahiLIVE business in exchange for 944,688 shares of the common stock of the Company and a purchased 100,000  shares and warrants to purchase an additional 50,000 shares of our common stock at an exercise price of $.01 per share for an aggregate purchase price of $500,000, Upon Earthbound’s contribution of the Earthbound Agreement to us,  we terminated the Earthbound Agreement. The parties consummated the asset purchase contemplated by the Purchase Agreement on September 29, 2011, simultaneously with the closing of the Merger and Short Form Merger.

As a result of our acquisition of the Isaac Mizrahi Business and the Merger, our licensing activities focus on licensing the IM Trademarks, providing design support to licensees of the IM Trademarks where appropriate, and coordinating merchandising between our various licensees.

Risk Factors

Our ability to operate our business successfully and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” beginning on page 5, including, for example, the following:

•
The failure of our licensees to adequately produce, market and sell products bearing our brand names in their license categories or to pay their obligations under their license agreements could result in a decline in our results of operations and impact our ability to service our debt obligations.

•	Our debt obligations could impair our liquidity and financial condition, and in the event we are unable to meet our debt obligations we could lose title to our trademarks and/or other assets.

•	If we are unable to identify and successfully acquire additional trademarks, our growth may be limited.

•	Our failure to protect our proprietary rights could compromise our competitive position and decrease the value of our brands.

•	A substantial portion of our licensing revenue is concentrated with a limited number of licensees such that the loss of any of such licenses could decrease our revenue and impair our cash flows.

•
The QVC license and Liz Claiborne New York design agreements have only been in place since 2009 so there is very little history with the business of the existing or future licensees, and therefore no guarantee that the licensees will be able to perform or continue to perform.

•	We are dependent upon the design and promotional services of Isaac Mizrahi as it relates to the Isaac Mizrahi brand, which is currently the majority of our business.

•
Our design agreement with Liz Claiborne related to the Liz Claiborne New York line on QVC could be terminated by Liz Claiborne and/or QVC, Inc, or by Liz Claiborne’s successor upon the successful completion of the sale by Liz Claiborne, Inc. of the Liz Claiborne brand.

•	The market price of our common stock may be volatile, which could reduce the market price of our Common Stock.

•	Our common stock is not currently traded at high volume, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our securities involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our securities.

Corporate Information

We presently maintain our principal offices at 475 10th Avenue, 4th Floor, New York, New York 10018.  Our telephone number is (347) 727-2474.

The Offering

Common stock offered by selling security holders
2,912,860 shares of our common stock.  This includes (1) 2,108,132 shares of our common stock, (2) 430,500 shares of common stock issuable upon the exercise of the Investor Warrants, (3) 364,428 shares of common stock issuable upon the exercise of the Lender Warrants and (4) 9,800 shares of common stock issuable upon the exercise of the Placement Agent Warrants.

Common stock outstanding before the offering	5,742,952 shares of common stock as of October 26, 2011.

Common stock outstanding after the offering	5,742,952 shares of common stock as of October 26, 2011, assuming that no warrants or options are exercised including the Warrants.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Use of proceeds
We are not selling any shares of the common stock covered by this prospectus, and, as a result, will not receive any proceeds from this offering. We may, however, receive proceeds in the event that some or all of the Warrants held by the selling security holders are exercised for cash. The proceeds from the exercise of such Warrants, if any, will be used for working capital and other general corporate purposes.

OTCQB Trading Symbol	NFBHD

Risk Factors
An investment in our common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. For further information see “Cautionary Statement Regarding Forward-Looking Statements.” If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Related to Our Business

We have a limited amount of cash to grow our operations.  If we cannot obtain additional sources of cash, our growth prospects and future profitability may be materially adversely affected and we may not be able to implement our business plan. Such additional financing may not be available on satisfactory terms or it may not be available when needed, or at all.

As of September 30, 2011, we had cash and cash equivalents of approximately $3,700,000.  Although we believe that our existing cash and our anticipated cash flow from operations will be sufficient to sustain our operations, at our current expense levels, for at least the following 12 months, we will require significant additional cash to expand our operations and implement our acquisition strategy.  Our inability to finance our growth, either internally or externally, may limit our growth potential and our ability to execute our business strategy. If we issue securities to raise capital, our existing stockholders may experience dilution or the new securities may have rights senior to those of our common stock.

We have a limited operating history and our historical operations were conducted as part of a larger, more diverse business.

Although the Isaac Mizrahi brand name has been an established brand for over 20 years, the license agreements that we acquired as part of the Isaac Mizrahi Business relate to businesses at QVC that have been operating only since December 2009, and, prior to September 29, 2011,  the Isaac Mizrahi Business was run by Isaac Mizrahi, our Chief Designer, and Marisa Gardini, our Executive Vice President of Strategic Planning. Certain other members of our management performed consulting services for IM Ready, but were not responsible for its operations.  While our management has extensive experience operating branding companies, it does not have a relevant operating history operating the Isaac Mizrahi Business.  In addition, our strategic plan includes acquiring additional brands to license in a multi-channel distribution strategy and to enter into additional licenses for the Isaac Mizrahi brands and expand the distribution channels for the brand.  Accordingly, the operating results of the Isaac Mizrahi Business are not necessarily indicative of the future and you should not place undue reliance on the Isaac Mizrahi Business’s past performance.

The failure of our licensees to adequately produce, market and sell products bearing our brand names in their license categories or to pay their obligations under their license agreements could result in a decline in our results of operations and impact our ability to service our debt obligations.

Our revenues are entirely dependent on royalty payments made to us under our licensing agreements. Although the licensing agreements for our brands sometimes require the advance payment to us of a portion of the licensing fees and in many cases provide for guaranteed minimum royalty payments to us, the failure of our licensees to satisfy their obligations under these agreements or their inability to operate successfully or at all, could result in their breach and/or the early termination of such agreements, their non-renewal of such agreements or our decision to amend such agreements to reduce the guaranteed minimums or sales royalties due thereunder, thereby eliminating some or all of that stream of revenue. Moreover, during the terms of the license agreements, we are substantially dependent upon the abilities of our licensees to maintain the quality and marketability of the products bearing our trademarks, as their failure to do so could materially tarnish our brands, thereby harming our future growth and prospects. In addition, the failure of our licensees to meet their production, manufacturing and distribution requirements could cause a decline in their sales and potentially decrease the amount of royalty payments (over and above the guaranteed minimums) due to us. A weak economy or softness in the apparel and retail sectors could exacerbate this risk. This, in turn, could decrease our potential revenues. Moreover, the concurrent failure by several of our material licensees to meet their financial obligations to us could jeopardize our ability to meet the covenants required in connection with our debt facility or facilities.  Further, this failure may impact our ability to make required payments with respect to such indebtedness.  The failure to meet such debt covenants or to make such required payments may give the lenders thereunder the right to foreclose on the Company’s trademarks, license agreements, and other related assets securing such notes.

Our business is dependent on continued market acceptance of our brands and the products of our licensees bearing these brands.

Although many of our licensees guarantee minimum net sales and minimum royalties to us, a failure of our brands or of products bearing our brands to achieve or maintain market acceptance could cause a reduction of our licensing revenues and could further cause existing licensees not to renew their agreements. Such failure could also cause the devaluation of our trademarks, which are our primary assets, making it more difficult for us to renew our current licenses upon their expiration or enter into new or additional licenses for our trademarks. In addition, if such devaluation of our trademarks were to occur, a material impairment in the carrying value of one or more of our trademarks could also occur and be charged as an expense to our operating results. Continued market acceptance of our brands and our licensees’ products, as well as market acceptance of any future products bearing our brands, is subject to a high degree of uncertainty, made more so by constantly changing consumer tastes and preferences. Maintaining market acceptance of our licensees’ products and creating market acceptance of new products and categories of products bearing our marks may require substantial marketing efforts, which may, from time to time, also include our expenditure of significant additional funds to keep pace with changing consumer demands, which funds we may or may not have available to spend. Additional marketing efforts and expenditures may not, however, result in either increased market acceptance of, or additional licenses for, our trademarks or increased market acceptance, or sales, of our licensees’ products. Furthermore, while we believe that we currently maintain sufficient control over the products our licensees’ produce under our brand names through the provision of trend direction and our right to preview and approve a majority of such products, including their presentation and packaging, we do not actually design or manufacture all of the products bearing our marks and therefore have more limited control over such products’ quality and design than a traditional product manufacturer might have.

Our debt obligations could impair our liquidity and financial condition, and in the event we are unable to meet our debt obligations we could lose title to our trademarks and/or other assets.

Our wholly-owned subsidiary IM Brands entered into a five year senior secured term facility (the “Loan”) with the several lenders (the “Lenders”) and MidMarket Capital Partners, LLC (“Midmarket”), as administrative agent, pursuant to which IM Brands incurred $13.5 million principal amount of senior secured term debt under which we provided a corporate guarantee.  In addition, we issued to IM Ready a promissory note (the “Note”) in the principal amount of $7,377,432 and assumed from IM Ready the obligation of  future payments to Earthbound, LLC over the next five years which total $1,500,000.  We may also assume or incur additional debt, including secured debt, in the future in connection with, or to fund, future acquisitions. Our debt obligations:

•	could impair our liquidity;

•	could make it more difficult for us to satisfy our other obligations;

•
require us to dedicate a substantial portion of our cash flow to payments on our debt obligations, which reduces the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

•	could impede us from obtaining additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes;

•	impose restrictions on us with respect to the use of our available cash, including in connection with future acquisitions;

•	make us more vulnerable in the event of a downturn in our business prospects and could limit our flexibility to plan for, or react to, changes in our licensing markets; and

•	could place us at a competitive disadvantage when compared to our competitors who have less debt.

While we believe that by virtue of the guaranteed minimum and percentage royalty payments due to us under certain of our licenses we will generate sufficient revenues from our licensing operations to satisfy our obligations for the foreseeable future, in the event that we were to fail in the future to make any required payment under agreements governing our indebtedness or fail to comply with the financial and operating covenants contained in those agreements, we would be in default of  that indebtedness. A debt default could significantly diminish the market value and marketability of our Common Stock and could result in the acceleration of the payment obligations under all or a portion of our consolidated indebtedness. It may also enable our senior lender or lenders to foreclose on substantially all of the assets of the Company.

We expect to achieve significant growth based upon our plans to expand the Isaac Mizrahi Business and seek to acquire additional trademarks to license in a multi-channel distribution strategy. If we fail to manage our expected future growth, our business and operating results could be harmed.

We project significant growth in the Isaac Mizrahi Business based upon engaging additional licensees for the IM Trademarks as well as projected growth of the IsaacMizrahiLIVE business with QVC.  Furthermore, we continue to evaluate and pursue appropriate acquisition opportunities to the extent we believe that such opportunities would be in the best interests of our company and our stockholders.

This expected growth will place considerable demands on our management and other resources. Our ability to compete effectively and to manage future growth, if any, will depend on the sufficiency and adequacy of our current resources and infrastructure and our ability to continue to identify, attract and retain personnel to manage our brands. There can be no assurance that our personnel, systems, procedures and controls will be adequate to support our operations and properly oversee our brands. The failure to support our operations effectively and properly oversee our brands could cause harm to our brands and have a material adverse effect on their fair values and our business, financial condition and results of operations. In addition, we may be unable to leverage our core competencies in managing apparel brands to managing brands in new product categories.

Also, there can be no assurance that we will be able to achieve and sustain meaningful growth. Our growth may be limited by a number of factors including increased competition for retail license and brand acquisitions, insufficient capitalization for future acquisitions and the lack of attractive acquisition targets, each as described further below.

If we are unable to identify and successfully acquire additional trademarks, our growth may be limited, and, even if additional trademarks are acquired, we may not realize anticipated benefits due to integration or licensing difficulties.

A component of our growth strategy is the acquisition of additional intellectual property. Historically, our management team has been involved in numerous acquisitions of varying sizes. We will continue to explore new acquisitions. However, as our competitors continue to pursue our brand management model, acquisitions may become more expensive and suitable acquisition candidates could become more difficult to find. In addition, even if we successfully acquire additional intellectual property or the rights to use additional intellectual property, we may not be able to achieve or maintain profitability levels that justify our investment in, or realize planned benefits with respect to, those additional brands.

Although we will seek to temper our acquisition risks by following acquisition guidelines relating to the existing strength of the brand, its diversification benefits to us, its potential licensing scale and credit worthiness of licensee base, acquisitions, whether they be of additional intellectual property assets or of the companies that own them, entail numerous risks, any of which could detrimentally affect our results of operations and/or the value of our equity. These risks include, among others:

•	our ability to identify appropriate business opportunities, including potential licenses and new product lines and markets;

•	unanticipated costs associated with the target acquisition;

•	negative effects on reported results of operations from acquisition related charges and amortization of acquired intangibles;

•	diversion of management’s attention from other business concerns;

•	the challenges of maintaining focus on, and continuing to execute, core strategies and business plans as our brand and license portfolio grows and becomes more diversified;

•	adverse effects on existing licensing and other relationships;

•
potential difficulties associated with the retention of key employees, and difficulties, delays and unanticipated costs associated with the assimilation of personnel, operations and systems, which may be retained by us in connection with or as a result of our acquisitions; and

•
risks of entering new domestic and international markets (whether it be with respect to new licensed product categories or new licensed product distribution channels) or markets in which we have limited prior experience.

When we acquire intellectual property assets or the companies that own them, our due diligence reviews are subject to inherent uncertainties and may not reveal all potential risks.  We may therefore fail to discover or inaccurately assess undisclosed or contingent liabilities, including liabilities for which we may have responsibility as a successor to the seller or the target company.  As a successor, we may be responsible for any past or continuing violations of law by the seller or the target company.  Although we will generally attempt to seek contractual protections through representations, warranties and indemnities, we cannot be sure that we will obtain such provisions in our acquisitions or that such provisions will fully protect us from all unknown, contingent or other liabilities or costs.  Finally, claims against us relating to any acquisition may necessitate our seeking claims against the seller for which the seller may not, or may not be able to, indemnify us or that may exceed the scope, duration or amount of the seller’s indemnification obligations.

Acquiring additional intellectual property could also have a significant effect on our financial position and could cause substantial fluctuations in our quarterly and yearly operating results. Acquisitions could result in the recording of significant goodwill and intangible assets on our financial statements, the amortization or impairment of which would reduce our reported earnings in subsequent years. No assurance can be given with respect to the timing, likelihood or financial or business effect of any possible transaction. Moreover, as discussed below, our ability to grow through the acquisition of additional intellectual property will also depend on the availability of capital to complete the necessary acquisition arrangements. In the event that we are unable to obtain debt financing on acceptable terms for a particular acquisition, we may elect to pursue the acquisition through the issuance by us of shares of our common stock (and, in certain cases, convertible securities) as equity consideration, which could dilute our common stock because it could reduce our earnings per share, and any such dilution could reduce the market price of our common stock unless and until we were able to achieve revenue growth or cost savings and other business economies sufficient to offset the effect of such an issuance. As a result, there is no guarantee that our stockholders will achieve greater returns as a result of any future acquisitions we complete.

We may require additional capital to finance the acquisition of additional brands and our inability to raise such capital on beneficial terms or at all could restrict our growth.

We may, in the future, require additional capital to help fund all or part of potential acquisitions. If, at the time required, we do not have sufficient cash to finance those additional capital needs, we will need to raise additional funds through equity and/or debt financing. We cannot guarantee that, if and when needed, additional financing will be available to us on acceptable terms or at all. If additional capital is needed and is either unavailable or cost prohibitive, our growth may be limited as we may need to change our business strategy to slow the rate of, or eliminate, our expansion plans. In addition, any additional financing we undertake could impose additional covenants upon us that restrict our operating flexibility, and, if we issue equity securities to raise capital, our existing stockholders may experience dilution or the new securities may have rights senior to those of our common stock.

Because of the intense competition within our existing and potential licensees’ markets and the strength of some of their competitors, we and our licensees may not be able to continue to compete successfully.

We expect our existing and future licenses to relate to products in the apparel, fashion accessories, footwear, beauty and fragrance, and home products and decor industries, in which our licensees face intense competition, including from our other brands and licensees. In general, competitive factors include quality, price, style, name recognition and service. In addition, various fads and the limited availability of shelf space could affect competition for our licensees’ products. Many of our licensees’ competitors have greater financial, distribution, marketing and other resources than our licensees and have achieved significant name recognition for their brand names. Our licensees may be unable to successfully compete in the markets for their products, and we may not be able to continue to compete successfully with respect to our licensing arrangements.

If our competition for retail licenses and brand acquisitions increases, or any of our current licensees elect not to renew their licenses or renew on term less favorable than today, our growth plans could be slowed.

We may face increasing competition in the future for licenses as other companies owning established brands may decide to enter into licensing arrangements with retailers or interactive media companies similar to the ones we currently have in place. Furthermore, our current or potential licensees may decide to develop or purchase brands rather than renew or enter into license agreements with us. In addition, this increased competition could result in lower sales of products offered by our licensees under our brands. We also compete with traditional apparel and consumer brand companies, other brand management companies and private equity groups for brand acquisitions. If our competition for licenses and brand acquisitions increases, it may take us longer to procure additional licenses and/or acquire additional brands, which could slow our growth rate.

Our licensees are subject to risks and uncertainties of foreign manufacturing and the price, availability and quality of raw materials that could interrupt their operations or increase their operating costs, thereby affecting their ability to deliver goods to the market, reduce or delay their sales and decrease our potential royalty revenues.

Substantially all of the products sold by our licensees are manufactured overseas. There are substantial risks associated with foreign manufacturing, including changes in laws relating to quotas, and the payment of tariffs and duties, fluctuations in foreign currency exchange rates, shipping delays and international political, regulatory and economic developments. Further, our licensees may experience fluctuations in the price, availability and quality of fabrics and raw materials used by them in their manufactured apparel or purchased finished goods. Any of these risks could increase our licensees’ operating costs. Our licensees also import finished products and assume all risk of loss and damage with respect to these goods once they are shipped by their suppliers. If these goods are destroyed or damaged during shipment, the revenues of our licensees, and thus our royalty revenues over and above the guaranteed minimums, could be reduced as a result of our licensees’ inability to deliver or their delay in delivering their products.

Our failure to protect our proprietary rights could compromise our competitive position and decrease the value of our brands.

We own, through our wholly-owned subsidiary, IM Brands, U.S. federal trademark registrations and foreign trademark registrations for our Isaac Mizrahi brands that are vital to the success and further growth of our business and which we believe have significant value. We will monitor on an ongoing basis unauthorized filings of our trademarks and imitations thereof, and rely primarily upon a combination of trademarks, copyrights and contractual restrictions to protect and enforce our intellectual property rights domestically and internationally. We believe that such measures afford only limited protection and, accordingly, there can be no assurance that the actions taken by us to establish, protect and enforce our trademarks and other proprietary rights will prevent infringement of our intellectual property rights by others, or prevent the loss of licensing revenue or other damages caused therefrom.

For instance, despite our efforts to protect and enforce our intellectual property rights, unauthorized parties may attempt to copy aspects of our intellectual property, which could harm the reputation of our brands, decrease their value and/or cause a decline in our licensees’ sales and thus our revenues. Further, we and our licensees may not be able to detect infringement of our intellectual property rights quickly or at all, and at times we or our licensees may not be successful combating counterfeit, infringing or knockoff products, thereby damaging our competitive position. In addition, we depend upon the laws of the countries where our licensees’ products are sold to protect our intellectual property. Intellectual property rights may be unavailable or limited in some countries because standards of registerability vary internationally. Consequently, in certain foreign jurisdictions, we have elected or may elect not to apply for trademark registrations. While we generally apply for trademarks in most countries where we license or intend to license our trademarks, we may not accurately predict all of the countries where trademark protection will ultimately be desirable. If we fail to timely file a trademark application in any such country, we may be precluded from obtaining a trademark registration in such country at a later date. Failure to adequately pursue and enforce our trademark rights could damage our brands, enable others to compete with our brands and impair our ability to compete effectively.

In addition, in the future, we may be required to assert infringement claims against third parties or more third parties may assert infringement claims against us. Any resulting litigation or proceeding could result in significant expense to us and divert the efforts of our management personnel, whether or not such litigation or proceeding is determined in our favor. In addition, to the extent that any of our trademarks were ever deemed to violate the proprietary rights of others in any litigation or proceeding or as a result of any claim, we may be prevented from using them, which could cause a termination of our licensing arrangements, and thus our revenue stream, with respect to those trademarks. Litigation could also result in a judgment or monetary damages being levied against us.

A substantial portion of our licensing revenue is concentrated with a limited number of licensees such that the loss of any of such licensees could decrease our revenue and impair our cash flows.

Substantially all of the licensing revenues for the six months ended June 30, 2011 and the fiscal year ended 2010 related to the IM Trademarks was paid by QVC, Inc., either through the Company’s existing license agreement with QVC, Inc. for the “IsaacMizrahiLIVE” brand or through our design agreements with Liz Claiborne and QVC to design the “Liz Claiborne New York” brand for sale through QVC. Because we are dependent on these licensing agreements with QVC for a significant portion of our licensing revenue, if QVC were to have financial difficulties, or if QVC decides not to renew or extend its existing agreements with us, our revenue and cash flows could be reduced substantially. Additionally, we have limited control over the programming that QVC devotes to the IsaacMizrahiLIVE and Liz Claiborne New York brands or its promotional sales with the IsaacMizrahiLIVE and Liz Claiborne New York brands (such as Today’s Special Value sales). If QVC reduces or modifies its programming or promotional sales related to the Isaac MizrahiLIVE and/or the Liz Claiborne New York brands, our revenues and cash flows could be reduced substantially.

The initial term of the licensing agreement with QVC expires on September 30, 2015, with automatic one-year renewal periods unless terminated by either party.  The initial term of the design agreement with Liz Claiborne expires on July 31, 2013 and provides for five one-year renewal periods based on meeting minimum sales thresholds.  There can be no assurance that the agreements will be renewed upon expiration of the initial terms, that the minimum sales thresholds will be met or that QVC will not terminate our licensing agreement or its agreement with Liz Claiborne for non-performance.

The QVC license and Liz Claiborne New York design agreements have only been in place since 2009 so there is very little history with the business of the existing or future licensees, and therefore no guarantee that the licensees will be able to perform or continue to perform.

The agreements we acquired with the acquisition of the Isaac Mizrahi Business were originally entered into in 2009. While the businesses have seen growth since they were launched in 2009 and 2010, there is no guarantee that they will continue to grow in the future. Additionally, while we have entered into additional license agreements for the IM Trademarks that became effective upon the consummation of the Merger and plan to enter into new licensing agreements in order to diversify our licensees and grow our revenues, and while many of these licenses have or are expected to have guaranteed minimum royalties, there are no guarantees that our new licensees will be able to generate sales of products under the Isaac Mizrahi brands or any other brands we acquire, and if they do generate sales, there is no guarantee that they will not cause a decline in sales of product being sold through QVC.

We are dependent upon our chief executive officer and other key executives. If we lose the services of these individuals we may not be able to fully implement our business plan and future growth strategy, which would harm our business and prospects.

Our success as a marketer and licensor of intellectual property will be largely dependent upon the efforts of Robert D’Loren, our chief executive officer and chairman. Our continued success is largely dependent upon his continued efforts and those of our other key executives. Although we will enter into an employment agreement with Robert D’Loren, as well as employment agreements with other of our key executives and employees, including Isaac Mizrahi, Chief Designer of the Isaac Mizrahi Brand, there is no guarantee that we will not lose the services of our executive officers or key employees. To the extent that any of their services become unavailable to us, we will be required to hire other qualified executives, and we may not be successful in finding or hiring adequate replacements. This could impede our ability to fully implement our business plan and future growth strategy, which would harm our business and prospects.

We are dependent upon the design and promotional services of Isaac Mizrahi as it relates to the Isaac Mizrahi brand, which is currently the majority of our business.  If we lose the services of Isaac Mizrahi, we may not be able to fully comply with the terms of our license agreements with QVC, Inc. or our design agreements with Liz Claiborne and QVC, Inc. and it may result in significant reductions in the value of the Isaac Mizrahi brands and our prospects, revenues and cash flows.

Isaac Mizrahi is a key individual in our continued design and promotion under the Isaac Mizrahi brands and Liz Claiborne New York brand, and the principal salesperson of the Isaac Mizrahi brands on QVC. Although we have entered into an employment agreement with Isaac Mizrahi and he is a significant shareholder of the Company, there is no guarantee that we will not lose his services. To the extent that any of Mr. Mizrahi’s services become unavailable to us, we will likely need to find a replacement to Mr. Mizrahi to become Chief Design Officer for the Isaac Mizrahi Brand and Liz Claiborne New York brand. Compensation for skilled designers is intense and there is no guarantee that we would be able to identify and attract a qualified replacement, or if Mr. Mizrahi’s services are not available to us, that we would be able to create designs, provide design guidance, or promote the Isaac Mizrahi brands as well as we are able to with Mr. Mizrahi. Additionally, if Mr. Mizrahi is no longer an employee of and we are unable to find a suitable replacement, this may result in revisions to certain terms (including minimum royalties) and/or termination rights under our license agreements. This could significantly affect the value of the Isaac Mizrahi brands and our ability to market the brands, and could impede our ability to fully implement our business plan and future growth strategy, which would harm our business and prospects. Additionally, while we are acquiring all trademarks, image, and likeness of Isaac Mizrahi, pursuant to his employment agreement, Mr. Mizrahi has retained certain rights to participate in outside business activities, including hosting and appearing in television shows, movies and theater productions, writing and publishing books and other publications, and selling his couture collections under his name in his own stores and other retail locations.  Mr. Mizrahi’s participation in these personal business ventures could limit his availability to us and affect his ability to perform under this employment agreement.  There is no guarantee that Mr. Mizrahi will not take an action that the consumer views as negative, which may harm the Isaac Mizrahi brands as well as our business and prospects.

Our design agreement with Liz Claiborne, Inc. related to the Liz Claiborne New York line on QVC could be terminated by Liz Claiborne or its successor in interest to the Liz Claiborne brand  and/or QVC, Inc. In the event that QVC or Liz Claiborne or its successor decides not to renew its licensing agreement with respect to the Liz Claiborne New York brand, or if we were to lose the services of Isaac Mizrahi as the designer with respect to Liz Claiborne New York-branded products, our expected revenues and cash flows could be decreased.

We currently have a design agreement in place with Liz Claiborne pursuant to which Isaac Mizrahi designs the Liz Claiborne New York line to be sold on QVC in exchange for the Company receiving a percentage of the royalties that Liz Claiborne receives from QVC, Inc. under a separate license agreement between Liz Claiborne and QVC, Inc., and an expense reimbursement agreement with QVC pursuant to which QVC reimburses us for certain expenses related to such design services. Both of these agreements are co-terminous with the license agreement between Liz Claiborne and QVC, which has an initial term through July 31, 2013. There is no guarantee that Liz Claiborne or QVC will renew the agreement past its initial term, or in the event that Liz Claiborne sells certain or all if its assets, that its successor will renew the agreement past its initial term, which would impair our revenues and cash flows. Additionally, Liz Claiborne has the right at its option to terminate its design agreement with us if the services of Isaac Mizrahi as designer for Liz Claiborne New York-branded products are no longer available to Liz Claiborne and we do not agree upon a replacement designer. Although we have entered into an employment agreement with Mr. Mizrahi, there can be no assurance that if his services are required by Liz Claiborne he will provide such services or that in the event we, and thus QVC, were to lose the ability to draw on such services, Liz Claiborne would continue its design agreement with us. Finally, Liz Claiborne, Inc. entered into an agreement to sell the Liz Claiborne brands (including the license and other agreements with us and QVC related to the Liz Claiborne New York brand) on October 11, 2011.  There can be no assurance that JC Penney, as the successor in interest from Liz Claiborne, Inc., will renew the Liz Claiborne license and design agreement with us. The loss of the Liz Claiborne license would significantly decrease our expected revenues and cash flows until we were able to enter into one or more replacement agreements.

We have a material amount of goodwill and other intangible assets, including our trademarks, recorded on our balance sheet. As a result of changes in market conditions and declines in the estimated fair value of these assets, we may, in the future, be required to write down a portion of this goodwill and other intangible assets and such write-down would, as applicable, either decrease our net income or increase our net loss.

Goodwill represents a significant portion of our assets. Under current U.S. GAAP accounting standards, goodwill and indefinite life intangible assets, including some of our trademarks, are no longer amortized, but instead are subject to impairment evaluation based on related estimated fair values, with such testing to be done at least annually. Any write-down of goodwill or intangible assets resulting from future periodic evaluations would, as applicable, either decrease our net income or increase our net loss and those decreases or increases could be material.

Changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results.

Our future effective tax rates could be adversely affected by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws or interpretations thereof. In addition, we are subject to the continuous examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of recovering the amount of deferred tax assets recorded on the balance sheet and the likelihood of adverse outcomes resulting from examinations by various taxing authorities in order to determine the adequacy of our provision for income taxes. We cannot guarantee that the outcomes of these evaluations and continuous examinations will not harm our reported operating results and financial conditions.

Our management and a limited number of stockholders, many of whom are related parties, collectively hold a controlling interest in us.  They have significant influence over our management and their interests may not be aligned with our interests or the interests of our other stockholders.

Our management and a limited number of stockholders have majority control over us and our business plans and minority stockholders may be unable to meaningfully influence our course of action.  The existing management and a limited number of stockholders, many of whom are related parties, are able to control substantially all matters requiring stockholder approval, including nomination and election of directors and approval or rejection of significant corporate transactions.  There is also a risk that our existing management and a limited number of stockholders may have interests which are different from certain stockholders and that they will pursue an agenda which is beneficial to themselves at the expense of other stockholders.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

Management exercises significant control over matters requiring shareholder approval which may result in the delay or prevention of a change in our control.

As of the date of this prospectus, the combined voting power of the common stock ownership of our officers and directors and key employees is approximately 81% of our voting securities. Additionally, pursuant to a voting agreement, IM Ready agreed to appoint a person designated by the board of directors as IM Ready’s irrevocable proxy and attorney-in-fact with respect to the shares of the common stock received by IM Ready in connection with the Merger.  The proxy holder shall vote in favor of matters recommended or approved by our board of directors.

As a result, our management and key employees through such stock ownership exercises significant control over all matters requiring shareholder approval, including the election of our directors and approval of significant corporate transactions. This concentration of ownership in management and key employees may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by shareholders other than management.

There are limitations on the liabilities of our directors and executive officers. Under certain circumstances, we are obligated to indemnify our directors and executive officers against liability and expenses incurred by them in their service to us.

Pursuant to our amended and restated certificate of incorporation and under Delaware law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability for breach of a director’s duty of loyalty, acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, dividend payments or stock repurchases that are unlawful under Delaware law or any transaction in which a director has derived an improper personal benefit. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of the person’s services as one of our directors or executive officers. The costs associated with providing indemnification under these agreements could be harmful to our business.

We incur costs as a result of being a public company, which may adversely affect our business.

As a public company, we incur significant legal, accounting and other expenses that the Isaac Mizrahi Business did not previously incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies.  We expect these rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. For example, in anticipation of becoming a public company, the Company will be adopting policies regarding internal controls and disclosure controls and procedures in order to comply with public company internal control and disclosure standards.

Our internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on its business.

We have begun the process of documenting and improving our internal control procedures to satisfy the requirements of Section 404 (a) and (b), which requires an annual management assessment of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm on our effectiveness of our internal controls over financial reporting. We will continue the process of addressing our internal controls over financial reporting and intend to continue to establish formal policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our organization.

As a public entity, we are required to complete our initial assessment in a timely manner. If we are not able to implement and document the necessary policies, processes, and controls to mitigate financial reporting risks, we may not be able to comply with requirements of Section 404 (a) and (b) in a timely manner or with adequate compliance. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence and the reliability of our financial statements. Confidence in the reliability of our financial statements could also suffer if we were to report a material weakness in our internal controls over financial reporting. This could materially adversely affect us and lead to a decline in the price of our common stock.

The market price of our common stock may be volatile, which could reduce the market price of our common stock.

The publicly traded shares of our common stock are not initially widely held, and do not have significant trading volume, and therefore may experience significant price and volume fluctuations. This market volatility could reduce the market price of our common stock, regardless of our operating performance. In addition, the trading price of our common stock could change significantly over short periods of time in response to actual or anticipated variations in our quarterly operating results, announcements by us, our licensees or our respective competitors, factors affecting our licensees’ markets generally and/or changes in national or regional economic conditions, making it more difficult for shares of our common stock to be sold at a favorable price or at all. The market price of our common stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in the trademark licensing business or companies in the industries in which our licensees compete.

We are subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. This classification would severely and adversely affect any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	The basis on which the broker or dealer made the suitability determination; and

•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock, if and when our common stock becomes publicly traded. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock. Our common stock, in all probability, will be subject to such penny stock rules for the foreseeable future and our stockholders will, in all likelihood, find it difficult to sell their common stock.

Future sales of common stock in the public market or the issuance of common stock or securities senior to the common stock could adversely affect the trading price of our common stock.

Our Certificate of Incorporation currently authorizes our board of directors to issue additional shares of common stock.  Any additional issuances of any of our authorized but unissued shares will not require the approval of stockholders and may have the effect of further diluting the equity interest of stockholders.

We may issue common stock in the future for a number of reasons, including to attract and retain key personnel, to lenders, investment banks, or investors in order to achieve more favorable terms from these parties and align their interests with our common equity holders, to management and/or employees to reward performance to finance our operations and growth strategy, to adjust our ratio of debt to equity, to satisfy outstanding obligations or for other reasons. If we issue securities, our existing stockholders may experience dilution.  Future sales of common stock, the perception that such sales could occur or the availability for future sale of shares of common stock or securities convertible into or exercisable for our common stock could adversely affect the market prices of our common stock prevailing from time to time.  The sale of shares issued upon the exercise of our derivative securities could also further dilute the holdings of our then existing stockholders, including holders of the convertible notes that receive shares of common stock upon conversion of their notes. In addition, future public sales of shares of our common stock could impair our ability to raise capital by offering equity securities.

Our common stock is not currently traded at high volume, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

Our common stock is currently traded, but with very low, if any, volume, based on quotations on the “Over-the-Counter Pink Sheets”, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including the fact that prior to the Merger, we did not have an operating business, however, we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

Stockholders should be aware that, according to Commission Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse.  Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

We do not anticipate paying cash dividends on our common stock.

You should not rely on an investment in our common stock to provide dividend income, as we currently do not plan to pay any in the foreseeable future.  Instead, we plan to retain any earnings to maintain and expand our existing licensing operations, further develop our trademarks and finance the acquisition of additional trademarks.  Moreover, the Loan prohibits IM Brands from paying us a dividend or making other cash distributions to us to enable us to pay cash dividends on our common stock.  Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. In addition, the Loan prohibits us from paying any cash dividends while it is outstanding.

Provisions of our corporate charter documents could delay or prevent change of control.

Our Certificate of Incorporate authorizes our board of directors to issue up to 10,000,000 shares of “blank check” preferred stock without stockholder approval, in one or more series and to fix the dividend rights, terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each new series of preferred stock.  In addition, we intend to amend our Certificate of Incorporation to divide our board of directors into three classes, serving staggered three-year terms.  Following such amendment, at least two annual meetings, instead of one, will be required to effect a change in a majority of our board of directors.  The designation of preferred stock in the future, the classification of our board of directors, its three classes could make it difficult for third parties to gain control of our company, prevent or substantially delay a change in control, discourage bids for the common stock at a premium, or otherwise adversely affect the market price of the common stock.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies.

Historically, the SEC has taken the position that Rule 144 under the Securities Act, as amended, is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies like us, to their promoters or affiliates despite technical compliance with the requirements of Rule 144. The SEC prohibits the use of Rule 144 for resale of securities issued by shell companies (other than business transaction related shell companies) or issuers that have been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met: the issuer of the securities that was formerly a shell company has ceased to be a shell company; the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company. As such, due to the fact that we had been a shell company prior to October 2005, holders of “restricted securities” within the meaning of Rule 144, when reselling their shares pursuant to Rule 144, shall be subject to the conditions set forth herein.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about our future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to us and our management and management’s interpretation of what is believed to be significant factors affecting the business, including many assumptions regarding future events. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “will,” “shall,” “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” or “project” or the negative of these words or other variations on these words or comparable terminology.  Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including the ability to raise sufficient capital to continue our operations. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Description of Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Prospective investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

The specific discussions herein about us include financial projections and future estimates and expectations about our business.  The projections, estimates and expectations are presented in this prospectus only as a guide about future possibilities and do not represent actual amounts or assured events.  All the projections and estimates are based exclusively on our management’s own assessment of our business, the industry in which we works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities.  The actual results may differ significantly from the projections.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling security holders. All of the net proceeds from the resale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the common stock for the selling security holders.

A portion of the shares of common stock covered by this prospectus are issuable upon exercise of the Warrants. We may receive proceeds in the event some or all of the Warrants held by the selling security holders are exercised for cash. To the extent that the selling stockholders exercise, for cash, all of the Warrants covering the 804,728 shares of common stock registered for resale under this prospectus, we would receive approximately $62,000 in the aggregate from such exercises; however the holders of the Warrants may elect to exercise the Warrants utilizing a cashless exercise provision. Any proceeds received from the exercise of the warrants will be used for working capital and other general corporate purposes.

DETERMINATION OF OFFERING PRICE

The prices at which the shares or common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling security holders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DILUTION

The selling security holders are offering for resale common shares underlying the outstanding Warrants. To the extent such Warrants are exercised, the existing stockholders will experience dilution to their ownership interests in us.

SELLING SECURITY HOLDERS

The 2,912,860 shares of common stock are being offered for resale by 22 selling security holders.  Such shares consist of (i) 861,000 shares of common stock and 430,500 shares of common stock underlying Investor Warrants with an exercise price of $.01 per share, issued to investors in our private placement offering closed on September 29, 2011 for aggregate gross proceeds of $4,305,000 (the “Offering”); (ii) 1,200,000 of the shares of common stock issued to IM Ready in connection with the Purchase Agreement; (iii) 47,132 shares of common stock issued to Ann Cole-Hatchard, the wife of a former director; (iv) 364,428 shares of common stock underlying the Lender Warrants with an exercise price of $.01 issued to the Lenders in connection with the five year senior secured term facility  from MidMarket in the aggregate principal amount of $13,500,000; and (iv) 9,800 shares of common sock underlying the Placement Agent Warrants with an exercise price of $5.50 issued to Rodman & Renshaw LLC, as placement agent in the Offering.

The following table sets forth the name of the selling security holders, the number of shares of common stock beneficially owned by each of the selling security holders as of October 25, 2011 and the number of shares of common stock being offered by the selling security holders.  The shares being offered hereby are being registered to permit public secondary trading, and the selling security holders may offer all or part of the shares for resale from time to time. However, the selling security holders are under no obligation to sell all or any portion of such shares nor are the selling security holders obligated to sell any shares immediately upon effectiveness of this prospectus.  All information with respect to share ownership has been furnished by the selling security holders.

Name	Shares Beneficially Owned Prior to Offering	Shares to be Offered	Amount Beneficially Owned after Offering	Percentage Beneficially Owned after Offering
Beth and Steven Solferino (1)	30,000	30,000	0	0%
Christopher K. Lindsey (1)	15,000	15,000	0	0%
Cloudbreak Group, LLC (1)(2)	30,000	30,000	0	0%
Earthbound LLC (1)(3)	1,094,688	150,000	944,688	16.3%
Edward McBride (1)	60,000	60,000	0	0%
Gerard Guez (1)	225,000	225,000	0	0%
Hal Kestenbaum (1)	3,000	3,000	0	0%
Irrevocable Trust of Rose Dempsey (1)(4)	526,283	74,250	452,033	7.8%
James F. Haran (1)(5)	164,203	22,500	141,703	2.5%
Jennifer Mullarkey (1)	6,000	6,000	0	0%
John Ripley (1)	30,000	30,000	0	0%
Marisa Gardini (1)(6)	300,000	300,000	0	0%
Mark X. DiSanto Investment Trust (1)(7)	37,500	37,500	0	0%
MBF Invest LLC (1)(8)	150,000	150,000	0	0%
Richard Tavoso (1)	60,000	60,000	0	0%
Robert D'Loren Family Trust (1)(9)	271,116	38,250	232,866	4.0%
Seth Burroughs (1)(10)	109,469	15,000	94,469	1.6%
Thomas M. Butkiewicz (1)	45,000	45,000	0	0%
IM Ready-Made, LLC (6)(11)	2,759,000	1,200,000	1,559,000	27.1%
Ann Cole-Hatchard	47,132	47,132	0	0%
Great American Life Insurance Company (12)	255,100	255,100	0	0%
Great American Insurance Company (12)	109,328	109,328	0	0%
Rodman & Renshaw, LLC (13)	9,800	9,800	0	0%

(1)	Consists of shares of common stock and shares of common stock issuable upon exercise of the Investor Warrants purchased in the Offering.

(2)
Thomas Butkiewicz is the manager of Cloudbreak Group, LLC, and has voting and dispositive power over the shares beneficially owned by Cloudbreak Group, LLC. Cloudbreak Group, LLC is also our licensee for the IM Trademarks for fragrance, home fragrance, and bath & body.

(3)
Jeffrey Cohen and Jack Dweck have shared voting and dispositive power over the shares held by Earthbound LLC (“Earthbound”).  Jeffrey Cohen is also a director of the Company.  In connection with the Purchase Agreement, we acquired certain assets pursuant to a contribution agreement with Earthbound, and have certain payment obligations to Earthbound under a services agreement.  Our relationship with Earthbound is discussed more fully in the sections titled “Business – Acquisition of the Isaac Mizrahi Business” and “Certain Relationships and Related Transactions.”

(4)
Robert D’Loren, our Chairman of the Board and Chief Executive Officer, and Mark DiSanto, our director, are the trustees of the Irrevocable Trust of Rose Dempsey, and Robert D’Loren has sole voting and dispositive power over the shares beneficially owned by the Irrevocable Trust of Rose Dempsey.

(5)	James F. Haran is our Chief Financial Officer and Assistant Secretary.

(6)	Marisa Gardini is our Executive Vice President of Strategic Planning and Marketing and a director. Ms. Gardini is also a shareholder of IM Ready, LLC.

(7)	Mark X. DiSanto, our director, is the trustee and has sole voting and dispositive power over the shares beneficially owned by the Mark X. DiSanto Investment Trust.

(8)
Marc Fisher has sole voting and dispositive power over the shares beneficially owned by MBF Invest LLC. Marc Fisher is also principal of MBF Licensing, LLC, which is our footwear licensee for the IM Trademarks.

(9)	Mark DiSanto, our director, is the trustee and has sole voting and dispositive power over the shares beneficially owned by the Robert D'Loren Family Trust.

(10)	Seth Burroughs is our Executive Vice President of Business Development and Treasury and Secretary.

(11)
Consists of the shares of Common Stock acquired as consideration pursuant to the Purchase Agreement.  Isaac Mizrahi and Marisa Gardini own 95% and 5% of the outstanding membership interests in IM Ready, respectively.  Mr. Mizrahi has dispositive power over the shares held by IM Ready, but disclaims the shares attributable to the other party’s percentage of ownership. Pursuant to the Voting Agreement, IM Ready and its principals agreed to appoint a person designated by the board of directors of the Company as IM Ready’s irrevocable proxy and attorney-in-fact with respect to the shares of the Company’s common stock to be received by IM Ready in connection with the Merger. Isaac Mizrahi is our Chief Designer of the Isaac Mizrahi Brand.

(12)	Consists of shares of Common Stock issuable upon exercise of Lender Warrants.

(13)	Consists of shares of Common Stock issuable upon exercise of the Agent Warrants.

Except for Rodman & Renshaw, LLC, or as set forth in the footnotes above, or any broker-dealer acting as custodian for IRA investors, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a security holder at any time within the past three years;

-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates; or
-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 2,912,860 shares, including (1) 2,108,132 shares of our common stock, (2) 430,500 shares of common stock issuable upon the exercise of the Investor Warrants, (3) 364,428 shares of common stock issuable upon the exercise of the Lender Warrants and (4) 9,800 shares of common stock issuable upon the exercise of the Placement Agent Warrants.

Each Selling Security holder (the “Selling Security Holder”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Pink Sheets or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Security Holder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the Selling Security Holder to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Security Holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Security Holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Security Holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred incident to the registration of the shares.  We have agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Security Holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Security Holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares have been resold, or (ii) may be resold without regard to any volume or manner-of-sale restrictions pursuant to Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Security Holders or any other person.  We will make copies of this prospectus available to the Selling Security Holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been quoted on the OTCQB marketplace under the ticker symbol “NFBH” since May 7, 2008, and under the ticker “NFBHD” since September 29, 2011 to reflect the Company’s recent reverse stock split. The Company’s common stock had previously been quoted on the OTCB from March 2001 to May 2008.

The table below sets forth the range of quarterly high and low closing sales prices for our common stock for 2010 and 2009. The quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions and do not give effect to the Reverse Split:

YEAR ENDED DECEMBER 31, 2010
First Quarter	$0.008	$0.001
Second Quarter	$0.002	$0.001
Third Quarter	$0.002	$0.001
Fourth Quarter	$0.015	$0.007

YEAR ENDED DECEMBER 31, 2009
First Quarter	$0.001	$0.001
Second Quarter	$0.005	$0.001
Third Quarter	$0.001	$0.001
Fourth Quarter	$0.001	$0.001

Holders

As of October 25, 2011 the number of stockholders of record was approximately 487 (excluding beneficial owners and any shares held in street name or by nominees).

 Dividends

We have not declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future.  The Loan prohibits IM Brands from paying us a dividend or making other cash distributions to us to enable us to pay cash dividends on our common stock.  Furthermore, we expect to retain any future earnings to finance its operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

Transfer Agent and Registrar

Securities Transfer Corporation is currently the transfer agent and registrar for our common stock. Its address is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034. Its phone number is (469) 633-0101.

Securities Authorized for Issuance under Equity Compensation Plans

2005 Stock Option Plan

In March 2005, our board of directors and stockholders adopted our 2005 Stock Option Plan, pursuant to which 9,000,000 shares of common stock on a pre-reverse split basis were reserved for issuance upon exercise of options. We do not intend to grant any future awards under this Plan.

2011 Equity Incentive Plan

As of the closing of the Merger, we assumed the 2011 Equity Incentive Plan (the “Plan”) of Old XCel as approved by Old XCel’s board of directors and stockholders. The purpose of the Plan is to enable us to offer our employees, officers, directors, consultants and others whose past, present and/or potential contributions have been, are or will be important to our success, an opportunity to acquire a proprietary interest in our company. A total of 2,500,000 shares of common stock are eligible for issuance under the Plan. The Plan provides for the grant of any or all of the following types of awards: stock options, restricted stock, deferred stock, stock appreciation rights and other stock-based awards. The Plan will be administered by the board, or, at the discretion of the board of directors, a committee of the board of directors.

The following is certain information about our equity compensation plans as of December 31, 2010:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted– average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity Compensation Plans approved by security holders	576	$728.77	—
Equity Compensation Plans not approved by security holders	—	—	—

DESCRIPTION OF SECURITIES

The following information describes the capital stock and provisions of our certificate of incorporation and bylaws.  This description is only a summary.

General

Our authorized capital stock consists of 200,000,000 shares of common stock at a par value of $.001 per share and 10,000,000 shares of preferred stock at a par value of $.001 per share.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors, and subject to any contractual agreement entered into by any holder of shares. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing a majority of our capital stock issued, outstanding, and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.  Upon liquidation, dissolution, or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.  In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities, or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).  Holders of our common stock have no pre-emptive rights and no conversion rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of the date hereof, there are no shares of Preferred Stock outstanding.  Our board of directors, without further stockholder approval, may issue preferred stock in one or more classes or series as the board may determine from time to time.  Each such class or series shall be distinctly designated.  All shares of any one class or series of the preferred stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative.  The voting powers, designations, preferences, limitations, restrictions and relative rights thereof, if any, may differ from those of any and all other series outstanding at any time.  Our board of directors has express authority to fix (by resolutions adopted prior to the issuance of any shares of each particular class or series of preferred stock) the number of shares, voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series.  The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

Warrants

As part of the Offering, we issued Investor Warrants to purchase 430,500 shares of common stock to investors in the Offering.  The Investor Warrants are exercisable in whole or in part, at an exercise price of $0.01 per share (“Exercise Price”).  The Investor Warrants may be exercised at any time upon the election of the holder, beginning on the date of issuance and ending of the fifth anniversary of the issuance date.  Upon the expiration of the Investor Warrant exercise period, the Investor Warrants will expire and become void and worthless.

In order to exercise the Investor Warrants, the Investor Warrant must be surrendered at our office prior to the expiration of the Investor Warrant exercise period, with the form of exercise appearing with the Investor Warrant completed and executed as indicated, accompanied by payment of the full exercise price for the number of Investor Warrants being exercised. Payment shall be by certified funds or cashier’s check payable to our company. In the case of partial exercise, we will issue a new warrant to the exercising warrant holder, or assigns, evidencing the Investor Warrants which remain unexercised. In our discretion, we may designate a location other than our office for surrender of Investor Warrants in the case of transfer or exercise.

If, one (1) year from the date of issuance there is no effective registration statement registering the shares of common stock underlying the Investor Warrants, the Investor Warrants will be exercisable on a cashless basis. The exercise price and number of shares of common stock to be received upon the exercise of Investor Warrants are subject to adjustment upon the occurrence of certain events, such as stock splits, stock dividends or our recapitalization.  In the event of our liquidation, dissolution or winding up, the holders of Investor Warrants will not be entitled to participate in the distribution of our assets.  Holders of Investor Warrants have no voting, pre-emptive, subscription or other rights of stockholders in respect of the Investor Warrants, nor shall holders thereof be entitled to receive dividends.

We have agreed to register the shares of the common stock underlying the Investor Warrants issued in connection with the Offering, on a registration statement to be filed with the SEC within sixty (60) days after the closing of the Offering and to keep the registration statement effective until the earlier of (i) September 29, 2012 or (ii) until all Registrable Securities covered by such registration statement have been sold, or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144.

Other Options and Warrants

There will also be outstanding (i) the Agent Warrants to purchase 9,800 shares of our common stock, (ii) the Lender Warrants to purchase 364,428 shares of our common stock, (iii) outstanding options and warrants to purchase an aggregate of 1,065 shares of our common stock and (iv) options and warrants granted to certain of our directors, executive officers, employees and licensing agents to purchase an aggregate of 738,750 shares of our common stock.

DESCRIPTION OF BUSINESS

Corporate History

We were incorporated on August 31, 1989 in the State of Delaware under the name Houston Operating Company.  On December 9, 2004, we entered into an acquisition agreement for all of the issued and outstanding capital stock of NetFabric Corporation, and on April 19, 2005, we changed our name to NetFabric Holdings, Inc.

On September 28, 2011, we filed an amendment to our certificate of incorporation and effected a 1 for 520.5479607 reverse stock split.

The Merger

On September 29, 2011, we entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) with XCel Brands, Inc., a privately held Delaware corporation (“Old XCel”), Netfabric Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Acquisition Corp.”), and certain of our stockholders pursuant to which Acquisition Corp. was merged with and into Old XCel, with Old XCel surviving as a wholly-owned subsidiary of the Company (the “Merger”).  Immediately following the Merger, Old Xcel was merged with and into the Company (the “Short Form Merger”) and we changed our name to Xcel Brands, Inc.  Pursuant to the Merger, we acquired all of the outstanding capital stock of Old XCel in exchange for issuing an aggregate of 944,688 shares of Common Stock to Old XCel’s stockholders at a ratio of 9,446.88 shares of Common Stock for each share of Old XCel common stock outstanding at the effective time of the Merger.  As a result of the Merger, Old XCel’s former stockholders and the IM Ready stockholders became our majority stockholders.

Also in connection with the Merger and related transactions, as more fully described herein, we issued (i) 2,759,000 shares of our common stock to IM Ready in satisfaction of Old XCel’s obligations under the Purchase Agreement with IM Ready, 944,688 shares of our common stock to Earthbound in satisfaction of Old XCel’s obligations under the contribution agreement dated [   ] by and between Old XCel, IM Ready, and Earthbound and (ii) 47,132 shares of Common Stock to Mr. Stephen J. Cole-Hatchard, a former director of the Company, or his designees.

Acquisition of the Isaac Mizrahi Business

On May 19, 2011, Old XCel and IM Brands, a wholly-owned subsidiary of Old XCel (together, the “Buyers”), entered into an asset purchase agreement, as amended (the “Purchase Agreement”), with IM Ready, Isaac Mizrahi and Marisa Gardini, pursuant to which the Buyers acquired certain assets of IM Ready, including (i) the “Isaac Mizrahi” brands (including the trademarks and brands “Isaac Mizrahi New York”, “Isaac Mizrahi” and “IsaacMizrahiLIVE”) (collectively, the “IM Trademarks”), (ii) the license agreements between IM Ready and certain third parties related to the IM Trademarks (together with the IM Trademarks, the “Isaac Mizrahi Business”), (iii) design agreements with Liz Claiborne, Inc. and QVC to design the “Liz Claiborne New York” brand for sale exclusively through QVC and (iv) computers, design software, and other assets related to the licensing and design of the IM Trademarks and the design of the Liz Claiborne New York brand.  The parties consummated the asset purchase contemplated by the Purchase Agreement on September 29, 2011.

Pursuant to an agreement between IM Ready and Earthbound (the “Earthbound Agreement”), Earthbound had certain rights related to the IM Trademarks and provided certain design services for IM Ready.  In connection with the consummation of the acquisition of the Isaac Mizrahi Business, Old XCel and Earthbound entered into a contribution agreement (the “Contribution Agreement”) pursuant to which, on the closing of the Merger, Earthbound contributed to us (i) the Earthbound Agreement and (ii) certain assets relating to the operation of the Isaac Mizrahi Business including archives, designs, certain intellectual property rights, software and equipment (the “Earthbound Assets”) in exchange for 944,688 shares of our common stock and also purchased one (1) Unit in the Offering.  The closing of the acquisition of the Isaac Mizrahi Business and Earthbound Assets occurred in conjunction with the consummation of the Merger, after which the Company terminated the Earthbound Agreement.

In addition, IM Ready and Earthbound entered into a services agreement (the “Services Agreement”) pursuant to which Earthbound is providing transitional services for the Isaac Mizrahi Business, for which IM Ready has made a $600,000 payment to Earthbound and agreed to pay an additional $1,500,000 (the “Future Payment”) to Earthbound over five years.  Pursuant to the Purchase Agreement, we assumed IM Ready’s obligations related to the Future Payment.  Additionally, so long as a principal of Earthbound serves as a member on our board of directors (Jeffrey Cohen, a principal of Earthbound, currently serves as a director), Earthbound will have the right to appoint a board observer.

Pursuant to the Purchase Agreement, at the closing, on behalf of the Buyers, we delivered (i) to IM Ready (a) $9,673,568 in cash, (b) a seller note (the “Note”) in the principal amount of $7,377,432 and (c) 2,759,000 shares of our common stock (the “IM Ready Stock Consideration”), and (ii) to an escrow agent $500,000 that the escrow agent will pay to IM Ready upon resolution of certain obligations of IM Ready and Mizrahi (together, the “Closing Consideration”).  We also pre-paid $122,568 of interest on the Note on the closing and agreed to include up to 1,200,000 of the shares of the IM Ready Stock Consideration in this prospectus.

The Note accrues no additional interest other than the interest we pre-paid, and  initially matures three years from the closing of the acquisition (the “Maturity Date”) subject to extension as described below (the date to which the maturity date of the Note is extended is referred to as the “Subsequent Maturity Date”).  We have the right to pay the Note at the Maturity Date or, subject to the following conditions, in shares of common stock.  If we elect to repay the outstanding principal amount of the Note on the Maturity Date by issuing shares of common stock, the number of shares issuable will be obtained by dividing the principal amount of the Note then outstanding by the greater of (i) the fair market value of our common stock on the Maturity Date and (ii) $4.50 subject to certain adjustments; provided, however, that if the fair market value of our common stock is less than $4.50 as adjusted, IM Ready will have the option to extend the maturity of the Note to the Subsequent Maturity Date. If the maturity date of the Note is so extended, IM Ready will have the option to convert the Note into common shares based on the greater of (i) the fair market value of our common stock on the Maturity Date and (ii) $4.50 subject to certain adjustments; provided, however, that if the fair market value of our common stock is less than $4.50 as adjusted.  If the maturity date of the Note is extended, we will also have the option to repay the outstanding principal amount of the Note on the Subsequent Maturity Date in cash or by issuing the number of shares of common stock obtained by dividing the principal amount of the Note outstanding on the Subsequent Maturity Date by the fair market value of our common stock on the Maturity Date.  In addition, at any time the Note is outstanding, we have the right to convert the Note, in whole or in part, into the number of shares of common stock obtained by dividing the principal amount to be converted by the fair market value of our common stock at the time of the conversion, so long as the fair market value of our common stock is at least $4.50.

In addition to the Closing Consideration and the escrowed funds, IM Ready is eligible to earn additional shares of common stock with a value of up to $7,500,000 (the “Earn-Out Value”) each year for the four consecutive years starting on October 1, 2011, with the number of shares to be issued based upon the greater of (i) $4.50 and (ii) average stock price for the last twenty days in such period and with such earn-out payment contingent upon the Isaac Mizrahi Business achieving the royalty targets set forth below during those years.

ROYALTY TARGET PERIODS	ROYALTY TARGET	EARN-OUT VALUE

October 1, 2011 to September 30, 2012	$16,000,000	$7,500,000
October 1, 2012 to September 30, 2013	$20,000,000	$7,500,000
October 1, 2013 to September 30, 2014	$22,000,000	$7,500,000
October 1, 2014 to September 30, 2015	$24,000,000	$7,500,000

IM Ready will receive a percentage of the Earn-Out Value based upon the percentage of the actual net royalty income of the Isaac Mizrahi Business to the royalty target as set forth below.

APPLICABLE PERCENTAGE	% OF EARN-OUT VALUE EARNED
Less than 76%	0%
76% up to 80%	40%
80% up to 90%	70%
90% up to 95%	80%
95% up to 100%	90%
100% or greater	100%

IM Ready will also be eligible to earn up to $2,765,500, payable in cash or common stock, at our option, contingent upon the Isaac Mizrahi Business receiving aggregate net royalty income of at least $2,500,000 from QVC, Inc. in the twelve month period ending on September 30, 2015 based upon the greater of (x) $4.50 and (y) fair market value of our common stock at the time of such issuance. Additionally, if the Isaac Mizrahi Business receives less than a net royalty income target specified in the Purchase Agreement during the 12-month period ending September 30, 2012, IM Ready will be obligated to remit to the Buyers the difference between the net royalty income received and such target in cash or through a reduction of the principal amount of the Note.

Pursuant to a voting agreement entered into in connection with the Purchase Agreement (“Voting Agreement”), IM Ready agreed to appoint a person designated by our board of directors as IM Ready’s irrevocable proxy and attorney-in-fact with respect to the shares of our common stock received by IM Ready in connection with the Purchase Agreement and Merger. The proxy holder shall vote in favor of matters recommended or approved by our board of directors.

Pursuant to a lock-up agreement entered into in connection with the Purchase Agreement (“Lock-up Agreement”), IM Ready agreed that during the six (6) months from the Closing Date, in the case of the IM Ready Stock Consideration, or during the twelve (12) months from the date any additional shares are issued to IM Ready pursuant to the Purchase Agreement (collectively, the “Lock-up Shares”), IM Ready may not offer, sell, pledge, hypothecate, grant an option for sale or otherwise dispose of, or transfer or grant any rights with respect to, any of the Lockup Shares, except with respect to up to 1,200,000 of the IM Ready Stock Consideration which we agreed to include in the registration statement of which this prospectus is a part.  With respect to any shares received by IM Ready as consideration under the Purchase Agreement, other than as IM Ready Stock Consideration, upon the expiration of the initial 12-month period, the lock-up restrictions on transfer shall lapse with respect to 25% of the Lockup Shares. Additionally, on the first day of each of the next three quarters, the restrictions on transfer shall lapse with respect to an additional 25% of the Lockup Shares.

Business Overview

We engage in the acquisition, design, licensing, and marketing of consumer brands. Sales of consumer branded products in recent years face pressure from a number of factors including:

•	consumer loyalty based on the number of brands in the marketplace and highly fragmented advertising channels,

•	differentiation of product, and

•	the rising costs of commodities which result in product price inflation.

Based upon these factors, we believe retailers in the three primary retail distribution channels (Bricks-and-Mortar (i.e. stores and other physical locations), Internet, and Direct-Response Television) are increasingly seeking to capture sales by carrying proprietary brands with existing media presence and/or consumer awareness, and/or offering consumers products with differentiated design and value. Given these market trends, our initial focus is on the acquisition of brands that generate consumer awareness that we can promote through Direct-Response Television (including QVC, Inc. and/or the Home Shopping Network), Bricks-and-Mortar retailers and the Internet. We also plan to focus on differentiating our brands with design through in-house design teams and by leveraging our licensees’ design teams and experience, as appropriate. We seek to acquire brands which we believe fits our business model and operating expertise and can be successfully marketed under this strategy.

We operate in a “working capital light” business model, licensing the brands it owns and generating royalty and design revenues through wholesale and direct-to-retail licenses. We do not currently plan to manufacture products, or open Bricks-and-Mortar retail stores. By partnering with licensing partners who have significant expertise in designing, sourcing, and selling products through wholesale and retail distribution channels, we therefore intend to focus our operations on licensing our brands, providing design direction and in certain cases, product designs to our licensees, coordinating merchandising among our licensees, marketing through conventional means (advertising, public relations) and social media campaigns, and seeking additional brands to acquire. This model minimizes the need for the Company to spend significant amounts on capital expenditures or inventory purchases related to the brands it owns.

Our first acquisition was our acquisition of the Isaac Mizrahi Business, which consists of the IM Trademarks (which include the brands “Isaac Mizrahi New York”, “Isaac Mizrahi”, and “IsaacMizrahiLIVE”). We believe that because of the strong consumer awareness of the IM Trademarks and existing relationship between IM Ready and QVC, who is the largest Direct-Response Television company in the United States, the acquisition fits well within the Company’s strategy. Through and in connection with the acquisition of the Isaac Mizrahi Business and the Earthbound Assets, we acquired certain assets that we utilizes in our operations, including design software and equipment, assumed an office lease that it uses as our primary office, and employs Isaac Mizrahi as well as certain designers and other employees who operated the Isaac Mizrahi Business prior to the acquisition.

As a result of our acquisition of the Isaac Mizrahi Business and completion of the Merger, our operations primarily consist of (i) licensing, (ii) design, (iii) marketing, and (iv) seeking future acquisitions of intellectual property.

Licensing Business

As a result of our acquisition of the Isaac Mizrahi Business, our licensing activities focus on licensing the IM Trademarks, providing design support to licensees of the IM Trademarks where appropriate, and coordinating merchandising between our various licensees. We intend to conduct marketing, advertising, public relations, and social media campaigns for the Isaac Mizrahi Business, and will coordinate such activities with our licensees as we determine to be appropriate. We anticipate providing such services for future brands that we may acquire as well.

As part of the acquisition of the Isaac Mizrahi Business, we (through IM Brands) acquired a direct-to-retail license agreement with QVC that was entered into in January 2009 (the “Original QVC Agreement”) and amended and restated on September 29, 2011 in connection with our acquisition of the Isaac Mizrahi Business (as amended, the “QVC Agreement”).  Pursuant to the QVC Agreement, we design and QVC sources and sells various products under the “IsaacMizrahiLIVE” brand in exchange for a royalty based upon Net Retail Sales of products (as defined in the QVC Agreement). The IsaacMizrahiLIVE licensing program launched on QVC in 2010, and currently includes the sale of products across various categories including apparel, footwear, handbags, jewelry, accessories, kitchen, soft home, and food through QVC’s television media and related Internet sites primarily in the United States.

The QVC Agreement that we entered into on September 29, 2011 provided for, among other things, QVC removing certain restrictions that it previously had on the IM Trademarks (aside from the “IsaacMizrahiLIVE” trademarks which QVC retained the exclusive rights to across all means and media), the payment to QVC of certain amounts on the closing of the acquisition and our agreement to pay to QVC (or its designee) a percentage of the royalties we receive from our other licensees, and QVC permitting us to promote our bricks-and-mortar collections on QVC subject to certain terms and restrictions. We also agreed to provide QVC with a key-man life insurance policy to provide payment to QVC in the event of a death of Isaac Mizrahi.

During the nine months prior to the Closing Date, the management of Old XCel procured several licensing agreements on our behalf that generally became effective as of October 1, 2011, and with the terms of the agreements generally ranging from three to six years with renewal options. Old XCel and/or we also engaged and plan to engage other agents to introduce potential licensing partners to us, for which we will pay a commission based on a percentage of the royalties under such license agreements based on market licensing agent rates. As a result, IM Brands currently has license agreements in effect for the IM Trademarks for the following categories:

•	Footwear
•	Handbags and Cold Weather Accessories
•	Fragrance, Home Fragrance, and Bath and Body
•	Timepieces
•	Sunwear, Eyewear and Reading Glasses
•	Socks and Hoisery
•	Women's Intimate Apparel including Shapewear, Sleepwear, and Loungewear
•	Dinnerware including accessories and mugs (in ceramic, stoneware, porcelain, Melamine and Melacore), Glassware, Flatware, Cutlery, Cookware, Bakeware, Kitchen Gadgets and Melamine.

•	Home - Picture Frames
•	Home - Window Treatments (Curtains, Panels, Valences, Window Scarves, Kitchen Curtains and Decorative Window Hardware)
•	Home – Bedding, Towels, and other Bath Linens
•	Home - Table Linens including Table Cloths, Fabric Napkins, Placemats, and Table Runners and Napkin Rings
•	Bridal
•	Infant Apparel

Our license agreements provide for aggregate guaranteed minimum royalties and other guaranteed payments of approximately $12.0 million in 2012, $13.6 million in 2013 and $15.4 million in 2014 (assuming renewal of LCNY Agreement described below).

Additionally, we are in negotiations and/or discussions with licensees to license the IM Trademarks from IM Brands in additional categories, including sportswear, denim, dresses,  jewelry, furniture, paper products, pet food and products and other categories. While many of the new and proposed licensing agreements will likely require us to provide seasonal design guidance, most of our new and prospective licensing partners have their own design staff, and we therefore expect to have low incremental overhead related to expanding our licensing business. We will endeavor, where possible, to require licensees to provide guaranteed minimum royalties under their license agreements.

Design Services

We provide design services to certain of our licensees, and in some cases, to select brands owned by third parties. We intend to provide seasonal design guidance (such as style guides) and product approvals for our licensees, but in general with the exception of the QVC Agreement and LCNY Agreement, the design of products is expected to be completed by the licensees. Under the QVC Agreement, we are required to provide product designs to QVC for the “IsaacMizrahiLIVE” brand.

In connection with the acquisition of the Isaac Mizrahi Business, IM Brands assumed and entered into an amended and restated agreement with Liz Claiborne (the “LCNY Agreement”) under which IM Brands provides design services to Liz Claiborne, Inc. for the Liz Claiborne New York brand which is sold exclusively through QVC, in exchange for 25% of the royalties that Liz Claiborne, Inc. receives from QVC pursuant to a separate license agreement by and between Liz Claiborne, Inc. and QVC.  IM Brands also assumed an agreement with QVC whereby IM Brands will receive an annual design fee from QVC for the term of the LCNY Agreement, which fee is intended to cover certain of our design expenses related to the Liz Claiborne New York brand. The initial term of the LCNY Agreement expires July 31, 2013.

In order to provide the design services for the IM Trademarks and under the LCNY Agreement, we employ a design team.

Although we do not currently expect to offer design services to third-parties other than under the LCNY Agreement, given our design capabilities and relationships with QVC, we may consider appropriate opportunities to leverage our resources to provide design services or other resources to selected brands that are not owned by us in the future.

Marketing

We believe that marketing is a critical element to maximize brand value to our licensees and the Company.  Therefore, we provide marketing and public relations support for the brands we own which currently primarily consist of the IM Trademarks. Our efforts  may include traditional public relations efforts and media and event appearances by Isaac Mizrahi in order to generate press around the IM Trademarks, maintaining and providing content for a website for the “Isaac Mizrahi” brand and/or other IM Trademarks, and organizing social media campaigns aimed at promoting sales of products licensed under the IM Trademarks.

Our marketing efforts currently focus on social media campaigns conducted primarily through (i) Twitter campaigns both through Isaac Mizrahi personally and by our employees, (ii) Facebook campaigns, and (iii) blogs, videos, and other internet content that all updated regularly. We also work with QVC to leverage QVC’s Internet resources including discussion boards, Facebook and Twitter campaigns, and QVC’s website where we are able to directly interact with QVC’s customers. Additionally, QVC has developed an application for the I-Phone and I-Pad to enable customers to browse and purchase products under the “IsaacMizrahiLIVE” brand. We plan to continue and enhance such marketing efforts to promote sales under the IM Trademarks. We do not currently promote the IM Trademarks through print or other traditional advertising, however we will endeavor to require licensees where possible to contribute an advertising royalty to IM Brands under their license agreements, and will use such monies to further promote the Isaac Mizrahi brands as we deem appropriate. Certain of IM Brands’ licensees may be required to, or elect to, provide advertising or marketing for the IM Trademarks under their license agreements with IM Brands. In most cases, we will work with our licensees on such marketing activities as appropriate. As we acquire additional brands, we will seek to expand our marketing efforts to address the specific needs of such acquired brands.

Competition

The IM Trademarks are, and additional brands that we may acquire will be, subject to extensive competition from various domestic and foreign brands.  The IM Trademarks and any acquired brand will likely have many competitors within each of its specific distribution channels that span a broad variety of product categories, including the apparel, footwear, accessories, home furnishings and décor, food products, and sporting goods industries. These competitors have the ability to compete with us and our licensees in terms of fashion, quality, price, products and/or marketing.

In addition, we face competition to retain licenses and to complete the acquisitions of additional brands. Companies owning established brands may decide to enter into licensing arrangements with retailers similar to the ones we currently have in place, thus creating direct competition. Similarly, the retailers to which we currently, or may otherwise, licenses our brands, may decide to develop or purchase brands rather than enter into license agreements with us.  We also compete with traditional apparel and consumer brand companies and with other brand management companies for acquisitions.

Trademarks

Pursuant to the Purchase Agreement, we, through IM Brands, acquired the IM Trademarks. These trademarks and associated marks are registered or pending registration with the U.S. Patent and Trademark Office in block letter and/or logo formats, as well as in combination with a variety of ancillary marks for use with respect to a variety of product categories, including apparel, footwear and various other goods and services, including in some cases, home furnishings and decor. We intend to renew these registrations as appropriate prior to expiration. In addition, we register our trademarks in certain other countries and regions around the world as we deem appropriate.

We monitor on an ongoing basis unauthorized use and filings of our trademarks, and we rely primarily upon a combination of federal, state, and local laws, as well as contractual restrictions to protect our intellectual property rights both domestically and internationally.

Recent Events

Private Placement

Simultaneously with the closing of the Merger (the “Closing Date”), pursuant to a Subscription Agreement (the “Subscription Agreement”) between us and certain accredited investors (the “Investors”) named in the Subscription Agreement, we completed the Offering, raising proceeds of $4,305,000, through the sale of 8.61 units (each, a “Unit,” and collectively, the “Units”), each Unit consisting of One Hundred Thousand (100,000) shares of common stock and an Investor Warrant to purchase Fifty Thousand (50,000) shares of common stock, at an exercise price of $0.01 per share at a price of $500,000 per Unit.  Certain executive officers and their affiliates purchased 4.25 Units in the Offering on the same terms and conditions as other Investors (the “Insider Participation”).

The Investor Warrants may be exercised at any time upon the election of the holder, beginning on the date of issuance and ending on September 29, 2016. If, one (1) year from the date of issuance there is no effective registration statement registering the shares of common stock underlying the Investor Warrants, the Investor Warrants will be exercisable on a cashless basis. The exercise price and number of shares of common stock to be received upon the exercise of Investor Warrants are subject to adjustment upon the occurrence of certain events, such as stock splits, stock dividends or our recapitalization.  In the event of our liquidation, dissolution or winding up, the holders of Investor Warrants will not be entitled to participate in the distribution of our assets.  Holders of Investor Warrants have no voting, pre-emptive, subscription or other rights of stockholders in respect of the Investor Warrants, nor shall holders thereof be entitled to receive dividends.

In connection with the Offering, we issued to Rodman & Renshaw, LLC or its designees, for placement agent services and for nominal consideration, five-year warrants (the “Agent Warrants”) to purchase 9,800 shares of common stock, exercisable at any time at a price equal to $5.50 per share.

We have agreed to register the shares of our common stock and the shares underlying the Investor Warrants issued in connection with the Offering, in the registration statement of which this prospectus is a part within sixty (60) days after the final closing of the Offering (the “Filing Date”) and keep the registration statement effective until the earlier of (i) September 29, 2012 or (ii) until all securities covered by such registration statement have been sold, or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144.

The Agent Warrants have registration rights similar to the registration rights afforded to the Investors and are included in this registration statement of which this prospectus is a part.

We agreed to include up to 1,200,000 of the shares of our common stock issuable to IM Ready on the Closing Date in the registration statement, and such shares are included in this registration statement of which this prospectus is a part.

We granted to certain of the executive officers pursuant to their individual employment agreements piggy-back registration rights with respect to the shares of our common stock issuable upon exercise of the executive warrants. These individuals have, however, agreed not to include such shares in the registration statement of which this prospectus is a part.

We granted to the holders of the Lender Warrants (as defined herein) piggy-back registration rights with respect to the shares of our common stock issuable upon exercise of the Lender Warrants and the shares issuable upon exercise of the Lender Warrants are included in the registration statement of which this prospectus is a part.

Term Loan

On the Closing Date, IM Brands entered into a five year senior secured term facility (the “Loan”) with the Lenders and MidMarket, as administrative agent, in the aggregate principal amount of $13,500,000, the net proceeds of which, together with the net proceeds of the Offering, were used to purchase the Isaac Mizrahi Business (as defined herein), pay $1,500,000 to QVC, Inc. under the QVC Agreement (as defined herein), to pay certain fees and expenses of the acquisition of the Isaac Mizrahi Business, the Merger and the Offering and for general working capital purposes. The Loan is secured by all of the assets and membership interests of IM Brands, and is guaranteed by the Company.  On the Closing Date, we also paid a closing fee of $405,000 to MidMarket, equal to 3% of the committed amount.

The principal amount of the Loan is payable quarterly as follows:  0% following the closing until January 5, 2013, 2.5% on January 5, 2013 through October 5, 2013; 3.75% on January 5, 2014 through October 5, 2014; 6.25% on January 5, 2015 through October 5, 2015; 12.5% on January 5, 2016 through the maturity date, which is the date that is 5 years after the closing date.

The interest rate on the Loan is a fixed rate of 8.5%, payable in cash.

Optional Prepayment.  IM Brands may prepay the Loan in whole or in part in increments of $500,000, provided that IM Brands pay the following premium in connection with the prepayment:

Period	Applicable Premium
First year following the Closing	3%
Second year following the Closing	2%
Third year following the Closing	1%
Fourth year following the Closing	0%

Mandatory Prepayments.  IM Brands is required to prepay the Loan under the following conditions:  (1) if certain indebtedness is incurred by the Company; (2) if IM Brands undertakes certain asset sales or sales of capital stock, with limited exceptions; or (3) if there is a payment of the benefits of the Isaac Mizrahi life insurance policy.

Excess Cash Flow Sweep.  In addition to the Mandatory Prepayments described above, if for any fiscal year ending on or subsequent to December 31, 2012, there is excess cash flow (as defined in the Loan agreements) for such year, then on the payment date following the end of such year, IM Brands is required to make a principal payment on the Loan equal to the lesser of (i) 50% of the excess cash flow or (ii) the positive result of the unencumbered cash and cash equivalents of the Company minus the greater of (x) the Excess Liquidity required to be maintained by IM Brands and (y) $3,000,000.

Financial Covenants.  So long as the Loan remains unpaid or unsatisfied, IM Brands shall not, and shall not permit any of its subsidiaries to, directly or indirectly:

1.	Minimum Liquidity. Permit Excess Liquidity to be less than the amount set forth below during each applicable period set forth below:

Fiscal Quarter	Excess Liquidity
Closing Date through December 31, 2011	$1,500,000
January 1, 2012 through March 31, 2012	$1,750,000
April 1, 2012 through June 30, 2012	$2,250,000
July 1, 2012 through September 30, 2012	$2,750,000
October 1, 2012 through June 30, 2013	$3,000,000
July 1, 2013 through September 30, 2013	$3,250,000
October 1, 2013 through March 31, 2014	$3,500,000
April 1, 2014 through June 30, 2014	$3,750,000
July 1, 2014 and thereafter	$4,000,000

2.	Capital Expenditures. Permit the aggregate amount of Capital Expenditures to exceed $400,000 (whether or not financed) for any period of four fiscal quarters of IM Brands.

3.
Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of each of the fiscal quarters ending on the dates (or for the periods) set forth for the period of four fiscal quarters ending on such dates (or for the periods) below to be less than the ratio set forth below opposite such period:

Trailing Four Fiscal Quarters Ending	Minimum Fixed Charge Coverage Ratio
September 30, 2012 and December 31, 2012	1.90 to 1.00
March 31, 2013 and June 30, 2013	1.60 to 1.00
September 30, 2013, December 31, 2013, March 31, 2014, June 30, 2014 and September 30, 2014	1.50 to 1.00
December 31, 2014 and March 31, 2015	1.30 to 1.00
June 30, 2015 and thereafter	1.15 to 1.00

4.
Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio as of the end of each of the fiscal quarters ending on the dates (or for the periods) set forth for the period of four fiscal quarters ending on such dates (or for  the periods) below to be greater than the ratio set forth below opposite such period:

Trailing Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
September 30, 2012 and December 31, 2012	3.50 to 1.00
March 31, 2013	3.30 to 1.00
June 30, 2013 and September 30, 2013	3.00 to 1.00
December 31, 2013	2.75 to 1.00
March 31, 2014	2.25 to 1.00
June 30, 2014 and thereafter	2.00 to 1.00

5.
Minimum Consolidated EBITDA.  Permit Consolidated EBITDA as of the end of each of the fiscal quarters ending on the dates set forth for the period of four fiscal quarters ending on such dates below to be less than the amount set forth opposite such quarter in the table below; provided that for the fiscal quarters ended on December 31, 2011, March 31, 2012 and June 30, 2012, such periods shall be one fiscal quarter, two fiscal quarters and three fiscal quarters, respectively:

Fiscal Quarter	Consolidated EBITDA
December 31, 2011	$250,000
March 31, 2012	$1,250,000
June 30, 2012	$2,500,000
September 30, 2012	$4,000,000
December 31, 2012 and March 31, 2013	$4,250,000
June 30, 2013	$4,500,000
September 30, 2013	$4,750,000
December 31, 2013 and thereafter	$5,000,000

At the closing of the Loan, we issued the Lender Warrants to purchase 364,428 shares of our common stock, representing 5% of the common stock outstanding as of the Closing Date on a fully diluted basis, to the Lenders.  The warrants have an exercise price of $0.01 and contain a cashless exercise provision.  We granted to the holders of the Lender Warrants piggy-back registration rights with respect to the shares of our common stock issuable upon exercise of the Lender Warrants.

Employees

As of October 25, 2011, we have 30 full-time employees. Of these employees, five are named executive officers of the Company. None of our employees are represented by a labor union.

Properties

Our principal executive offices are located at 475 Tenth Avenue, 4th Floor, New York, NY 10018.   Pursuant to the Purchase Agreement, we assumed a lease for such office of approximately 18,500 square feet of office space which lease is guaranteed by IM Brands.  Our base office rental expense on a monthly basis is approximately $44,000, plus annual increases to $51,076 during the last year of the lease, taxes and other fees payable under the lease. We provided a cash security deposit pursuant to the terms of the office lease for $175,000. In the event that Isaac Mizrahi ceases to be an employee, we may be required to increase the amount of the security deposit or stand-by letter of credit in an amount equal to up to six months of the then-current rent in exchange for the landlord removing Isaac Mizrahi as guarantor under the office lease. The office lease term expires in June 2016. We currently do not, and do not plan to, own any real property.

Government Regulation

We are subject to federal, state and local laws and regulations affecting our business, including those promulgated under the Occupational Safety and Health Act, the Consumer Product Safety Act, the Flammable Fabrics Act, the Textile Fiber Product Identification Act, the rules and regulations of the Consumer Products Safety Commission and various environmental laws and regulations. We believe that we are in compliance in all material respects with all applicable governmental regulations.

Legal Proceedings

To the best of our knowledge, there are no material pending legal proceedings to which we are a party or of which any of our property is the subject.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of the Isaac Mizrahi Licensing Business (A division of IM Ready-Made, LLC) (the “Isaac Mizrahi Business”) for the years ended December 31, 2010, December 31, 2009 and for the six months ended  June 30, 2011 and 2010 should be read in conjunction with the Selected Financial Data, the financial statements of the Isaac Mizrahi Business, and the notes to those financial statements that are included elsewhere in this prospectus. All statements other than statements of historical fact, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements.  We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “ongoing,” “could,” “estimates,” “expects,” “intends,” “may,” “appears,” “suggests,” “future,” “likely,” “goal,” “plans,” “potential,” “projects,” “predicts,” “should,” “would,” or “will” or the negative of these terms or other comparable terminology.  Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  Moreover, we operate in a very competitive and rapidly changing environment.  New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.  All forward-looking statements included in this document are based on information available to us on the date hereof, and we assumes no obligation to update any such forward-looking statements

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus.  Before you invest in our securities, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price.  Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

Overview

Old Xcel was incorporated in Delaware on September 23, 2010 for the purpose of acquiring the Isaac Mizrahi Business. On May 19, 2011, the Buyers entered into the Purchase Agreement with IM Ready, Isaac Mizrahi and Marisa Gardini, as amended, pursuant to which the Buyers acquired the Isaac Mizrahi Business in conjunction with the consummation of the Merger and Short Form Merger on September 29, 2011.

Prior to our acquisition of the Isaac Mizrahi Business, the business was a division of IM Ready, separate and apart from IM Ready’s other business divisions. The Isaac Mizrahi Business is a licensing and design services business which consists of certain assets of IM Ready, including (i) the IM Trademarks, (ii) the license agreements between IM Ready and third parties related to the IM Trademarks, (iii) design agreements with Liz Claiborne and QVC to design the “Liz Claiborne New York” brand for sale exclusively at QVC, and (iv) computers, design software, and other assets related to the licensing and design of the IM Trademarks and the design of the Liz Claiborne New York brand.  The Isaac Mizrahi Business’ model allows it to focus on its core competencies of managing, marketing and design services without many of the risks and investment requirements associated with a more traditional operating company.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based on the financial statements that are included elsewhere in this prospectus and presents the assets acquired and liabilities assumed of the License Business, and its revenues and direct expenses accounted for in conformity with accounting principles generally accepted in the United States (“GAAP”) and derived from the accounting records of IM Ready.

The Isaac Mizrahi Business financial statements have been prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission.  Statements of assets acquired and liabilities assumed and statements of revenues and direct expenses have been included in this report in lieu of full financial statements because the preparation of full financial statements was determined to be impracticable as it would have required significant assumptions that cannot be substantiated. Full financial statements for the Isaac Mizrahi Business have never been prepared and IM Ready did not maintain separate books, records and accounts necessary to present full financial statements for the Isaac Mizrahi Business. Accordingly, The Isaac Mizrahi Business is not a separate legal entity and thus its results from the statements of revenues and direct expenses are not necessarily indicative of the results of operations that would have occurred if the Isaac Mizrahi Business had been operated as a separate entity.

The preparation of these financial statements required IM Ready’s management to make estimates and judgments that affected the reported amounts of assets, liabilities and expenses. They based their estimates on historical experience and on various other assumptions that they believed to be reasonable under the circumstances, the results of which form the basis for making judgments that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Revenue is recognized when earned and recorded in the applicable period or date.  Revenue is essentially earned when the Isaac Mizrahi Business has substantially met is obligations to be entitled to the benefits represented by the revenue.  The Isaac Mizrahi Business’ policy is to analyze all revenue sources and understand the nature and structure of these revenue sources and indentify the related events, in management’s judgment, that satisfies revenue recognition standards.

The primary business is licensing and managing the Isaac Mizrahi brand and namesake.  The Isaac Mizrahi Business provides the use of its proprietary trademarks and design and style guide services to third parties (the “Licensees”).  The Isaac Mizrahi Business does not own inventory and does not assume any liabilities or obligations of its licensees.

The Isaac Mizrahi Business has two types of revenues.  The first is royalties based on product sales and the other is design service fees based on services provided.

Royalty revenue recognition is based on minimum royalties and additional revenues based on a percentage of defined sales.  Minimum royalty revenue is recognized on a straight-line basis over each period, as defined in each license agreement.  Royalties exceeding the defined minimum amounts are recognized as income during the period that corresponds to the licensee’s sales.

Design service fees are recorded and recognized in accordance with the terms and conditions of each design fee contract, including the Isaac Mizrahi Business meeting its obligations and providing the relevant services under each contract.  Generally this is recording on a straight line basis each base fee as stated in each design fee service agreement for the covered period and, if applicable  recognizing additional payments in the period that it applies to.

Cash Flow and Liquidity

All cash flow requirements for the Isaac Mizrahi Business were funded by IM Ready, and cash management functions were not performed at the Isaac Mizrahi Business level. The Isaac Mizrahi Business did not maintain a separate cash account and it is not possible to determine the cash flows directly attributable to the Isaac Mizrahi Business.

Property and Equipment

Property and equipment are carried at cost.  Depreciation and amortization are computed on the straight-line method over the following estimated useful lives of the related assets, which range from five to seven years for equipment and furniture and leasehold improvements are amortized over the shorter of the economic useful life of the improvement or the lease period. Maintenance and repairs are charged to operations, while betterments and improvements are capitalized.

Income Taxes

The Isaac Mizrahi Business is not a reporting entity for income tax purposes, and accordingly, the financial statements have not provided for income taxes.

Summary of revenue and direct expenses results

The Isaac Mizrahi Business had excess revenues over direct expenses of $5,072,000 for 2010 as compared to excess revenues over direct expenses of $5,005,000 for 2009.

The Isaac Mizrahi Business had excess revenues over direct expenses of $2,838,000 for the six months ended June 30, 2011 as compared to excess revenues over direct expenses of $1,317,000 for the six months ended June 30, 2010.

Revenues and direct expense results for the Six Months Ended June 30, 2011 and June, 2010

Revenue – Licensing and design service fees for the six months ended June 30, 2011 increased to $5,789,000 from $3,522,000 for the six months ended June 30, 2010. The increase in revenue was attributable to the (i) QVC agreement effective third quarter of 2010 resulting in increased QVC royalties of $1,895,000, (ii) $400,000 increase in Liz Claiborne primarily related to royalty payments effective in December 2010 and (iii) partially offset by the decrease in design service income of $42,000 relating to Liz Claiborne.

 Expenses – Total expenses for the six months ended June 30, 2011 increased to $2,951,000 from $2,205,000 for the six months ended June 30, 2010.  The primary driver of the increase in expenses was the increase in direct operating expenses related to the license agreement with QVC that commenced in 2010.

•
Direct operating costs increased for the six months ended June 30, 2011 to $1,543,000 compared with $811,000 for the six months ended June 30, 2010. This increase mostly relates to the QVC license agreement whereby the Isaac Mizrahi Business outsourced part of the management of the license to Earthbound and incurred other additional operating costs relating to the new agreements combining for additional costs of $732,000.

•	Administrative costs increased by $12,000 for the six months ended June 30, 2011 compared with the six months ended June 30, 2010.

•	Depreciation and amortization expenses remained flat at approximately $140,000 for each six month period.

Revenues and direct expense results for the Years Ended December 31, 2010 and December 31, 2009

Revenues – Licensing and design service fees for 2010 increased to $9,796,000 from $7,639,000 for 2009. The primary driver of the increase in revenue from 2009 to 2010 was related to the license agreement with QVC that commenced in 2010 (offset by the decrease in Liz Claiborne design fees discussed below).  Royalty income for 2010 was $6,349,000 compared with $337,000 in 2009.  The QVC license agreement accounted for almost 94% of the 2010 royalty income.  Partially offsetting the increase in royalty income is the reduction in design service of income to $3,448,000 in 2010 from $7,301,000 in 2009.  This occurred as a result of the restructuring of the Liz Claiborne design service agreement in October 2009. As a result of the restructuring, the Isaac Mizrahi business received a one-time fee of $9,000,000, reduced base design fees from $4.0 million per annum to $1.1 million per annum, and changed the sales channel from a broad retail sales distribution strategy to a QVC exclusive program.  The Isaac Mizrahi Business receives a 2% royalty of net retail sales on QVC for Liz Claiborne products in addition to the design services fees (this amounted to $376,000 in 2010 as compared to $0 received in the same period of the prior year.

Expenses – Total expenses in 2010 increased to $4,724,000 from $2,634,000 in 2009.The primary driver of the increase in expenses from 2009 to 2010 was the increase in direct operating expenses related to the license agreement with QVC that commenced in 2010.

•
Direct operating costs increased in 2010 to $2,828,000 compared with $720,000 in 2009. The driver behind this increase mostly relates to the commencement of the QVC license agreement whereby the Isaac Mizrahi Business outsourced part of the management of the license to Earthbound and incurred other additional operating costs relating to the new agreement combining for an additional costs of $1.8 million.  Other additional direct operating costs related to the change in Liz Claiborne’s sales channel increasing costs by approximately $300,000 from 2009 to 2010.

•	Administrative costs decreased by $42,000 in 2010 from 2009, mostly attributed to the Isaac Mizrahi Business being managed more efficiently.

•	Depreciation and amortization expenses increased to $281,000 from $257,000 as a result of additional leasehold improvements completed in 2010.

Trend information discussion

The Isaac Mizrahi Business has averaged $8.7 million of revenues and $5 million of operating margin (excess revenues over direct expenses) for the past two fiscal years.  As stated above, the Isaac Mizrahi Business has moved towards higher royalty revenues and less design service fees.  Royalty revenues have been primarily dependant on product sales on QVC.  Following our acquisition of the Isaac Mizrahi brand, new license agreements became effective for the Isaac Mizrahi brand, which are expected to increase overall revenues.  In addition, we are looking to expand product offerings and increase licensed royalty revenue by adding new product categories and entering into new licensed agreements.   As we add new licenses, we will reduce QVC licensed revenue concentration.

The termination of the Earthbound Agreement is expected to have minimal effect on direct expenses and operating margins for the short term.  Direct expense savings will be realized by us as license royalty revenues increase and the incremental direct costs are expected to be minimal compared with the fee structure under the Earthbound Agreement.

Upon the acquisition of the Isaac Mizrahi Business, we became required to report on a pro-forma basis comparative financial statements pre and post closing of the Isaac Mizrahi Business.  We incurred expenses relating to the acquisition.  In accordance with Financial Accounting Standards Boards ASC 805-10-55-12 these expenses are expensed when incurred.  Although these expenses are directly related to the acquisition of the Isaac Mizrahi Business, and are considered non-recurring, they could have a material impact on the results from operations for the current period.

Liquidity and Capital Resources

After giving effect to the receipt of proceeds from the Loan and the Offering and the consummation of the acquisition of the Isaac Mizrahi Business and the Merger and related payments and fees and expenses, we had approximately $3.7 million of working capital.  As part of the financing for the acquisition, we incurred $13.5 million of senior debt and issued the $7,377,432 principal amount Note to IM Ready.  For the next twelve months, we expect to be cash flow positive from operations.  Furthermore, we expect to have adequate working capital to meet our operating needs, debt service obligations and capital expenditure needs for the next twelve months.

Loan

See the description of the Loan beginning on page 30 of this prospectus.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Our consolidated financial statements and supplementary financial data are included in this report beginning with page F-1.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Arik Eshel, CPA & Associates (“Arik”) served as our independent auditor in connection with the audits ofour financial statements for the fiscal years ended December 31, 2010 and 2009, and review of the subsequent interim period through June 30, 2011.  In connection with the Merger, our board of directors recommended and approved the appointment of Rothstein Kass & Company, P.C. (“Rothstein Kass”) as our independent auditor.  Rothstein Kass audited the financial statements of the Isaac Mizrahi Business for the fiscal years ended December 31, 2010 and 2009, as well as the Old XCel financial statements for the period from inception to December 31, 2010 and review of the subsequent interim period through June 30, 2011.

During the fiscal years ended December 31, 2010 and 2009 and through the date hereof, neither us nor anyone acting on our behalf consulted Rothstein Kass with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Rothstein Kass concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(v) of Regulation S-K.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages, and positions of our new executive officers and directors as of the date hereof. Executive officers are elected annually by our board of directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

NAME	AGE	POSITION
Robert W. D’Loren	53	Chairman of the Board and Chief Executive Officer
James F. Haran	50	Chief Financial Officer and Assistant Secretary
Giuseppe “Joe” Falco	40	President and Chief Operating Officer of the Isaac Mizrahi Brand
Marisa Gardini	44	Executive Vice President of Strategic Planning and Marketing and Director
Seth Burroughs	31	Executive Vice President of Business Development and Treasury and Secretary
Jeffrey Cohen	51	Director
Mark DiSanto	49	Director
Todd Slater	49	Director
Edward Jones, III	63	Director
Howard Liebman	69	Director

The business background descriptions of the newly appointed directors and officers and the individuals who have agreed to serve as directors commencing upon the Appointment Date are as follows:

Robert W. D’Loren is our Chairman of the Board and Chief Executive Officer. He served as Chairman and CEO of IPX Capital, LLC and related subsidiaries, a consumer products advisory firm from 2009 to 2011.  Mr. D’Loren previously served as a Director and President and Chief Executive Officer of Nexcen Brands, Inc., a global brand acquisition and management company from June 2006 until August 2008.  Prior to NexCen Brands, he served as President and Chief Executive Officer of UCC Capital Corporation (“UCC”) from 2004 to 2006. Prior to forming UCC, Mr. D’Loren served as President and Chief Operating Officer of CAK Universal Credit Corporation, an intellectual property finance company from 1998 to 2003.  Mr. D’Loren’s career debt and equity investments in intellectual property centric and consumer branded products companies exceed $1.0 billion.  From 1985 to 1997, Mr. D’Loren served as President and Chief Executive Officer of the D’Loren Organization, an investment and restructuring firm responsible for aggregate transactions in excess of $2 billion.  Prior to that, Mr. D’Loren served as an asset manager for Fosterlane Management where he managed in excess of $1.0 billion in assets, and previously served as a manager with Deloitte.  Mr. D’Loren is a Certified Public Accountant and holds a Master’s degree from Columbia University and a B.S. from New York University.

Mr. D’Loren has served on the board of directors of Iconix Brand Group, Longaberger Company, Business Loan Center, Achilles Track Club International and served as a board advisor to The Athletes Foot and Bill Blass, Ltd.

James F. Haran is our Chief Financial Officer.  Mr. Haran served as CFO of IPX Capital, LLC and related subsidiaries, a consumer products advisory firm from 2009 to 2011. Mr. Haran was the Executive Vice President, Capital Markets for Nexcen Brands, Inc. from 2006 to 2008 and Chief Financial Officer and Chief Credit Officer for UCC Capital Corp. and its predecessor company, CAK Universal Credit Corp. from 1998 to 2006.  Prior to joining UCC, Mr. Haran was a partner at Sidney Yoskowitz and Company P.C., a registered diversified certified public accounting firm. During his tenure, which began in 1987, his focus was on real estate and financial services companies. Mr. Haran served his clients on an array of strategic and operational levels.  Mr. Haran is a Certified Public Accountant and holds a Bachelor of Science degree from State University of New York at Plattsburgh.

Giuseppe “Joe” Falco is our President and Chief Operating Officer of the Isaac Mizrahi Brand.  Mr. Falco is a merchant with almost two decades of experience in managing lifestyle brands and business development.  Mr. Falco served as President of Misook, a division of HMX from 2009 to 2010, as Worldwide President and Chief Merchant for Elie Tahari from 2007 to 2009 and as President of Sixty USA from 2005 to 2006. Prior to that position, Mr. Falco was Senior Vice President for Dolce & Gabbana from 1998 to 2004, where he was responsible for North American development and operations.  Mr. Falco started his career with the luxury retailer Barneys New York where he became a student of product, merchandising, and brand communication.

Marisa Gardini is our Executive Vice President of Strategic Planning and Marketing and has agreed to serve as as director on the Appointment Date.  Since 2002, Ms. Gardini has served as President and Chief Executive Officer of Isaac Mizrahi New York. During this tenure, she has led all segments of the business including managing all media and public relations, licensing, design, and merchandising for Isaac Mizrahi, and has worked to help launch Isaac Mizrahi at Target, Liz Claiborne, and QVC. Ms. Gardini has a B.A. from Barnard College and a J.D. from Brooklyn Law, and currently serves on the board of trustees of Brearley School in New York City.

Seth Burroughs is our Executive Vice President of Business Development and Treasury. From 2006 to 2010, Mr. Burroughs served as Vice President of NexCen Brands, Inc., where he was responsible for M&A and Strategic initiatives for the Company.  At NexCen, Mr. Burroughs oversaw over $300 million in acquisitions. Prior to his role at NexCen, from 2003 to 2006 Mr. Burroughs served as Director of M&A Advisory and Investor Relations at UCC Capital Corp., a financing company specializing in consumer branded products M&A and the securitization of intellectual property, where he worked on an additional $500 million in acquisitions and $300 million in specialty financing as an advisor to consumer branded products companies in the franchising and apparel industries. From 2001 to 2003, Mr. Burroughs worked as a Senior Financial Analyst at The Pullman Group where he was involved with structuring the first securitizations of music royalties including the Bowie Bonds, and as a Financial Analyst at Merrill Lynch's private client group. Mr. Burroughs is a graduate of The Wharton School of Business at the University of Pennsylvania, and serves on the board of directors of the Young Learners of New York, a charity focused on providing equipment and funding to public middle schools of New York City.

Jeffrey Cohen is a member of our board of directors. Jeffrey Cohen has a unique and deep background in American retail. From 2000 to present, he has served as Co-Chairman of Earthbound, LLC.  Mr. Cohen oversees all business and creative operations for the company. Earthbound is a full service brand design and licensing business. Since Mr. Cohen joined Earthbound, Earthbound managed brands have generated over $10 Billion in retail sales. From 1983 to 1999, Mr. Cohen served as Principal and EVP of Conway Stores, a major NY based deep discount retail business founded by his father in 1942. At Conway, Mr. Cohen was involved in all aspects of the business operation including significant involvement in merchandising and operations.  Jeff served for 10 years on the Executive Board and as Chairman of the Board of Education at Hillel Yeshiva. Jeff is currently Chairman of the Board of the Allegra Franco Sephardic Women's Teachers College.

Mark DiSanto is a member of our board of directors. From 1988 to the present, Mr. DiSanto has served as the Chief Executive Officer of Triple Crown Corporation a regional real estate development and investment company with commercial and residential development projects exceeding 7 million square feet. Mr. DiSanto received a degree in business administration from Villanova University’s College of Commerce and Finance, a Juris Doctorate from the University of Toledo College of Law and an MS degree from Columbia University.

Todd Slater is a member of our board of directors. Mr. Slater has a broad and distinguished background in the retail and branded consumer sectors, serving most recently as a Managing Director at Lazard Capital Markets. At Lazard and then Lazard Capital Markets, Mr. Slater led the retail and branded consumer research team from 1996-2011, where he won numerous industry awards, including the #1 “Best Analyst” ranking by Starmine and the Financial Times in Specialty Retail, and the #2 “Best On The Street” in the Clothing and Accessory sectors over a period of many years. Prior to joining Lazard, Mr. Slater was a Vice President and headed the retail and consumer research team at UBS Securities from 1992-1996, where he was ranked by Institutional Investor as #1 “Up and Comer” in the Textile and Apparel space. During this period, Mr. Slater was President of the Textile and Apparel Analyst Group in NY from 1999-2002. Before becoming a top retail and consumer industry analyst, Mr. Slater began his career at Macy’s New York, where he started in the Executive Training Program, rising to senior executive positions in merchandising, buying, and store management from 1984-1992. Mr. Slater received a B.A. in French Literature from Tufts University, and also completed a year of studies at Science Po (Institute d'Etudes Politiques) in Paris, France.

Edward Jones, III is a member of our board of directors. In a career that has spanned over thirty-five years in the fashion industry, Mr. Jones has been recognized as a marketing and brand visionary.  Mr. Jones began his career in retail in Dallas, Texas with Hartmarx. Mr. Jones then moved on to Neiman Marcus where he spent five years in various men’s merchandising and buying positions. In his career Edward Jones has held positions in major companies that include CEO (Perry Ellis Men’s, Women’s & International; Segrets Inc., GM Design Inc.), President (Calvin Klein, Esprit, Haggar Women’s), Director International Licensing (Perry Ellis, Calvin Klein), Creative Director (Haggar Women’s), Chief Merchandising Officer (Haggar Men’s & Women’s). For the past four years, he has been active as an advisor in the fashion apparel, accessory and footwear markets in numerous brand and company strategies and M&A assignments. During this period he has participated in the review and analysis of over sixty companies or brands. He has advised on brand and business model strategy in over half of these companies.

Howard Liebman is a member of our board of directors. From 2008 to the present, Mr. Liebman has served as a Director and member of the Executive Committee of Federation Employment and Guidance Services (FEGS) and as the chairman of its audit committee.  FEGS is a large not-for-profit health and human services organization providing a vast array of services to individuals and families throughout the greater New York area.  Mr. Liebman was a director of Sharper Image Corporation and served as chairman of its audit committee from 2006 to 2008.  In February 2008, Sharper Image filed for bankruptcy under Chapter 11 of Title 11 of the Bankruptcy Code.

Howard Liebman was President, Chief Operating Officer and a director of Hobart West Group, a provider of national court reporting and litigation support services from 2007 until the sale of the business in 2008.  Mr. Liebman served as a consultant to Hobart from 2006 to 2007.  Mr. Liebman was President, Chief Financial Officer and director of Shorewood Packaging Corporation, a New York Stock Exchange multinational manufacturer of high-end value-added paper and paperboard packaging for the entertainment, tobacco, cosmetics and other consumer products markets.  Mr. Liebman joined Shorewood in 1994 as Executive Vice President and Chief Financial Officer and served as its President from 1999 until Shorewood was acquired by International Paper in 2000.  Mr. Liebman continued as Executive Vice President of Shorewood until his retirement in 2005.  Mr. Liebman is a Certified Public Accountant and was an audit partner with Deloitte and Touche LLP (and its predecessors) from 1974 to 1994.

Key Employees

Isaac Mizrahi is Chief Design Officer for the Isaac Mizrahi Brand. Mr. Mizrahi founded the Isaac Mizrahi New York brand in 1987 and has been the President and Chief Designer of IM Ready. As Chief Designer, Mr. Mizrahi is responsible for design and design direction for all brands under Isaac Mizrahi including the Isaac Mizrahi New York brand which is still sold in Bergdorf Goodman and other luxury retailers.   In December 2009, Mr. Mizrahi launched his lifestyle collection, Isaac Mizrahi Live! on QVC for IM Ready.  Under IM Ready’s design agreement with Liz Claiborne, Mr. Mizrahi also serves as the creative director for the Liz Claiborne New York line at QVC.  Previously, Mr. Mizrahi teamed with Target in 2003 to launch an innovative collection of chic and stylish clothing and accessories for women. Mr. Mizrahi has received four awards from the Council of Fashion Designers of America (CFDA), including two awards for Designer of the Year and an award in 1996 for the documentary “Unzipped”. Mr. Mizrahi’s media presence includes publishing the book “How to Have Style” in 2008, and appearances and roles in films and television shows, including “Sex in the City,” “Ugly Betty” and “Celebrity Jeopardy” and has hosted his own series, Bravo’s “The Fashion Show,” as well as series on the Oxygen Network and the Style Network. Mr. Mizrahi has also designed costumes and/or directed productions for the Metropolitan Opera, the Mark Morris Dance Company, the Opera Theatre of St. Louis, and the Brooklyn Youth Choir, and has served on the board of directors of and is actively involved with the Good Shepherd Services which provides services to underserviced children.

            Lori Shea is our Senior Vice President of Licensing Operations. Ms. Shea served as the SVP of Marketing and Strategic Planning of IPX Capital, LLC and its related subsidiaries, a consumer products advisory firm from 2009 to 2011 where she was responsible for coordinating all facility and operations logistics and overseeing the strategic objectives within the organization. From 2006 to 2010 Ms. Shea served as Executive Vice President of Marketing for NexCen Brands, where she coordinated corporate communications, investor relations, business development as well as serving as the licensing and integration liaison for nine lifestyle brands across 1,900 franchise stores in over 45 countries. Ms. Shea's strategic expertise spans the past 25 years, with substantial experience in the consumer branded product industries and product development. Prior to her role at NexCen, from 2004 to 2006 Ms. Shea served as the Director of Marketing at UCC Capital Corporation. Prior to UCC, Ms. Shea served as the Director of Marketing for CAK Universal Credit Corporation from 1998 to 2003.  From 1988 to 1997, Ms. Shea served as the Director of Marketing for D'Loren Organization in various operations and marketing functions.

Family Relationships

There are no family relationships between any of our directors or executive officers and any other directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our new directors or executive officers have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Independence of the Board of Directors

We are not a “listed issuer” as such term is defined in Rule 10A-3 under the Exchange Act. We use the definition of independence of The NASDAQ Stock Market LLC. The board has determined that Messrs. Todd Slater, Howard Liebman, Edward Jones, III, Jeffrey Cohen and Mark DiSanto are independent.  Each current member of the Audit Committee, Compensation Committee and Nominating Committee is independent and meets the applicable rules and regulations regarding independence for such committee, including those set forth in pertinent NASDAQ listing standards, and that each member is free of any relationship that would interfere with his individual exercise of independent judgment.

Audit Committee and Audit Committee Financial Expert

Our board of directors has appointed an Audit Committee which consists of Messrs. Liebman and DiSanto.  Each of such persons has been determined to be an “independent director” under the listing standards of the NASDAQ Capital Market, which is the independence standard that was adopted by our board of directors.  The Board has determined that Mr. Liebman meets the requirements to serve as the Audit Committee Financial Expert by our board of directors.  The Audit Committee operates under a written charter adopted by our board of directors.  The Audit Committee assists the board of directors by providing oversight of our accounting and financial reporting processes, appoints the independent registered public accounting firm, reviews with the registered independent registered public accounting firm the scope and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls.

Compensation Committee

Our board of directors has appointed a Compensation Committee consisting of Messrs. DiSanto and Jones.  Each of such persons has been determined to be an “independent director” under the listing standards of the NASDAQ Capital Market.  Our board of directors has adopted a written Compensation Committee Charter that sets forth the committee’s responsibilities.  The committee is responsible for determining all forms of compensation for our executive officers, and establishing and maintaining executive compensation practices designed to enhance long-term stockholder value.

Nominating Committee

Our board of directors has appointed a Nominating Committee consisting of Messrs. DiSanto and Jones.  Each of such persons has been determined to be an “independent director” under the listing standards of the NASDAQ Capital Market.  Our board of directors has adopted a written Nominating Committee Charter that sets forth the committee’s responsibilities.

Board Leadership Structure and Role in Risk Oversight

At present, the board of directors has determined that combining the positions of Chairman and Chief Executive Officer enhances understanding and communication between management and the board of directors, allows for better comprehension and evaluation of our operations, and ultimately improves the ability of the board of directors to perform its oversight role. The board expects to have an active role, as a whole and also at the committee level, in overseeing management of risks.  The board expects to regularly review information regarding our credit, liquidity and operations, as well as the risks associated with each.  Our Audit Committee oversees management of financial risks and potential conflicts of interest with related parties. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements.  Our Nominating and Corporate Governance Committee manages risks associated with the independence of the board of directors.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports, or otherwise, about such risks.

Code of Ethics

We have adopted a code of ethics that applies to our officers, employees and directors, including our Chief Executive Officer and senior executives.

EXECUTIVE COMPENSATION

Former Executive Officers - Summary Compensation Table

The following table sets forth information regarding all cash and non-cash compensation earned by or paid to all of the executive officers who served during the fiscal years ended December 31, 2010 and 2009, for services in all capacities to our company:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Fahad Syed	2010	88,000							88,000
Chief Executive Officer(1)	2009	371,000							371,000
Vasan Thatham	2010	143,180							143,180
Chief Financial Officer(1) (2)	2009	156,939			40,062				197,001

(1)	For 2010, includes amounts paid for consulting.

(2)	Value of option awards is the dollar amount recognized for financial statements reporting purposes with respect to fiscal year 2009.

 Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Plan ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Fahad Syed (CEO)	—		—	—	—	—	—	—	—	—
Vasan Thatham (CFO)	576	(1)	—	—	$728.77	06/22/2015	—	—	—	—

(1)	These options were cancelled at the time of the Merger

Former Directors – Summary Compensation Table

The following table sets forth information with respect to director's compensation for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Charlotte G. Denenberg	$12,000						$12,000
Joseph Perno	$12,000						$12,000

Director Compensation

We intend to pay our non-executive directors $2,000 for each board and committee meeting attended up to a maximum of $8,000 per year, except that the chairman of each committee shall receive $3,000 for each such committee meeting attended up to a maximum of $12,000 per year.  Each independent director will receive an initial grant of options to purchase 50,000 shares of common stock, exercisable for a period of five years at an exercise price, of $5.00 per share. One third of the options will vest upon the issuance date, and an additional one third will vest on each of the following two anniversaries of the issuance date. So long as a principal of Earthbound serves as a member on our board of directors (Jeffrey Cohen, a principal of Earthbound, has agreed to serve as a director), Earthbound will have the right to appoint a board observer.

Employment Agreements with Executives and Key Employees

Robert D’Loren.  On September 22, 2011, and effective as of September 16, 2011, we entered into a three-year employment agreement with Robert D’Loren for him to serve as our Chief Executive Officer. Additionally, we shall use our reasonable best efforts to cause Mr. D’Loren to be nominated to our Board of Directors and to serve as our Chairman of the Board during the term of the agreement.  Following the initial three-year term, the agreement will be automatically renewed for one year terms thereafter unless either party gives written notice of intent to terminate at least 90 days prior to such termination.  Mr. D’Loren’s salary for the first year, starting on the Closing Date, is $240,000, for the second year, it is $530,000 and for third year it is $580,000.  The board or the compensation committee may approve increases (but not decreases) from time to time.  Following the initial three-year term, the base salary shall be reviewed at least annually.  We will also reimburse Mr. D’Loren for up to $50,000 of undocumented expenses each calendar year. In addition, Mr. D’Loren will receive an allowance for an automobile appropriate for his level of position, and we shall pay (in addition to monthly lease or other payments) all of the related expenses for gasoline, insurance, maintenance, repairs or any other costs up to $2,000 per month associated with Mr. D’Loren’s automobile. Mr. D’Loren is subject to non-competition and non-solicitation provisions.

Bonus.  Mr. D’ Loren is eligible for an annual cash bonus of up to $450,000 per year based on annual EBITDA targets.  The cash bonus is a portion of five percent of the licensing income in excess of $8,000,000 earned and received by us, in accordance with the following schedule:

Annual Level of Target EBITDA Achieved for each fiscal year ending December 31, 2011 and thereafter	Percentage of 5% of the licensing income earned by the Company in excess of $8 million
0%-49%	0%
50%-69%	60%
70%-89%	80%
90%-100%	100%

Severance.  If Mr. D’Loren’s employment is terminated by us without “cause”, or if Mr. D’Loren resigns with “good reason”, or if we fail to renew the term, then Mr. D’Loren will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal to the base salary in effect on the termination date for the longer of two years from the termination date and the remainder of the then-current term.  Additionally, Mr. D’Loren would be entitled to two times the average annual cash bonuses paid in the preceding 12 months.  Mr. D’Loren would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 18 months from the termination date.

Change of Control.  In the event Mr. D’Loren’s employment is terminated within twelve months following a change of control by the Company without cause or by Mr. D’Loren with good reason, he would be entitled to a lump sum payment equal to two times (i) his base salary in effect on the termination date for the longer of two years from the termination date and the remainder of the then-current term and (ii) two times the average annual cash bonuses paid in the preceding 12 months, minus $100.  “Change of control,” as defined in Mr. D’Loren’s employment agreement, means a merger or consolidation to which we are a party, a sale, lease or other transfer, exclusive license or other disposition of all or substantially all of our assets, or a sale or transfer by our stockholders of voting control, in a single transaction or a series of transactions.

Warrants.  On the Closing Date, Mr. D’Loren received a warrant to purchase 239,250 shares of our common stock at an exercise price of $5.00 per share.  The warrant vests and becomes exercisable on the Closing Date and has a ten-year term.  The shares of common stock underlying the warrant have customary piggy back registration and cashless exercise rights.

James Haran.  On September 22, 2011, and effective as of September 16, 2011, we entered into a two-year employment agreement with James Haran for him to serve as our Chief Financial Officer.  Following the initial two-year term, the agreement will be automatically renewed for one year terms thereafter unless either party gives written notice of intent to terminate at least 30 days prior to such termination.  Mr. Haran’s salary for the first year starting on the Closing Date is $225,000 per year and for the second year it is $250,000.  The board or the compensation committee may approve increases (but not decreases) from time to time.   Following the initial two year term, the base salary shall be reviewed at least annually. In addition, Mr. Haran will receive a car allowance of up to $1,000 per month.  Mr. Haran is also subject to non-competition and non-solicitation provisions.

Bonus.  Mr. Haran is eligible for a cash bonus of up to $50,000 based upon the following: 50% of the $50,000 cash bonus shall be paid to Mr. Haran if we achieve at least 70% of our budgeted EBITDA and 100% of the $50,000 cash bonus shall be paid to Mr. Haran if we achieve at least 90% of our budgeted EBITDA.

Severance.  If Mr. Haran’s employment is terminated by us without “cause”, or if Mr. Haran resigns with “good reason”, or if we fail to renew the term, then Mr. Haran will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal his base salary in effect on the termination date for 12 months.  Mr. Haran would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 12 months from the termination date.

Change of Control.  In the event Mr. Haran’s employment is terminated within twelve months following a change of control by the Company without cause or by Mr. Haran with good reason, Mr. Haran would be entitled to a lump sum payment equal to his base salary in effect on the termination date for 12 months following such termination.  “Change of control,” as defined in Mr. Haran’s employment agreement, means a merger or consolidation to which we are a party, a sale, lease or other transfer, exclusive license or other disposition of all or substantially all of our assets, or a sale or transfer by our stockholders of voting control, in a single transaction or a series of transactions.

Warrants.  On the Closing Date, Mr. Haran received a warrant to purchase 49,500 shares of our common stock at an exercise price of $5.00 per share.  The warrant vests and becomes exercisable on the Closing Date and has a ten-year term. The shares of common stock underlying the warrant have customary piggy back registration and cashless exercise rights.

Giuseppe “Joe” Falco. As of August 1, 2011, and effective as of September 16, 2011, we entered into a two-year employment agreement with Joe Falco for him to serve as the President, Chief Operating Officer of the Izaac Mizrahi Brand.  Following the initial two-year term, the agreement will be automatically be renewed for a one year term, unless either party gives written notice of intent to terminate at least 30 days prior to such termination.  Mr. Falco’s salary for the first year starting on the Closing Date is $350,000 per year.  The board or the compensation committee may approve increases (but not decreases) from time to time, and his base salary shall be reviewed at least annually. Mr. Falco is also subject to non-competition and non-solicitation provisions.  If the Closing Date does not occur on or prior to October 1, 2011, then Mr. Falco’s employment agreement shall terminate.

Bonus.  Mr. Falco is eligible for a cash bonus of up to $50,000 based upon the following: one half of one percent (0.5%) of all Isaac Mizrahi Live net sales in excess of $60 million on QVC as reported by QVC to the Company.

Severance.  If Mr. Falco’s employment is terminated by us without “cause”, or if Mr. Falco resigns with “good reason”, or if we fail to renew the term, then Mr. Falco will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal his base salary in effect on the termination date for six months.  Mr. Falco would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of six months from the termination date.

Warrants.  On the Closing Date, Mr. Falco received a warrant to purchase 100,000 shares of our common stock at an exercise price of $5.00 per share.  The warrant shall vest one half on the first anniversary of the Closing Date, and one half on the second anniversary of the Closing Date.  The warrant has a ten-year term. The shares of common stock underlying the warrant have customary piggy back registration and cashless exercise rights.

Marisa Gardini.  On May 19, 2011 and effective on the Closing Date, we entered into a three-year employment agreement with Marisa Gardini such that she will serve as the Senior Vice President of Strategic Planning of the Company.  Following the initial three-year term, the agreement will be renewable, at the option of the Company, for two successive one-year periods on the same terms and conditions as those in effect during the third year of the initial term.  Thereafter, the agreement will renew automatically for one-year periods, unless either party gives written notice of intent to terminate at least 30 days prior to such termination.  Ms. Gardini’s salary will be $250,000, $250,000 and $500,000 per annum, respectively, in the first three successive 12-month periods following the effective date of the agreement.  The Board or the compensation committee may approve increases (but not decreases) in Ms. Gardini’s base salary from time to time, and it shall be subject to review on the third anniversary of Ms. Gardini’s employment agreement and each anniversary thereafter during the term of the agreement.  Ms. Gardini is subject to non-competition and non-solicitation provisions.

Bonus.  Ms. Gardini has the right to participate in all employee bonus plans offered to other executives and senior management and such other bonus payments as the Board, or the compensation committee of the Board, may approve in its sole discretion.

Severance.  If Ms. Gardini’s employment is terminated by us without “cause”, or if Ms. Gardini resigns with “good reason”, or if we fail to renew the term, then Ms. Gardini will be entitled to receive her unpaid base salary and cash bonuses through the termination date and an amount equal to her base salary in effect on the termination date for the longer of six months and the remainder of the then-current term, but in no event exceeding 18 months.  Ms. Gardini would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for the same period of time for which she would continue to receive her base salary pursuant to the terms of the agreement.

Seth Burroughs.  On September 22, 2011, and effective as of September 16, 2011, we entered into a two-year employment agreement with Seth Burroughs for him to serve as our Executive Vice President – Business Development and Treasury.  Following the initial two-year term, the agreement will be automatically renewed for one year terms thereafter unless either party gives written notice of intent to terminate at least 30 days prior to such termination.  Mr. Burroughs’ salary for the first year commencing on the Closing Date is $175,000 and it is $200,000 for the second year.  The Board or the compensation committee may approve increases (but not decreases) from time to time.  Following the initial two-year term, the base salary shall be reviewed at least annually. Mr. Burroughs is also subject to non-competition and non-solicitation provisions.

Bonus.  Mr. Burroughs is eligible for cash bonuses as follows:  (i) for any acquisition completed by us with a purchase price of an amount that is equal to or greater than $10 million, but less than $25 million, he shall be paid $50,000; (ii) for any acquisition completed by us with a purchase price of an amount that is equal to or greater than $25 million, but less than $75 million, he shall be paid $100,000; (iii) for any acquisition completed by us with a purchase price of an amount that is equal to or greater than $75 million, but less than $150 million, he shall be paid $125,000; and (iv) for any acquisition completed by us with a purchase price of an amount that is equal to or greater than $150 million, he shall be paid $150,000.

Severance.  If Mr. Burroughs’ employment is terminated by us without “cause”, or if Mr. Burroughs resigns with “good reason”, or if we fail to renew the term, then Mr. Burroughs will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal his base salary in effect on the termination date for 12 months.  Mr. Burroughs would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 12 months from the termination date.

Warrants.  On the Closing Date, Mr. Burroughs received a warrant to purchase 50,000 shares of our common stock at an exercise price of $5.00 per share.  The warrant vests and becomes exercisable on the Closing Date and has a ten-year term. The shares of common stock underlying the warrant have customary piggy back registration and cashless exercise rights.

Isaac Mizrahi.  On May 19, 2011 and effective on the Closing Date, we entered into a three-year employment agreement with Isaac Mizrahi such that he will serve as the Chief Design Officer of Isaac Mizrahi Brand.  Following the initial three-year term, the agreement will be renewable, at the option of the Company, for two successive one-year periods on the same terms and conditions as those in effect during the third year of the initial term.  Thereafter, the agreement will renew automatically for one-year periods, unless either party gives written notice of intent to terminate at least 30 days prior to such termination.  Mr. Mizrahi’s salary will be $500,000, $500,000 and $1,000,000 per annum, respectively, in the first three successive 12-month periods following the effective date of the agreement.  The Board or the compensation committee may approve increases (but not decreases) in Mr. Mizrahi’s base salary from time to time, and it shall be subject to review on the third anniversary of Mr. Mizrahi’s employment agreement and each anniversary thereafter during the term of the agreement.  Mr. Mizrahi is subject to non-competition and non-solicitation provisions.

Bonus.  Mr. Mizrahi has the right to a bonus if the net royalty income exceeds Twenty-Five Million Dollars ($25,000,000) in the twelve-month period commencing on the first day of the calendar quarter in which the effective date of the agreement occurs, or in any successive twelve-month period thereafter. The bonus, if any, is equal to five-percent (5%) of the net royalty income in such twelve-month period in excess of Twenty-Five Million Dollars ($25,000,000).  As soon as practicable, and not later than 60 days after the end of such twelve-month period, the Company shall deliver to Mr. Mizrahi: (i) an independently audited statement certifying the net royalty income for the period, (ii) a statement from the Company calculating the amount of the bonus, and (iii) at Mr. Mizrahi’s request, supporting documentation of the determination of the net royalty income amount for the period.  The bonus, if any, shall be paid to Mr. Mizrahi no later than 30 days after the delivery of the statements described above in (i) and (ii). In addition to, and not in lieu of, the foregoing, Mr. Mizrahi has the right to participate in all employee bonus plans offered to other executives and senior management and such other bonus payments as the Board, or the compensation committee of the Board, may approve in its sole discretion.

Severance.  If Mr. Mizrahi’s employment is terminated by us without “cause”, or if Mr. Mizrahi resigns with “good reason”, or if we fail to renew the term, then Mr. Mizrahi will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal to his base salary in effect on the termination date for the longer of six months and the remainder of the then-current term, but in no event exceeding 18 months.  Mr. Mizrahi would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for the same period of time for which he would continue to receive his base salary pursuant to the terms of the agreement.

Lori Shea.  On September 22, 2011, and effective as of September 16, 2011, we entered into a two-year employment agreement with Lori Shea for her to serve as our Senior Vice President – Licensing Operations.  Following the initial two-year term, the agreement will be automatically renewed for one year terms thereafter unless either party gives written notice of intent to terminate at least 30 days prior to such termination.  Ms. Shea’s salary for the first year commencing on the Closing Date is $125,000 and for the second year it is $150,000.  The Board or the compensation committee may approve increases (but not decreases) from time to time. Following the initial two year term, the base salary shall be reviewed at least annually.  Ms. Shea is also subject to non-competition and non-solicitation provisions.

Bonus.  Ms. Shea is eligible for a cash bonus of up to $25,000 based upon the following: 50% of the $25,000 cash bonus shall be paid to Ms. Shea if we achieve at least 70% of our budgeted EBITDA and 100% of the $50,000 cash bonus shall be paid to Ms. Shea if we achieve at least 90% of our budgeted EBITDA.

Severance.  If Ms. Shea’s employment is terminated by us without “cause”, or if Ms. Shea resigns with “good reason”, or if we fail to renew the term, then Ms. Shea will be entitled to receive her unpaid base salary and cash bonuses through the termination date and an amount equal her base salary in effect on the termination date for 12 months.  Ms. Shea would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 12 months from the termination date.

Warrants.  On the Closing Date, Ms. Shea received a warrant to purchase 25,000 shares of our common stock at an exercise price of $5.00 per share. The warrant vests and becomes exercisable on the Closing Date and has a ten-year term. The shares of common stock underlying the warrant have customary piggy back registration and cashless exercise rights.

2005 Stock Option Plan

In March 2005, our Board and stockholders adopted our 2005 Stock Option Plan, pursuant to which 9,000,000 shares of common stock on a pre-reverse split basis were reserved for issuance upon exercise of options. We do not intend to grant any future awards under this Plan.

2011 Equity Incentive Plan

As of the Closing Date, we assumed the 2011 Equity Incentive Plan (the “Plan”) of Old XCel as approved by Old XCel’s board of directors and stockholders. The purpose of the Plan is to enable the Company to offer its employees, officers, directors, consultants and others whose past, present and/or potential contributions have been, are or will be important to our success, an opportunity to acquire a proprietary interest in our company. A total of 2,500,000 shares of common stock are eligible for issuance under the Plan. The Plan provides for the grant of any or all of the following types of awards: stock options, restricted stock, deferred stock, stock appreciation rights and other stock-based awards. The Plan will be administered by the Board, or, at the Board's discretion, a committee of the Board.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of the common stock as of October [  ], 2011, for:

•	each of the persons who serves as directors and executive officers;

•	all incoming directors and named executive officers as a group; and

•	each person who is known by us to own beneficially five percent or more of our common stock after the Merger.

Beneficial ownership is determined in accordance with the rules of the Commission. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name.  Unless otherwise indicated, the address of each beneficial owner listed below will be c/o the Company, 475 10th Avenue, New York, New York, 10018.  The percentage of class beneficially owned set forth below is based on 5,742,952 shares of Common Stock outstanding.

	Common Stock Beneficially Owned
Named executive officers and directors:	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Robert W. D’Loren (1)	765,533	12.7%
James F. Haran (2)	213,703	3.7%
Marisa Gardini (3) (4)	300,000	5.1%
Seth Burroughs (5)	159,469	2.8%
Todd Slater (6)	16,667	*
Howard Liebman (6)	16,667	*
Edward Jones, III (6)	16,667	*
Jeffrey Cohen (7)	616,777	10.6%
Mark DiSanto (8)	325,283	5.6%
Giuseppe Falco (9)	0	*
All directors and executive officers as a group (10 persons)	2,430,766	38.1%

5% Shareholders:
Isaac Mizrahi (4)	2,759,000	48.0%
Jack Dweck (10)	694,578	12.0%
American Financial Group, Inc. (11)	364,428	6.0%

* Less than 1%.

(1)
Represents (i) 501,533 shares owned by Irrevocable Trust of Rose Dempsey (the “Irrevocable Trust”) of which Mr. D’Loren and Mr. DiSanto are the trustees and as to which Mr. D’Loren has sole voting and dispositive power, (ii) 239,250 shares issuable upon exercise of immediately exercisable warrants, and (iii) 24,750 shares issuable upon exercise of Investor Warrants held by the Irrevocable Trust.  Does not include (i) 258,366 shares held by the D’Loren Family Trust (the “Family Trust”) of which Mark DiSanto is a trustee and has sole voting and dispositive power and (ii) 12,750 shares issuable upon exercise of Investor Warrants held by the Family Trust.

(2)	Includes (i) 156,703 shares, (ii) 7,500 shares issuable upon exercise of Investor Warrants and (iii) immediately exercisable warrants to purchase 49,500 shares.

(3)	Represents 200,000 shares and an additional 100,000 shares available upon exercise of Investor Warrants.

(4)
Represents 2,759,000 shares held by IM Ready.  Isaac Mizrahi and Marisa Gardini own 95% and 5% of the outstanding membership interests in IM Ready, respectively.  Mr. Mizrahi has dispositive power over the shares held by IM Ready, but disclaims the shares attributable to the other party’s percentage of ownership. Pursuant to the Voting Agreement, IM Ready and its principals agreed to appoint a person designated by the board of directors of the Company as IM Ready’s irrevocable proxy and attorney-in-fact with respect to the shares of the Company’s common stock to be received by IM Ready in connection with the Merger.

(5)	Includes (i) 104,469 shares, (ii) 5,000 shares issuable upon exercise of Investor Warrants and (iii) immediately exercisable warrants to purchase 50,000 shares.

(6)
Represents shares issuable upon exercise of immediately exercisable options.  Does not include 33,333 shares issuable upon exercise of options that will not become exercisable within 60 days of October 25, 2011.

(7)
Represents (i) 16,667 shares issuable upon exercise of immediately exercisable options, (ii) 400,110 shares held by 3 Sixty, Inc., (iii) 150,000 shares held by Earthbound LLC and (iv) 50,000 shares issuable upon the exercise of Investor Warrants held by Earthbound LLC.  Jeffrey Cohen and Jack Dweck have shared voting and dispositive power over the shares held by Earthbound LLC.  Jeffrey Cohen has voting and dispositive power over the shares held by 3 Sixty, Inc. Does not include 33,333 shares issuable upon exercise of options that will not become exercisable within 60 days of October 25, 2011.

(8)
Includes (i) 258,366 shares and 12,750 shares issuable upon exercise of Investor Warrants held by the Family Trust, of which Mark DiSanto is trustee and has sole voting and dispositive power over the shares held by the Family Trust, (ii) 25,000 shares and 12,500 shares issuable upon exercise of Investor Warrants held by Mark X. DiSanto Investment Trust, of which Mr. DiSanto is the trustee and over which Mr. DiSanto has sole voting and dispositive power, and (iii) 16,667 shares issuable upon exercise of immediately exercisable options that we granted to Mr. DiSanto.  Does not include 33,333 shares issuable upon exercise of options that will not become exercisable within 60 days of October 25, 2011.

(9)	Does not include 100,000 shares issuable upon exercise of warrants which will not become excercisable within 60 days of October 25, 2011

(10)
Represents (i) 494,578 shares held by Mr. Dweck, (ii) 150,000 shares held by Earthbound on the Closing Date and (iii) 50,000 shares issuable upon exercise of Investor Warrants held by Earthbound.  Jeffrey Cohen and Jack Dweck have shared voting and dispositive power over the shares held by Earthbound.

(11)
Represents 255,100 and 109,328 shares issuable upon exercised. Leader Warrants held by Great American Life Insurance Company and Great American Insurance Company (subsidiaries of American Financial Group, Inc.), respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

IPX Capital, LLC

Overview

Old XCel and its wholly owned subsidiary IM Brands, collectively the “Buyers,” entered into the Purchase Agreement with IM Ready, whereby the Buyers acquired certain assets and assumed certain obligations of IM Ready. IPX Capital, LLC (“IPX”) entered into certain agreements with Old Xcel and IM Ready whereby IPX provided services to both Old Xcel and IM-Ready.  IPX and Old Xcel have common ownership and common management.

IPX Capital, LLC – IM Ready-Made, LLC Advisory Service Agreement

IPX and IM Ready entered into an Advisory Service Agreement dated November 16, 2010 whereby IPX provided various advisory and consulting services to IM Ready including conducting an operational review of IM Ready, reviewing strategic alternatives for IM Ready’s business including the potential to complete a transaction with Old XCel, developing and preparing a brand positioning presentation including brand architecture strategy, conducting a review of the “IsaacMizrahiLIVE” and “Liz Claiborne New York” businesses on QVC and the related agreements, and conducting a due diligence review of IM Ready’s retail and couture operations and making restructuring recommendations on such retail and couture operations.  IPX’s service fees under the Advisory Service Agreement were based on its actual hourly billing rates, with a cap of $500,000.  IPX’s aggregate hourly billing exceeded $500,000, and IM Ready paid $500,000 to IPX on the Closing Date.

IPX Capital, LLC – XCel Brands, Inc., Due Diligence Service Agreement

IPX and Old XCel entered into a Due Diligence Service Agreement dated December 3, 2010 whereby IPX provided various due diligence tasks relating to the Purchase Agreement including financial review of IM Ready, preparing business plans, financial projections and other documents required in connection with the transaction, advise the Buyers regarding the corporate, legal and financial structure of the transaction and assist the Buyers with the negotiation of documentation relating to the transaction. Market service fees for this type of engagement are typically either a fixed dollar amount or based upon hourly billing rates, plus reimbursement of direct expenses. IPX waived all of its fees it would have otherwise been entitled to, but not reimbursement of its direct expenses. Direct expenses incurred by, and reimbursable to, IPX by Old XCel of approximately $240,000 were paid following the Closing Date.

Amounts due to Stockholder

Robert D’Loren, Chairman and Chief Executive Officer and a principal stockholder, has advanced certain expenses including but not limited to legal fees, banking fees, lender fees and appraisals on behalf of Old Xcel.  Following the Closing Date, Mr. D’Loren was reimbursed approximately $162,000 for these expenses.

Todd Slater

On August 12, 2011, Old XCel entered into a one year agreement which was amended on October 4, 2011, with Todd Slater, a director, for services related to our licensing strategy and introduction of potential licensees.  If during the term of the agreement or during the year following the expiration of the term of the agreement, we enter into a license or distribution agreement with a licensee introduced by Mr. Slater, Mr. Slater will receive a commission equal to fifteen percent (15%) of all net royalties we receive during the first term of such agreement, payable within thirty days of receipt of the net royalties.  Old XCel also paid to Mr. Slater an advisory fee of approximately $53,000 following the acquisition of the Isaac Mizrahi Business as compensation for strategic advisory services performed by Mr. Slater related to Old XCel’s licensing program prior to the Closing Date.

Earthbound

Earthbound entered into a service agreement with Laugh Club, Inc. (“Laugh Club”) on November 6, 2001 whereby Laugh Club engaged Earthbound to provide brand management and design services for mass-merchandised retail products for the Isaac Mizrahi Business (the “Earthbound Agreement”).  Isaac Mizrahi, individually, is the controlling member and manager of Laugh Club and IM Ready-Made, LLC.  On September 3, 2002, Laugh Club assigned all of the rights and obligations in the Earthbound Agreement to IM Ready. Earthbound has no common ownership, direct or indirect, with either IM Ready or Laugh Club.  The Earthbound Agreement expires December 31, 2014; however certain beneficial rights extend beyond the expiration date to Earthbound for as long as IM Ready receives revenues procured by Earthbound.

In connection with the consummation of the Isaac Mizrahi Business, Old XCel and Earthbound entered into the Contribution Agreement pursuant to which Earthbound contributed to Old XCel the Earthbound Agreement and the Earthbound Assets in exchange for 944,688 shares of our common stock, and Earthbound agreed to purchase one Unit in the Offering. Old XCel terminated the Earthbound Agreement effective as of the Closing Date.

Effective as of the Closing Date, IM Ready and Earthbound entered into the Services Agreement pursuant to which Earthbound will provide transitional services relating to the Isaac Mizrahi Business for which Earthbound received from IM Ready $600,000 in cash on the Closing Date and Earthbound will receive the Future Payment of $1,500,000 payable over the next five years. We assumed the obligations related to the Future Payment from IM Ready upon our acquisition of the Isaac Mizrahi Business. Additionally, so long as a principal of Earthbound serves as a member on our board of directors (Jeffrey Cohen, a principal of Earthbound, has agreed to serve as a director), Earthbound will have the right to appoint a board observer.

Licensing Agent Agreement

On August 2, 2011, Old XCel entered into a licensing agent agreement with an employee of Earthbound pursuant to which such employee is entitled to a five percent (5%); commission on any royalties we receive under any new license agreements that he procures for us during the initial term of such license agreements. We also granted the agent options to purchase 25,000 shares of common stock at an exercise price of $5.00 per share.  One half of the options will vest on each of the first and second anniversary dates of the date of the award if the consultant procures licenses which generate $1 million or more of royalties for us during each such year. In addition, the agent may earn the right to receive additional warrants upon the satisfaction of certain agreed upon target performance criteria.

Offering

Marisa Gardini, our Executive Vice President of Strategic Planning and Marketing and a director;  the Irrevocable Trust of Rose Dempsey; the D’Loren Family Trust; James Haran, our Chief Financial Officer; Seth Burroughs, our Executive Vice President of Business Development and Treasury; and Mark DiSanto, a director, purchased 2; .495; .255; .15; .10 and .25 Units in the Offering for purchase prices of $1,000,000; $247,500; $127,500; $75,000; $50,000; and $125,000, on the same terms and conditions as other investors in the Offering.

Review, Approval and Ratification of Related Party Transactions

Prior to the Merger, we had not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above.  We intend that transactions with our executive officers, directors and significant shareholders will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Legal Matters

Blank Rome LLP, New York, New York, has issued legal opinions as to the validity of the issuance of the shares of common stock offered under this prospectus.

Experts

The financial statements of Xcel Brands, Inc. (a development stage company) as of December 31, 2010 and for the period September 23, 2010 (date of inception) through December 31, 2010, have been included herein in reliance upon the report of Rothstein, Kass & Company, P.C., independent registered public accounting firm, appearing elsewhere herein and in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The statements of assets to be acquired and liabilities to be assumed of IM Licensing Business of IM Ready-Made, LLC as of December 31, 2010 and 2009, and the related statements of revenues and direct expenses for each of the years then ended, included herein in reliance upon the report of Rothstein, Kass & Company, P.C., independent registered public accounting firm, appearing elsewhere herein and in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Xcel Brands, Inc.

We have audited the accompanying balance sheet of Xcel Brands, Inc. (a corporation in the development stage) (the ‘‘Company’’) as of December 31, 2010, and the related statements of operations, stockholder’s equity and cash flows for the period from September 23, 2010 (date of inception) to December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xcel Brands, Inc. (a corporation in the development stage) as of December 31, 2010, and the results of its operations and its cash flows for the period from September 23, 2010 (date of inception) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ ROTHSTEIN, KASS & COMPANY, P.C.

Roseland, New Jersey
October 4, 2011

Xcel Brands, Inc. (A Corporation in the Development Stage)
Balance Sheets

	June 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Current Assets
Cash	$100	$-
Prepaid expenses	740	-
Total current assets	840	-

Other Assets
Deferred offering costs	130,996	-
Deferred financing costs	45,376	-
Total other assets	176,372	-

Total assets	$177,212	$-

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$379,686	$21,237
Accrued offering costs	130,996	-
Accrued expenses - other	175	150
Due to shareholder	77,234	-
Total current liabilities	588,091	21,387

Commitment and contingencies

Stockholders' Equity
Subscription receivable	-	(1,000)
Common stock; no par value, 200 shares authorized; 72.5 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	1,000	1,000
Deficit accumulated during the development stage	(411,879)	(21,387)

Total stockholders' equity	(410,879)	(21,387)

Total liabilities and stockholders' equity	$177,212	$-

See accompanying Notes to Financial Statements

Xcel Brands, Inc. (A Corporation in the Development Stage)
Statements of Operations

	For the Six Months Ended June 30, 2011	For the Period September 23, 2010 (date of inception) to December 31, 2010	For the Period September 23, 2010 (date of inception) to June 30, 2011
	(Unaudited)		(Unaudited)

Revenues	$-	$-	$-

Expenses

Operating and administrative	2,418	150	2,568

Acquisition costs	228,967	-	228,967

Due diligence costs	159,107	21,237	180,344

Total expenses	390,492	21,387	411,879

Net loss	$(390,492)	$(21,387)	$(411,879)

Basic and diluted loss per common share	$(5,386)	$(295)	$(5,681)

Weighted average number of common shares outstanding - basic and diluted	72.50	72.50	72.50

See accompanying Notes to Financial Statements

Xcel Brands, Inc. (A Corporation in the Development Stage)
Statement of Stockholders' Equity

	Shares	Amount	Subcription Receivable	Deficit Accumulated During the Development Stage	Total

Balance at September 23, 2010 (date of inception)	-	$-	$-	$-	$-

Shares issued, September 23, 2010	72.50	1,000	(1,000)		-
Net loss				(21,387)	(21,387)

Balance at December 31, 2010	72.50	$1,000	$(1,000)	$(21,387)	$(21,387)

Repayment of subscription receivable,
March 11, 2011, March 31, 2011 and
June 8, 2011			1,000		1,000
Net loss				(390,492)	(390,492)

Balance at June 30, 2011 (unaudited)	72.50	$1,000	$-	$(411,879)	$(410,879)

See accompanying Notes to Financial Statements

Xcel Brands, Inc. (A Corporation in the Development Stage)
Statements of Cash Flows

	For the Six Months Ended June 30, 2011	For the Period September 23, 2010 to (date of inception) December 31, 2010	For the Period September 23, 2010 (date of inception) to June 30, 2011
	(Unaudited)		(Unaudited)
Cash flows from operating activities
Net loss	$(390,492)	$(21,387)	$(411,879)
Adjustments to reconcile net loss to net cash used in operating activities
Changes in operating assets and liabilities:
Prepaid expenses	(740)	-	(740)
Accounts payable	313,073	21,237	334,310
Accrued expenses	25	150	175
Due to shareholder	77,234	-	77,234
Net cash used in operating activities	(900)	-	(900)

Cash flows from financing activities
Repayment of subscription receivable	1,000	-	1,000
Cash provided by financing activities	1,000	-	1,000

Net increase in cash	100	-	100

Cash, beginning of period	-	-	-

Cash, end of period	$100	$-	$100

Supplemental disclosure of non-cash financing activity,
subscription receivable issued for common stock	$-	$1,000	$-

See accompanying Notes to Financial Statements

XCEL BRANDS, INC. (A Corporation in the Development Stage)
Notes to Financial Statements

NOTE 1 – NATURE OF BUSINESS AND MANAGEMENT PLANS

Incorporation

Xcel Brands, Inc. (“Xcel” or the “Company”), a corporation in the development stage, was incorporated in Delaware on September 23, 2010.

Fiscal year end

The Company has selected December 31 as its fiscal year end.

Business purpose

The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets, one of which that has been indentified and further described in Note 3. The Company is considered to be in the development stage as defined in FASB Accounting Standard Codification, or ASC 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies.

Financing

The Company intends to finance a Business Combination in part with proceeds from a proposed $2,500,000 minimum and $3,500,000 maximum private offering (as further described in Note 3) and a $13,500,000 Senior credit facility (collectively, the “Anticipated Financing and Business Combination”) as further described in Note 3.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

Basis of presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

These financial statements were approved by management and available for issuance on October 4, 2011. Subsequent events have been evaluated through this date.

XCEL BRANDS, INC. (A Corporation in the Development Stage)
Notes to Financial Statements

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (continued)

Development stage company

The Company is considered to be in the development stage as defined by FASB ASC 915, ‘‘Development Stage Entities.” As is subject to the risks associated with activities of development stage companies.   As of June 30, 2011, the Company has not commenced any operations nor generated revenue to date.  All activity through June 30, 2011 (unaudited) relates to the Company’s formation and the Anticipated Financing and Business Combination discussed in Note 3.  The Company has incurred expenses relating to the Anticipated Financing and Business Combination.  These expenses are considered to be non-recurring and relate directly to the activities of the Anticipated Financing and Business Combination transaction.

Net loss per common share

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period, plus to the extent dilutive, the incremental number of shares of common stock to settle warrants as calculated using the treasury stock method.   At December 31, 2010 and June 30, 2011(unaudited), the Company did not have any dilutive securities and other contracts that could potentially be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method.  As a result, diluted loss per common share is the same as basic loss per common share for the period.

Deferred offering costs

Deferred offering costs consist principally of management’s estimates of the legal fees incurred through the balance sheet date that are related to the Anticipated Financing and Business Combination and that will be charged to stockholder’s equity upon the completion of the Anticipated Financing and Business Combination or charged to operations if the Anticipated Financing and Business Combination is not completed.

Deferred financing costs

Deferred financing costs consist principally of management’s estimates of the legal fees and underwriting costs incurred through the balance sheet date that are related to the Anticipated Financing and Business Combination and that will be capitalized as an asset and subsequently amortized to expense over the life of the loan upon the completion of the Anticipated Financing and Business Combination or charged to operations if the Anticipated Financing and Business Combination is not completed.

XCEL BRANDS, INC. (A Corporation in the Development Stage)
Notes to Financial Statements

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (continued)

Income taxes

The Company complies with FASB ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the interim financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.  The Company established a full valuation allowance as of December 31, 2010 of $8,400. The deferred tax asset is comprised of expenses non-deductible in the development stage.

The Company adopted the provisions of FASB ASC 740-10-25 which establishes recognition requirements for the accounting for income taxes. There were no unrecognized tax benefits as of December 31, 2010. The section prescribes a recognition threshold and a measurement attribute for the interim financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2010. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.  The Company is subject to income tax examinations by major taxing authorities since inception. The adoption of the provisions of FASB ASC 740-10-25 did not have a material impact on the Company’s financial position and results of operation and cash flows as of and for the periods ended December 31, 2010.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes.  These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws.  The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Unaudited interim financial information

The interim financial information as of June 30, 2011 and for the six months ended June 30, 2011 and for the period September 23, 2010 (date of inception) through June 30, 2011  is unaudited and has been prepared on the same basis as the audited financial statements.  In the opinion of management, such unaudited financial information includes all adjustments necessary for a fair presentation of the interim information. Operating results for the six months ended June 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.

XCEL BRANDS, INC. (A Corporation in the Development Stage)
Notes to Financial Statements

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (continued)

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Recent accounting pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Liquidity

 At June 30, 2011, the Company’s working capital deficit was approximately $587,000 and its deficit accumulated during the development stage was approximately $412,000.  Unless financing is obtained relative to the Anticipated Financing and Business Combination, it will be necessary for the current shareholders of the Company to fund future operations.

NOTE 3 – ANTICIPATED FINANCING AND BUSINESS COMBINATION

Business combination

On May 19, 2011, amended on July 28, 2011 and the 2nd amendment on September 15, 2011, the Company and IM Brands, LLC, a wholly owned subsidiary of the Company (collectively the “Buyers”), entered into an Asset Purchase Agreement (the “APA”) with a third party (the “Seller”) whereby the Buyers shall purchase from the Seller substantially all of the assets and liabilities of Seller’s licensing business division (the “Brand”).  Immediately after the closing of this business acquisition, the Company will merge into a public shell company (“PubCo”).  PubCo has no operations and has no debt.  The Company together with its acquisition of the Brand, Service Agreement (as described below) and PubCo will complete a business combination that will be a public reporting company.

The net consideration shall be a combination of cash, stock of Xcel (or its assigns) and a Seller’s Note aggregating $31.346 million. The acquisition shall be contingent on (i) the Buyer securing adequate financing to close the transaction, (ii) amendments to the Seller’s two  current license agreements and (iii) the termination of the Seller’s service contract (see below for details).  The parties consummated the asset purchase contemplated by the Purchase Agreement on September 29, 2011. (see Note 5).

In conjunction with the acquisition of the Brand, the Company shall acquire from a service provider of the Brand (i) all of the rights and obligations under its service agreement (the “Service Agreement”) with the Brand, (ii) $500,000 cash and (iii) other consideration in exchange for approximately 17.5% shares of common stock of PubCo, on a fully diluted basis.  Going forward, the Service Agreement will serve no purpose and have no recordable value for the Company under GAAP.  The Service Agreement provides for a management fee equal to 38% of certain revenue paid to the service provider.

XCEL BRANDS, INC. (A Corporation in the Development Stage)
Notes to Financial Statements

NOTE 3 - ANTICIPATED FINANCING AND BUSINESS COMBINATION (continued)

Business combination (continued)

Post acquisition, the management fee would be an intercompany transaction, and accordingly would be eliminated upon consolidation.  The Company does not expect to utilize the Service Agreement and accordingly will terminate the Service Agreement.  The Company is expected to assume a loss on the value of stock issued less the amount of cash received of approximately $4.8 million.  The Company will not allocate any value for the other consideration.

Financing

The Company expects to finance the proposed business combination with (i) a private equity offering and (ii) a $13.5 million senior credit facility.

The Company distributed on a limited basis, with the assistance of a 3rd party placement agent, a private placement memorandum offering cumulative investment of a minimum of $2.5 million and a maximum of $4.0 million (the “Offering”). Management estimates that the amount of closed equity will range between $3 and $4 million.  The purchase price consideration to the Seller will include an equal adjustment to the amount of cash received and the amount of stock received by the difference between the maximum equity offer and the actual equity closed.

The Company has a $13.5 million commitment from a senior lender (the “Commitment”) with the proceeds used for the acquisition and for general working capital.  The Commitment requires the Company to have a minimum of $3 million of working capital upon closing of the acquisition. The term of the credit facility is for 5-years, with an interest rate of 8.5% per annum, a 3% upfront  underwriting and facility fee, and 5% of the Company’s outstanding equity, after giving effect to these warrants, on a fully diluted basis, with an exercise price $.01 per share.  The senior lender will have seven years from the closing to exercise the warrants.

Placement agent fees

The Company is committed to pay to a placement agent a cash placement fee (the “Placement Agent’s Closing Fee”) equal to (i) 7% of the aggregate purchase price paid by each purchaser of Securities that are placed in the Offering other than to founders and employees of the Company, insiders and their affiliates; (ii) 2% of the aggregate purchase price paid by each purchaser of securities that are placed in the Offering by insiders and their affiliates, and (iii) 0% of the aggregate purchase price paid by each purchaser of securities that are placed in the Offering to founders and employees of the Company. The Placement Agent’s Closing Fee will be deducted at the closing of the Offering (the “Closing”) from the gross proceeds of the securities sold. Additionally, a cash fee payable within 48 hours of (but only in the event of) the receipt by the Company of any proceeds from the exercise of any warrants or options sold in the Offering equal to 7% of the aggregate cash exercise price received by the Company upon such exercise, if any (together with the Placement Agent’s Closing Fee, the “Placement Agent’s Fee”).

XCEL BRANDS, INC. (A Corporation in the Development Stage)
Notes to Financial Statements

NOTE 3 - ANTICIPATED FINANCING AND BUSINESS COMBINATION (continued)

Warrants

As additional compensation for the Services, the Company shall issue to Placement Agent at the Closing, warrants (the “Placement Agent Warrants”) to purchase that number of shares of common stock of the Company (“Shares”) equal to (i) 7% of the aggregate number of Shares placed by the Placement Agent in the Offering excluding shares sold or granted to management or pre-Offering principals of the Company, and insiders and affiliates (the “Excluded Group”), plus any Shares underlying any convertible Securities placed by Placement Agent, and units sold in the Offering to such purchasers excluding the Excluded Group, and (ii) 3.5% of the aggregate amount of Shares placed by the Company or its principals or affiliates in the Offering.  The Placement Agent Warrants shall have the same terms, including exercise price and registration rights as the warrants issued to investors (“Investors”) in the Offering: provided however, that the Placement Agent Warrants shall not contain any penalty provisions for failure to satisfy registration rights or share delivery obligations.

If no warrants are issued to Investors, the Placement Agent Warrants shall have the terms equivalent to those of any other convertible securities issued to Investors, and if no convertible securities are issued, the Placement Agent Warrants shall have an exercise price equal to the price at which Shares are issued to Investors, an exercise period of five years and registration rights for the Shares underlying the Placement Agent Warrants equivalent to those granted with respect to the Shares; provided however, that the Placement Agent Warrants shall not contain any penalty provisions for failure to satisfy registration rights or share delivery obligations.

NOTE 4 - RELATED PARTY TRANSACTIONS

IPX Capital

Overview
Xcel and its wholly owned subsidiary IM Brands, LLC (collectively, the “Buyers”) have entered into an Asset Purchase Agreement with the Brand, whereby the Buyers will acquire certain assets and assume certain obligations of the Brand.  IPX Capital, LLC (“IPX”) has entered into certain agreements with Xcel and the Brand whereby IPX has provided services to both Xcel and the Brand.  IPX is an affiliate of the Buyers whereby IPX and Xcel have common ownership and common management. The following sections describe the nature of these services.

XCEL BRANDS, INC. (A Corporation in the Development Stage)
Notes to Financial Statements

NOTE 4 - RELATED PARTY TRANSACTIONS (continued)

IPX Capital (continued)

Due diligence service agreement
IPX and Xcel entered into a Due Diligence Service Agreement dated December 3, 2010 whereby IPX has provided various due diligence tasks relating to the APA including financial review of the Brand, preparing business plans, financial projections and other documents required in connection with the transaction, advise the Buyers regarding the corporate, legal and financial structure of the transaction and assist the Buyers with the negotiation of documentation relating to the transaction.  Market service fees for this type of engagement are typically a fixed dollar amount or hourly billing rates, plus direct expenses.  IPX believes that estimated fees for this assignment to range between $600,000 and $800,000.  IPX has waived all of its fees it would have otherwise been entitled to, but not its direct expenses.  Fees and expenses incurred for the period ended December 31, 2010 and the six months ended June 30, 2011 (unaudited) are $21,237 and $129,107, respectively, of which $21,237 and $150,344 are accrued for under accounts payable on the Company’s balance sheet as of December 31, 2010 and June 30, 2011, respectively.   Direct expenses incurred by IPX as of September 27, 2011 and reimbursable to IPX by Xcel pursuant to the agreement are approximately $250,000 (unaudited).  The fees and expenses under this agreement are due and payable upon the closing of the acquisition of the Brand.

Amounts Due to a Shareholder

Xcel’s largest shareholder has advanced certain expenses including but not limited to legal fees, banking fees, lender fees and appraisals on behalf of Xcel.  These amounts are reimbursable to the shareholder including interest compounded monthly at 5% per annum.  Advances made by the Shareholder on behalf of the Company for the period ended December 31, 2010 and the six months ended June 30, 2011 are $0 and $77,234, respectively.   Total advances to the Company as of September 27, 2011 and reimbursable to the Shareholder by Xcel is approximately $170,000 (unaudited).

NOTE 5 - SUBSEQUENT EVENTS

On September 29, 2011, the Company, executed and closed an asset purchase agreement (the “Purchase Agreement”) with IM Ready, Isaac Mizrahi and Marisa Gardini, pursuant to which the Company acquired certain assets of IM Ready, including (i) the “Isaac Mizrahi” brands (including the trademarks and brands “Isaac Mizrahi New York”, “Isaac Mizrahi” and “IsaacMizrahiLIVE”) (collectively, the “IM Trademarks”), (ii) the license agreements between IM Ready and certain third parties related to the IM Trademarks (together with the IM Trademarks, the “Isaac Mizrahi Business”), (iii) design agreements with Liz Claiborne and QVC to design the “Liz Claiborne New York” brand for sale exclusively at QVC and (iv) computers, design software, and other assets related to the licensing and design of the IM Trademarks and the design of the Liz Claiborne New York brand.

XCEL BRANDS, INC. (A Corporation in the Development Stage)
Notes to Financial Statements

NOTE 5 - SUBSEQUENT EVENTS (continued)

Pursuant to the Purchase Agreement, at the closing, the Company delivered to IM Ready (a) $9,673,568 in cash, (b) a promissory note (the “Note”) in the principal amount of $7,377,432 and (c) 2,759,000 shares of common stock of the Company, valued at $13,795,000 (the “IM Ready Stock Consideration”), and (ii) to an escrow agent $500,000 that the escrow agent will pay to IM Ready upon resolution of certain obligations of IM Ready and Mizrahi (together, the “Closing Consideration”).  The Company also pre-paid $122,568 of interest on the Note on the Closing Date.

In addition to the Closing Consideration and the escrowed funds, IM Ready will be eligible to earn shares of Common Stock with a value of up to $7,500,000 (the “Earn-Out Value”) per year for four years, with the number of shares to be issued based upon the greater of (i) $4.50 and (ii) average stock price for the last twenty days in such period and with such earn-out payment contingent upon the Isaac Mizrahi Business achieving certain royalty targets.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management of
IM Ready-Made, LLC

We have audited the accompanying statements of assets to be acquired and liabilities to be assumed of IM Licensing Business (the “Business) of IM Ready-Made, LLC as of December 31, 2010 and 2009, and the related statements of revenues and direct expenses for each of the years in the two-year period ended December 31, 2010. These financial statements are the responsibility of the management of IM Ready-Made, LLC. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Business is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 and are not intended to be a complete presentation of the Business’s assets and liabilities.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets to be acquired and liabilities to be assumed of the IM Licensing Business of IM Ready-Made, LLC as of December 31, 2010 and 2009, and its revenues and direct expenses for each of the years in the two-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
July 13, 2011

IM LICENSING BUSINESS (A Division of IM Ready-Made, LLC)
STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED

	June 30,
	2011	December 31,	December 31,
	(Unaudited)	2010	2009
Assets to be Acquired
Property and equipment, net of accumulated depreciation of $1,441,000, $1,301,000 and $1,019,000, respectively	$1,294,000	$1,435,000	$1,648,000

Total Assets to be Acquired	$1,294,000	$1,435,000	$1,648,000

Commitments and Contingencies

Liabilities to be Assumed
Current Liabilities
Liabilities assumed, vendor payable	$1,500,000	$1,500,000	$-
Settlement payable
Total current liabilities to be Assumed	$1,500,000	$1,500,000	$-

Total Liabilities to be Assumed	$1,500,000	$1,500,000	$-

See accompanying Notes to Financial Statements

IM LICENSING BUSINESS (A Division of IM Ready-Made, LLC)
STATEMENT OF REVENUES AND DIRECT EXPENSES

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2011	2010	2010	2009
	(Unaudited)

Revenues	$5,789,000	$3,522,000	$9,796,000	$7,639,000

Direct expenses

Operating and administrative	2,810,000	2,065,000	4,443,000	2,377,000

Depreciation and amortization	141,000	140,000	281,000	257,000

Total direct expenses	2,951,000	2,205,000	4,724,000	2,634,000

Excess of revenues over direct expenses	$2,838,000	$1,317,000	$5,072,000	$5,005,000

See accompanying Notes to Financial Statements

IM LICENSING BUSINESS (A Division of IM Ready-Made, LLC)
Notes to the Financial Statements

1.	Overview and Basis of Presentation

Overview

On May 19, 2011, Xcel Brands, Inc. (“Xcel”) entered into an Asset Purchase Agreement with IM Ready-Made, LLC, and as amended on July 28, 2011, pursuant to which Xcel will acquire certain assets and assume certain liabilities of the IM Licensing Business (the “License Business”) of IM Ready-Made, LLC. The License Business is primarily engaged in licensing and managing the Isaac Mizrahi brand.

Basis of Presentation

The accompanying statements present the assets to be acquired and liabilities to be assumed of the License Business, and its revenues and direct expenses accounted for in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and derived from the accounting records of IM Ready-Made, LLC.

These financial statements have been prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission.  Statements  of assets to be acquired and liabilities to be assumed and statements of revenues and direct expenses have been included in this report in lieu of full financial statements because the preparation of full financial statements was determined to be impracticable as it would have required significant assumptions that cannot be substantiated. Full financial statements for the License Business have never been prepared and IM Ready-Made, LLC did not maintain separate books, records and accounts necessary to present full financial statements for the License Business. Accordingly, The License Business is not a separate legal entity and thus is not necessarily indicative of the results of operations that would have occurred if the License Business had been operated as a separate entity.

Statement of Assets to be Acquired and Liabilities to be Assumed

The assets and liabilities in the accompanying statements of assets to be acquired and liabilities to be assumed include only those assets to be sold and liabilities transferred to the License Business pursuant to the Asset Purchase Agreement.

Statement of Revenues and Direct Expenses

The statement of revenues and direct expenses includes direct costs of production, marketing and distribution, including selling and direct overhead, depreciation and amortization, and an allocation of direct expenses and general and administrative expenses incurred by IM Ready-Made, LLC on behalf of the License Business, but omits interest expense and income taxes.  These costs may not be indicative of future costs to be incurred by the License Business on a stand-alone basis.

Cash Flow Data

All cash flow requirements for the License Business were funded by IM Ready-Made, LLC, and cash management functions were not performed at the Licensing Business level.    Therefore, a statement of cash flows, including cash flows from operating, investment and financing activities, is not presented as the License Business did not maintain a separate cash account and it is not possible to determine the cash flows directly attributable to the License Business.

IM LICENSING BUSINESS (A Division of IM Ready-Made, LLC)
Notes to the Financial Statements

2.	Summary of Significant Accounting Policies

Unaudited Interim Financial Information

The interim financial information as of June 30, 2011 and for the six months ended June 30, 2011 and June 30, 2010 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the six months ended June 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Property and Equipment

Property and equipment are recorded at cost.  Depreciation and amortization are determined using the straight-line method over the estimated useful lives of the assets, generally 5 to 7 years for furniture and equipment.  Leasehold improvements are amortized over the shorter of the economic useful life of the improvement or the lease period. Maintenance and repairs are charged to operations, while betterments and improvements are capitalized.

Impairment of Long-Lived Assets

The Company on behalf of the Licensing Business reviews long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the estimated fair value of the assets.

Revenue Recognition

The Licensing Business earns royalty revenues by exploiting intangible assets to third parties, commonly referred to as “licenses”.  Royalties are derived from wholesale and/or retail product sales generated by third-party licensees. Revenues and income earned from license agreements are determined by the greater of (i) the product contracted royalty rates and product sales or (ii) guaranteed minimum royalties, if applicable.  The Licensing Business recognizes revenues from licensees whose sales exceed contractual minimums when its licenses are sold or sales are reported for these licensed products. For licensees whose sales do not exceed contractual sales minimums, the Licensing Business recognizes licensing revenues ratably based on contractual minimums.

IM LICENSING BUSINESS (A Division of IM Ready-Made, LLC)
Notes to the Financial Statements

2.	Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

In addition to royalty revenues, the Licensing Business receives design service fees for services provided to licensees, separate and in addition to royalties.  Design service fees are recorded and recognized in accordance with the terms and conditions of each design fee contract. This includes recording on a straight-line basis each base fee as stated in each design fee service contract, and recognizing additional payments in the period that it applies.

Rent expense

Rent is charged to operations by amortizing the minimum rent payments over the term of the lease, using the straight-line method.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

3.	Fixed Assets

At December 31, 2010 and 2009, property and equipment is comprised of the following:

	2010	2009

Furniture and fixtures	42,000	42,000
Computer equipment and software	30,000	30,000
Leasehold improvements	2,664,000	2,595,000

	2,736,000	2,667,000
Less accumulated depreciation and amortization,	(1,301,000)	(1,019,000)
Total	$1,435,000	$1,648,000

IM LICENSING BUSINESS (A Division of IM Ready-Made, LLC)
Notes to the Financial Statements

4.	Commitments and Contingencies

The Licensing Business has a non-cancelable operating lease agreement for its office facility. A summary of the lease commitments under the non-cancelable lease for years ending subsequent to December 31, 2010, are approximately as follows:

Year Ending December 31:
2011	$512,000
2012	527,000
2013	543,000
2014	578,000
2015	595,000
Thereafter	306,000
$3,061,000

The lease requires the Licensing business to pay additional rents by virtue of increases in the base taxes on the property.  Additional rents have not been material.  Rent expense for the Licensing Business was approximately $525,000 and $503,000 for the years ended December 31, 2010 and 2009, respectively, and approximately $260,000 and $265,000 for the six month periods ending June 30, 2011 and 2010, respectively.

As of December 31, 2010, the Licensing Business has no outstanding purchase commitments with any equipment vendors.

Earthbound, LLC – IM Ready Made, LLC Service Agreement
Earthbound, LLC (“Earthbound”) entered into a service agreement with Laugh Club, Inc. (‘Laugh Club”) on November 6, 2001 whereby Laugh Club engaged Earthbound to provide brand management and design services for mass-merchandised retail products. for the Isaac Mizrahi Business (the “Earthbound Agreement”).  Isaac Mizrahi, individual, is the controlling member and manager of Laugh Club and IM Ready-Made, LLC.  On September 3, 2002, Laugh Club assigned all of the rights and obligations in the Earthbound Agreement to IM Ready. Earthbound has no common ownership, direct or indirect, with either IM Ready or Laugh Club.  The Earthbound Agreement expires December 31, 2014, however certain beneficial rights extend beyond the expiration date to Earthbound for as long as IM Ready receives revenues procured by Earthbound.

Earthbound, IM Ready-Made, LLC and Xcel have entered into a settlement and termination agreement of the Earthbound Agreement on August 16, 2011 (the “Termination Agreement”), subject to the close of the Asset Purchase Agreement.  Upon the execution of the Termination Agreement, Earthbound shall receive from IM Ready $600,000 in cash and an additional $1,500,000 payable over the next 5 years from Xcel .  In consideration of this Termination Agreement, Earthbound shall contribute to Xcel certain intellectual property, design and product archives and equipment and cash in exchange for a minority interest of Xcel’s common stock.  Earthbound will have no further obligation to provide services to the surviving entity.

IM LICENSING BUSINESS (A Division of IM Ready-Made, LLC)
Notes to the Financial Statements

4.	Commitments and Contingencies (continued)

IPX Capital, LLC – IM Ready-Made, LLC Advisory Service Agreement
IPX Capital, LLC (“IPX”) and IM Ready-Made, LLC entered into an Advisory Service Agreement dated November 16, 2010 whereby IPX provided various advisory and consulting services to IM Ready-Made, LLC including conducting an operational review of IM Ready-Made, LLC, reviewing strategic alternatives for IM Ready-Made, LLC’s business including the potential to complete a transaction with Xcel, developing and preparing a brand positioning presentation including brand architecture strategy, conducting a review of the “IsaacMizrahiLIVE” and “Liz Claiborne New York” businesses on QVC and the related agreements, and conducting a due diligence review of Company’s retail and couture operations and making  restructuring recommendations on such retail and couture operations.  IPX’s service fees under the Advisory Service Agreement are based on its actual hourly billing rates, with a cap of $500,000.  IPX’s aggregate hourly billing to date is in excess of $500,000, resulting in a final amount due to IPX from IM Ready-Made, LLC of $500,000. The fees are contingent upon and payable to IPX by IM Ready-Made, LLC only upon IM Ready-Made, LLC closing on a financing, re-capitalization, or sale of all or a portion of its assets.

5.	Significant Contracts

Liz Claiborne
The Licensing business has a design service agreement with Liz Claiborne, Inc (“LC”) (the “LC Agreement”).  LC manufactures, promote, markets, designs, and distributes Liz Claiborne products, which includes the use of Isaac Mizrahi’s name as designer.  LC pays to the Licensing Business a base fee plus a bonus fee based on operating performance.  Isaac Mizrahi, the controlling Member of IM Ready-Made, LLC is a party to this agreement.  The Licensing Business commenced services under the LC Agreement January 2008 and was terminated and replaced with a new agreement October 2009.  The revenue recognized by the Licensing Business was $0 for the year ended December 31, 2010, and $6,623,000 for the year ended December 31, 2009. For the six months ended June 30, 2011 and 2010, Liz Claiborne accounted for zero revenues, by virtue of the contract was terminated October 2009 and replaced with the Liz QVC Agreement (see section below).

QVC
The Licensing Business has a licensing and design agreement with QVC, Inc, (“QVC”) a subsidiary of Liberty Interactive, Inc (LINTA) (the “QVC Agreement”).  QVC promote, markets, designs, and distributes Isaac Mizrahi Live products (or other derivative licensed products) through various means and media.  QVC pays to the Licensing Business a royalty based on the greater, of (i) 10% of retail sales or (ii) guaranteed minimum payments.  Isaac Mizrahi, the controlling Member of IM Ready-Made, LLC is a party to this agreement and is required to make certain minimum media appearances on behalf of QVC.  The QVC Agreement commenced design activity in 2010 and the term expires September 2015.

The revenue recognized by the Licensing Business was $4,492,000 for the year ended December 31, 2010, and $0 for the year ended December 31, 2009.  For the six months ended June 30, 2011 and 2010, QVC accounted for $3,650,000 and $850,000 of the Licensing Business revenues, respectively.

IM LICENSING BUSINESS (A Division of IM Ready-Made, LLC)
Notes to the Financial Statements

5.	Significant Contracts (continued)

Liz Claiborne/QVC
The Licensing Business has a 3-party arrangement with QVC and LC.  This includes a design service agreement with Liz Claiborne, Inc (“LC”) (the “LC Agreement 2”) whereby the Licensing Business provides design services to LC and permits the use of Isaac Mizrahi’s name as designer.  The Licensing business has an agreement with QVC to provide design services for the Liz Claiborne New York line (“LC-Design”).  LC and QVC have entered into a license agreement for the design and distribution of product developed by QVC, LC and Isaac Mizrahi, exclusively to be sold through QVC (“Liz-QVC”).   These agreements shall collectively be referred to as the LC/QVC agreements (“LC/QVC”).  Isaac Mizrahi is a party each of these agreements.  LC pays to the Licensing Business 25% of the royalty revenue it receives from QVC.  QVC pays to the Licensing Business a base design fee of $1.1 million per annum.  The LC-Design agreement commenced December 2009 and is in effect so as long as the Liz-QVC agreement is in effect.  The LC Agreement 2 agreement commenced December 2009 and runs through July 2013.    The revenues relating to LC/QVC recognized by the Licensing Business was $3,823,000 and $727,000 for the years ended December 31, 2010 and 2009, respectively.  For the six months ended June 30, 2011 and 2010, Liz Claiborne/QVC accounted for $2,124,000 and $1,766,000 of the Licensing Business revenues, respectively.

Target Stores
The Licensing Business, prior to 2008, had a licensing agreement with Target Stores, a division of Target Corporation providing Target Stores with an exclusive right to sell Isaac Mizrahi branded product.  At the end of the first term of this agreement, the Licensing Business elected not to renew the agreement with Target Stores and entered into a termination agreement with Target Stores on January 15, 2008.  Target was permitted to continue to sell Isaac Mizrahi branded products through September 30, 2008, that included an additional sell-off period that extended into early 2009.  The revenue recognized by the Licensing Business was $0 for the year ended December 31, 2010, and $270,000 for the year ended December 31, 2009.

6.	Concentration

Liz Claiborne
Liz Claiborne accounted for $3,823,000 and $7,350,000 or 39% and 96% of the Licensing Businesses revenues for the years ended December 31, 2010 and 2009, respectively.   For the six months ended June 30, 2011 and June 30, 2010, Liz Claiborne accounted for total revenues of $2,123,000 and $1,766,000 or 37% and 50%, respectively.

QVC
The Licensing Business relies on QVC directly and indirectly for a majority of its revenue.  This includes all of the revenue recognized from the QVC and from LC/QVC.  The royalty income the Licensing Business receives from LC in accordance with LC Agreement 2 is dependent on QVC.  The combined revenue recognized by the Licensing Business, dependent on QVC, was $5,968,000 for the year ended December 31, 2010. This revenue accounts for 61% of all revenue for the year ended December 31, 2010 and $4,600,000 and $1,443,000 or 79% and 41% for the six months ended June 30, 2011 and 2010, respectively.  (See Note 5 for details).

IM LICENSING BUSINESS (A Division of IM Ready-Made, LLC)
Notes to the Financial Statements

6.	Concentration (continued)

Target Stores
Target Stores accounted for less than 4% of revenues for 2009 and zero revenues thereafter. See Note 5 for details.

7.	Settlement

The Licensing Business entered into a licensing agreement with a licensee to distribute Isaac Mizrahi product in Canada (the “Canadian Licensee”).  The License Business and the Canadian Licensee brought action against one another in 2008.  The Licensing Business claims were based on failure to pay royalties and the Canadian Licensee filed claims based on a lack of design support.  The parties reached a full settlement in July 2009 whereby the Licensing Business would remit $250,000 settlement payment to the Canadian Licensee, of which is accrued for as of December 31, 2008.  The settlement amount was paid August 2009.

8.	Subsequent Events

Management has performed an evaluation of subsequent events through July 13, 2011, the date of issuance of the financial statements, noting the following material events:

Asset Purchase Agreement
On May 19, 2011 and amended on July 28, 2011, IM Ready-made, LLC (the “Seller’) entered into an Asset Purchase Agreement with Xcel Brands, Inc and IM Brands, LLC (collectively the “Buyers”) selling to the Buyers substantially all of the assets and liabilities of the Licensing Business.  The Seller will be receiving a combination of cash, stock of Xcel (or its assigns) and a Seller’s Note aggregating $31.346 million.  The sale is expected to close in September 2011.  The Sale shall be contingent on (i) the Buyer securing adequate financing to close the transaction, (ii) an amendment of the current QVC Agreement, (iii) amendment of the current LC Agreement 2 and (iv) the termination of the service contract with Earthbound, LLC.

IM LICENSING BUSINESS (A Division of IM Ready-Made, LLC)
Notes to the Financial Statements

Unaudited Pro Forma Condensed Combined Financial Statements

Introduction

The following unaudited pro forma combined financial statements give effect to the acquisition by Xcel Brands, Inc. (“Xcel”) of IM Licensing Business (A division of IM Ready-Made, LLC) under the purchase method of accounting, and immediately after the acquisition, Xcel shall reverse merge into NetFabric Holdings, Inc (combined, the “Company”, by reference the “Merger”).  The Merger is being accounted for as a reverse acquisition presented as a recapitalization, except no goodwill or other intangible assets are recorded. Accordingly, the financial statements of XCel will become the historical financial statements of the Company.   These pro forma statements are presented for illustrative purpose only.  The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.  The pro forma combined condensed financial statements do not purport to represent what the results of operations of Xcel would actually have been if the acquisition had in fact occurred at the beginning of the periods presented, nor do they purport to project the results of operations of Xcel for any future period.  The IM Licensing Business consist of statements of revenues and direct expenses in lieu of full financial statements (the “Carve-out”) because the preparation of full financial statements was determined to be impracticable as it would have required significant assumptions that cannot be substantiated.  Full financial statements for the IM License Business have never been prepared and IM Ready-Made, LLC did not maintain separate books, records and accounts necessary to present full financial statements for the License Business. Accordingly, the IM License Business is not a separate legal entity and the excess of revenues over direct expenses reported on the Statements of Revenues and Direct Expenses is not necessarily indicative of the results of operations that would have occurred if the IM License Business had been operated as a separate entity.

Under the purchase method of accounting, the total purchase price was allocated to the net tangible and intangible assets of the IM License Business  acquired in connection with the Asset Purchase Agreement, based on the estimated fair values as of the completion of the acquisition.  Xcel is determining the estimated fair value of certain assets acquired and liabilities assumed with the assistance of a third party valuation specialist.  The purchase price allocations set forth in the following unaudited pro forma condensed combined financial statements are based on preliminary estimates of the IM License Business’s intangible and tangible assets acquired.  The final valuations, and  any interim updated preliminary valuation estimates, may differ materially from these preliminary valuation estimates, and as a result the final allocation of the purchase price may result in reclassifications of the allocated amounts that are materially different from the purchase price allocations reflected herewith.  Any material change in the valuation estimates and related allocation of the purchase price would materially impact Xcel’s depreciation and amortization expenses, the unaudited pro forma condensed combined financial statements and Xcel’s results of operations after the acquisition.

The pro forma combined balance sheet assumes that the acquisition had occurred as of June 30, 2011.  The pro forma combined statement of operations for the six months ended June 30, 2011 and the year ended December 31, 2010 assumes that the acquisition occurred at the beginning of January 1, 2010.

The historical financial statements of Xcel are derived from Xcel’s audited financial statements from September 23, 2010, the Company’s inception, through December 31, 2010 and Xcel’s unaudited financial statements for the six months ended June 30, 2011.  The Carve-out financial statements’ of IM Licensing Business is derived from IM Licensing Business audited financial statements for the year ended December 31, 2010 and the unaudited financial statements for the six months ended June 30, 2011.

Xcel Brands, Inc
Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2011

	Xcel Brands, Inc	IM Licensing Business		Note I		Note II	Pro Forma Combined
Assets
Cash	$100	$-	(a)	(10,174,000)			$3,747,100
			(c)	3,472,000
			(d)	12,915,000
			(e)	(2,466,000)
Restricted cash			(e)	193,000			193,000
Prepaid expenses	177,100	-	(e)	122,000	(y)	(176,100)	123,000
Deferred finance costs			(d)	585,000			585,000
Trademarks			(b)	47,700,000			47,700,000
License contracts			(b)	530,000			530,000
Goodwill			(b)	1,025,000			1,025,000
Property and equipment, net of accumulated depreciation of $1,441,000	-	1,294,000	(b)	1,172,000	(z)	(1,294,000)	1,172,000

Total Assets	$177,200	$1,294,000		$55,074,000		$(1,470,100)	$55,075,100

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$510,700	$1,500,000	(a)	$1,500,000	(z)	$(1,500,000)	$-
			(e)	$(1,500,000	)(y)	$(510,700)
Accrued expenses	200	-					200
Due to affiliates	77,200	-			(y)	(77,200)	-
Installment obligation - current portion	-	-	(a)	124,000		-	124,000
Total current liabilities	588,100	1,500,000		124,000		(2,087,900)	124,200
Long term liabilities
Installment Obligation, net of current portion			(a)	1,024,000			1,024,000
Deferred payment obligation - Seller			(a)	1,858,000			1,858,000
Seller Note			(a)	5,552,000			5,552,000
Contingent consideration obligation			(a)	16,400,000			16,400,000
Senior debt			(d)	13,500,000		-	11,678,000
	-		(d)	(1,822,000)		-	-
Total long term liabilities	-	-		36,512,000		-	36,512,000
Total Liabilities	588,100	1,500,000		36,636,000		(2,087,900)	36,636,200

Stockholders Equity
Common stock	-	-	(a)	2,800			5,800
			(c.)	900
					(x)	900
					(w)	1,200
Paid in capital	1,000		(a)	13,792,200			23,808,400
			(c.)	4,304,100
			(c.)	(833,000)
			(d)	1,822,000
					(x)	4,722,100
Member's Equity		(206,000)			(z)	206,000	-
Retained earnings (deficit)	(411,900)		(e)	(651,000	)(y)	411,800	(5,375,300)
					(x)	(4,723,000)
	-	-		-	(w)	(1,200)	-
Total stockholders equity	(410,900)	(206,000)		18,438,000		617,800	18,438,900

Total liabilities and stockholders equity	$177,200	$1,294,000		$55,074,000		$(1,470,100)	$55,075,100

Xcel Brands, Inc
Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Six Months Ended June 30, 2011
	Xcel Brands, Inc	IM Licensing Business		Note III		Note IV	Pro Forma Combined

Revenues	$-	$5,789,000		$-		$-	$5,789,000

Expenses
Operating & administrative	2,200	2,810,000					2,812,200
Non-recurring expenses	388,100				(x)	$(388,100)	-
Depreciation & amortization	-	141,000	(a)	76,000	(z)	(24,000)	193,000

Total expenses	390,300	2,951,000		76,000		(412,100)	3,005,200

Operating Income (Loss)	(390,300)	2,838,000		(76,000)		412,100	2,783,800

Finance charges
Interest expense - Senior Notes			(c.)	573,800			573,800
Interest expense - OID Senior Notes			(c.)	173,400			173,400
Interest expense - Imputed charges			(d)	433,200			433,200
Deferred finance charges	-	-	(b)	58,500		-	58,500
Total Finance Charges	-	-		1,238,900		-	1,238,900

Net income (loss) before provision for income taxes	(390,300)	2,838,000		(1,314,900)		412,100	1,544,900

Provision for Income taxes	200	-	(e)	(476,845	)(y)	1,029,193	552,548

Net Income (loss)	$(390,500)	$2,838,000		$(838,055)		$(617,093)	$992,352

Earnings (loss) per Common Share:

Basic	$(5,386)						$0.17

Fully Diluted:	$(5,386)						$0.15

Weighted average number of common shares outstanding:

Basic	72.50		(f)	5,743,000		(72.50)	5,743,000

Fully Diluted:	72.50		(f)	6,540,000		(72.50)	6,540,000

Xcel Brands, Inc
Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Year Ended December 31, 2010
	Xcel Brands, Inc	IM Licensing Business		Note III		Note IV	Pro Forma Combined

Revenues	$-	$9,796,000		$-		$-	$9,796,000

Expenses
Operating & administrative	-	4,443,000					4,443,000
Non-recurring expenses	21,200				(x)	$(21,200)	-
Depreciation & amortization	-	281,000	(a)	151,000	(z)	(47,000)	385,000

Total expenses	21,200	4,724,000		151,000		(68,200)	4,828,000

Operating Income (Loss)	(21,200)	5,072,000		(151,000)		68,200	4,968,000

Finance charges
Interest expense - Senior Notes			(c.)	1,147,500			1,147,500
Interest expense - OID Senior Notes			(c.)	339,300			339,300
Interest expense - Imputed charges			(d)	820,700			820,700
Deferred finance charges	-	-	(b)	117,000		-	117,000
Total Finance Charges	-	-		2,424,500		-	2,424,500

Net income (loss) before provision for income taxes	(21,200)	5,072,000		(2,575,500)		68,200	2,543,500

Provision for Income taxes	200	-	(e)	(933,998	)(y)	1,839,347	905,549

Net Income (loss)	$(21,400)	$5,072,000		$(1,641,502)		$(1,771,147)	$1,637,951

Earnings (loss) per Common Share:

Basic	$(295)						$0.29

Fully Diluted:	$(295)						$0.25

Weighted average number of common shares outstanding:

Basic	72.50		(f)	5,743,000		(72.50)	5,743,000

Fully Diluted:	72.50		(f)	6,540,000		(72.50)	6,540,000

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

Note I

Reflects the allocation of costs associated with the acquisition of IM Licensing Business assets and the assumption of its liabilities under the purchase method of accounting as though the acquisition occurred on June 30, 2011 and the impact of the financing associated with the acquisition.

Adjustment (a)

Total purchase price and consideration to the Seller was determined as follows:

2,759,000 shares of $.001 par value common stock at	$2,800
Fair value of 2,759,000 shares of $.001 par value common stock at $5.00 per share, less stated par value(see Note below)	13,792,200
Total equity value	13,795,000
Cash paid at closing	10,174,000
Assumption of vendor payable	1,500,000
Assumption of installment obligation ($124,000 current portion) (ii)	1,148,000
Deferred payment obligation to Seller	1,858,000
Fair market value Seller Note, (face amount $7,377,000)	5,552,000
Contingent consideration obligation (i)	16,400,000

Total cost of acquisition	$50,427,000

(i)	Contingent consideration obligation represents the net present value of estimated additional consideration due to the Seller in accordance with the terms and conditions of the acquisition.

(ii)
As part of the consideration to the Seller, Xcel shall assume a non-interest bearing $1.5 million installment obligation of the Seller payable over the next five years.  The annual payment amounts are year 1, $150,000; year 2, $325,000; year 3, $325,000; year 4, $350,000; and year 5, $350,000.  The net present value of $1.148 million is recorded using a discount rate of 9.25%, the estimated borrowing rate cost of Xcel.

Adjustment (b)

The purchase price was allocated to the fair value of the assets acquired and liabilities assumed as follows:

Property and equipment	$1,172,000
Isaac Mizrahi trademarks	47,700,000
License contracts	530,000
Goodwill	1,025,000

Total allocated purchase price	$50,427,000

Adjustment (c)

Financing of the acquisition is funded through (i) the issuance of 861,000 shares of common stock valued at $5.00 per share through a private placement simultaneously with the acquisition and (ii) proceeds from a $13.5 million senior term loan secured with the Isaac Mizrahi trademarks and other assets of IM Brands, LLC, (“IM Brands”) a wholly owned subsidiary of Xcel.

The fair market value per share is an estimate based on the set price per share of the equity subscriptions received in accordance with a private placement transaction occurring simultaneously with the acquisition.

861,000 shares of $.001 par value common stock at	$900
861,000 shares of $.001 issued at $5.00 per share less stated par value, in a private placement.	4,304,100
Costs related to the issuance of common stock	(833,000)

Net cash received from financing activities	$3,472,000

Adjustment (d)

IM Brands entered into a five year senior secured term facility (the “Loan”) with MidMarket Capital Partners, LLC (“MidMarket”) in the aggregate principal amount of $13,500,000.  The Loan is secured by all of the assets and membership interests of IM Brands, and is guaranteed by Xcel.  The principal amount of the Loan will be payable as follows:  0% following the closing until December 31, 2012, 2.5% on January 1, 2013 and at the end of each quarter thereafter for one year; 3.75% at the end of each quarter from January 1, 2014 through December 31, 2014; 6.25% at the end of each quarter from January 1, 2015 through December 31, 2015; 12.5% at the end of each quarter from January 1, 2016 through December 31, 2016 and the entire unpaid principal amount on the January 1, 2017. The loan shall bear interest at 8.5% per annum

Senior Loan proceeds	13,500,000
Deferred finance costs (i)	(585,000)

Net Senior Loan proceeds	$12,915,000

Senior Loan	$13,500,000
Discount from issuance of warrants. (ii)	1,822,000
Net Senior Loan	$11,678,000

(i)	Xcel incurred approximately $585,000 of costs related directly to the financing, including closing fee of $405,000 to MidMarket equal to 3% of the committed amount.

(ii)	In addition, the Company is issuing 364,428 warrants to the lender exercisable at $0.01 per share, exercisable up to 7 years from the date of the grant.

Adjustment (e)

The terms and conditions of the acquisition required certain disbursements be made by Xcel in conjunction with the acquisition and prepaid interest to the Seller of $122,000.  In addition, the following presents other uses of cash relating to the acquisition:

Vendor payment (i)	$1,500,000
Prepaid interest - Seller note (ii)	122,000
Other costs relating to the acquisition (iii)	651,000
Restricted cash (iv)	193,000

Total other uses of cash relating to the acquisition	$2,466,000

(i)	Xcel is assuming a vendor payable in the amount of $1.5 million, and was paid to the vendor at closing.

(ii)	Xcel prepayed to the Seller interest relating to the Seller Note. The Seller Note has a 3 year term and is payable in cash or common stock, at the option of Xcel.

(iii)
Xcel incurred acquisition costs that are treated as expenses in the ordinary course of business and accordingly is reflected in the retained earnings (deficit) on the balance sheet. These estimated costs consist of legal and professional fees of $400,000 and estimated due diligence costs of $251,000.

(iv)	Xcel shall post a letter of credit secured with cash for the benefit of the landlord in accordance with the assumed lease of the Seller.

Note II  -

Adjustment (z)
Represents the elimination of historical values of IM Licensing Business already reflected in Note I entries.

Adjustment (y)
This represents the elimination of assets and liabilities of Excel that have been eliminated in conjunction with the acquisition.  These include prepaid expense and accounts payable relating solely to the acquisition.

Adjustment (x)
This represents the recognition of a loss on the acquisition of the intellectual property and other acquired rights under the Earthbound/IM Ready Made agreement (the “Earthbound Agreement”).  In consideration of the acquisition, the Company acquired (i) all of the rights and obligations under the Earthbound Agreement, and (ii) other consideration in exchange for 944,688 shares of common stock.  Going forward, Xcel will have no further obligations under the Earthbound Agreement and it will have no value for the Company.  The Company will assume a loss on the value of stock issued of approximately $4,723,000.  The Company will not allocate any value for the other consideration.  This loss is a non-cash loss and non-recurring and should have no impact on the operating results of the Company going forward.

Adjustment (w)
On September 29, 2011, NetFabric Holdings, Inc., a Delaware corporation (the “NetFabric”), XCel Brands, Inc., a Delaware corporation (“XCel”), Netfabric Acquisition Corp., a Delaware corporation (“Acquisition Corp.”) and wholly-owned subsidiary of NetFabric and certain stockholders of NetFabric entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) pursuant to which Acquisition Corp. was merged with and XCel, with XCel surviving as a wholly-owned subsidiary of NetFabric (the “Merger”).  Immediately following the Merger, Xcel was merged with and into NetFabric (the “Short Form Merger”) and the Company changed its name to Xcel Brands, Inc.  Pursuant to the Merger, NetFabric acquired all of the outstanding capital stock of XCel in exchange for issuing an aggregate of 944,688 shares of Common Stock, par value $0.001 per share (the “Common Stock”) to XCel’s stockholders at a ratio of 9,446.88 shares of Common Stock for each share of XCel common stock outstanding at the effective time of the Merger.

On September 28, 2011, NetFabric filed an amendment to its certificate of incorporation and effected a 1 for 520.5479607 reverse stock split such that holders of Common Stock prior to the Merger held a total of 186,444 shares of Common Stock and options immediately prior to the Merger. In addition, 47,132 shares of Common Stock shall be owned by Mr. Stephen J. Cole-Hatchard or his designees, a director of Netfabric.  These shares combined with 944,688 shares issued to Xcel’s management represent 1,178,264 shares of common stock at par value that shall be owned by Xcel shareholders and the old shareholders of NetFabrics.

Notes to Unaudited Pro Forma Combined Statement of Operations

Note III

Adjustment (a)
This represents the amortization of acquired intangible assets (licensed contracts) on a straight line basis over the remaining weighted average contract period of 3.5 years.

Trademarks and goodwill are considered indefinite life assets and accordingly are not amortized.  The Company tests and measures at least annually trademarks and goodwill for the possibility of impairment.

Adjustment (b)
Represents the deferred finance costs incurred relating to closing on the Loan and shall be amortized on a straight line basis over the 5-year term and classified as other finance charges.

Adjustment (c)
Represents the interest expense at a rate of 8.5% for the six months ended June 30, 2011 and the year ended December 31, 2010, that would have been incurred under the terms of the Loan incurred as part of the acquisition.
The discount to the Loan attributable to the estimated fair value of the warrant consideration to the senior lender has been recorded as a discount to the Loan.  The amount of the discount is amortized using compound-interest principles over the term of the Loan.

Adjustment (d)
Represents the imputed interest at a rate of 9.25% per annum related to (i) Seller Note, (ii) deferred payment due to the Seller and (iii) the installment obligation assumed that would have been incurred as part of the acquisition.   The interest rate is based on the estimated borrowing cost of the Company.

Adjustment (e)
This represents the income tax provision (benefit) that is related to the adjustments in Note III using the Company’s estimated effective tax rate.

Adjustment (f)

Weighted average number of common shares - The aggregate number of shares to issued by the Company in connection with the acquisition is 4,698,000 shares plus an additional 1,045,000 shares to old Xcel shareholders combining to equal 5,743,000 outstanding shares.

Fully diluted shares – in connection with the acquisition, the Company issued 797,000 warrants below fair market value, whereby the warrant holders are entitled to exercise each warrant for one common share.  These warrants are included in the calculation of fully diluted shares.  The following table illustrates fully diluted shares that consist of the total of (i) outstanding shares and (ii) convertible securities that have an exercise price below the estimated current fair market value.

Security	Number of Shares	Estimated Fair Market Value per Share	Exercise Price
Common Shares	5,743,000	$5.00	N/A
Senior lender warrants (i)	364,000	$5.00	$.01
Investors warrants (ii)	431,000	$5.00	$.01
Shell Co holders	2,000	$5.00	$0.001
	6,540,000

(i)
The Company will issue 364,428 warrants exercisable at $0.01 per share to its senior lender.  The warrants are exercisable at any time from the date of the acquisition for 7 years.  Warrants issued with the Senior Loan were valued at $1,822,000 and has been recorded as a discount to the Loan and an increase in additional paid in capital.  The amount of the discount is amortized on a straight line basis over the 5-year term of the debt.

(ii)
The amount of investor warrants to be issued is based on the Company issuing 861,000 new investor shares at $5 per shore equaling $4,305,000 in proceeds.  Investors shall receive 1 warrant for each 2 shares subscribed, exercisable at $.01 per share.

Total Warrants – in addition to 797,000 warrants and options issued in as stated in the fully diluted table above, the Company expects to issue an additional 748,000 warrants and options. Combining with warrants and options included in the fully diluted table, the aggregate amount of warrants and options issued is 1,546,000 :  The following table presents the combined warrants and options expected to be issued upon closing of the acquisition.

Warrant holder	Number	Exercise Price	Term
Senior Lender	364,000	$.01	7 years
Investors	431,000	$.01	5 years
Shell Co holders	2,000	$0.001	4 years
Employees	464,000	$5.00	10-Years
Directors	250,000	$5.00	5-years
Other	25,000	$5.00	5-years
Placement agent	10,000	$5.50	5 years
	1,546,000

Note IV

Adjustment (z)
Represents the adjusted difference of depreciation expense that would have been incurred as a result of the acquisition and the amount recorded by IM Licensing Business.

Adjustment (y)
IM licensing Business is a not a reporting entity for income tax purposes.  This adjustment represents income tax expense that would be recorded against earnings generated from the acquired IM Licensing Business using the Company’s estimated tax rate.

Adjustment (x)
This represents non-recurring expenses of Xcel that, relate exclusively to the acquisition of the Seller.

XCEL BRANDS, INC.

2,912,860 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is [     ], 2011

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee		$1,741
Accounting fees and expenses	$	[5,000	]*
Legal fees and expense	$	[50,000	]*
Printing and miscellaneous expenses	$	[1,000	]*
Total	$		*

* Estimated. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling security holders. The selling security holders however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware, the registrant may indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the registrant and its stockholders. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant or its stockholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The registrant’s bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law. The registrant’s bylaws further provide that its Board of Directors has discretion to indemnify its officers and other employees. The registrant is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. The registrant is not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by its Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the registrant or its stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of the registrant’s bylaws.

The registrant has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the registrant’s payment of expenses incurred or paid by an director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant carries directors’ and officers’ liability insurance covering its directors and officers for a period of one year commencing on October 2010. The limit of liability of such insurance is $5,000,000 in the aggregate for the insured period.

The registrant is a party to indemnification agreements with each of its directors and officers that are, in some cases, may be broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. Such indemnification agreements may require the registrant, among other things, to indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors and advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

Item 15. Recent Sales of Unregistered Securities

On September 29, 2011, pursuant to the Merger, we issued 944,688 shares of Common Stock to the Old XCel stockholders in exchange for all of the outstanding shares of common stock of Old XCel.

On September 29, 2011, we issued 2,759,000 shares of Common Stock to IM Ready pursuant to the Purchase Agreement as partial consideration for the Isaac Mizrahi Business.

On September 29, 2011, we issued 944,688 shares of Common Stock to Earthbound in connection with the Contribution Agreement pursuant to which Earthbound contributed to us (i) the Earthbound Agreement and (ii) the Earthbound Assets.

On September 29, 2011, we issued seven-year warrants to purchase an aggregate of 364,428 shares of Common Stock with an exercise price of $.01 per share to the Lenders in connection with the Loan.

On September 29, 2011, the Company issued options and warrants to certain of our directors, executive officers, employees and licensing agents to purchase an aggregate of 738,750 shares of Common Stock.

On September 29, 2011, we issued 47,132 shares of Common Stock to the designee of Stephen Cole-Hatchard in connection with the Merger Agreement.

None of the above referenced issuances were registered under the Securities Act and all of the above referenced issuances qualified for exemption under Section 4(2) of the Securities Act since the issuance securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these stockholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On September 29, 2011, pursuant to a securities purchase agreement, we completed the closing of the Offering of our securities for total subscription proceeds of $4,305,000 through the issuance of (i) 861,000 shares of our common stock at a price of $5.00 per share and (ii) five-year warrants for the purchase of a total of 1,848,502 shares of common stock at an exercise price of $.01 per share, to certain accredited investors.  We also issued to Rodman & Renshaw, LLC, as placement agent, five-year warrants to purchase 9,800 shares of common stock at an exercise price of $5.50 per share.

 Such securities were not registered under the Securities Act. The issuance of these securities was exempt from registration under the safe harbor provided by Section 4(2) of the Securities Act. We made this determination based on the representations of Investors, which included, in pertinent part, that such shareholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and upon such further representations from the Investors that (a) the Investor is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the Investor agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the Investor has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the Investor had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the Investor has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising involved in the sale securities.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description

3(i)(a)	Amendment to the Amended and Restated Certificate of Incorporation of NetFabric Holdings, Inc. (1)
3(i)(b)	Certificate of Ownership and Merger of XCel Brands, Inc. into NetFabric Holdings, Inc. (2)
3(ii)	Amendment to Bylaws (2)
4.1	2011 Equity Incentive Plan and Forms of Award Agreements (2)
4.2	Form of Investor Warrant issued in connection with the private placement consummated on September 29, 2011 (2)
4.3	Registration Rights Agreement between XCel Brands, Inc. and the several purchasers, entered into as of September 29, 2011 (2)
4.4	Form of Executive Warrant (2)
4.5	Form of Director Option (2)
4.6	Warrant issued to Giuseppe Falco dated September 29, 2011 (2)
4.7	Warrant issued to Great American Life Insurance Company dated September 29, 2011 (2)
4.8	Warrant issued to Great American Insurance Company dated September 29, 2011 (2)
4.9	Rights Agreement by and among XCel Brands, Inc., Great American Life Insurance Company and Great American Insurance Company, dated September 29, 2011 (2)
5.1	Opinion of Blank Rome LLP
9.1	Voting Agreement between XCel Brands, Inc. and IM Ready-Made, LLC, dated as of September 29, 2011 (2)
10.1
Asset Purchase Agreement by and among XCel Brands, Inc., IM Brands, LLC, IM Ready-Made, LLC, Isaac Mizrahi and Marisa Gardini, dated as of May 19, 2011, as amended on July 28, 2011, as amended on September 15, 2011, as amended on September 21, 2011, as amended on September 29, 2011(2) +

10.2	Promissory Note between XCel Brands, Inc. and IM Ready-Made, LLC, dated September 29, 2011 (2)
10.3	Form of Management Lockup Agreement (2)
10.4	Lockup Agreement between NetFabric Holdings, Inc. and IM Ready-Made, LLC, dated September 29, 2011 (2)
10.5	Second Amended and Restated Agreement and Consent to Assignment by and among QVC, Inc., IM Brands, LLC, IM Ready Made, LLC, XCel Brands, Inc. and Isaac Mizrahi, dated September 28, 2011(2) *
10.6	Contribution Agreement by and among Earthbound, LLC, IM Ready-Made, LLC and XCel Brands, Inc. dated August 16, 2011 (2)

10.7	Amendment to Contribution Agreement by and among Earthbound, LLC, IM Ready-Made, LLC and XCel Brands, Inc. dated September 20, 2011 (2)
10.8	Release and Transition Services Agreement by and among Earthbound, LLC, IM Ready-Made, LLC and XCel Brands, Inc., dated August 16, 2011 (2)
10.9
Assignment and Assumption, New York Landlord Consent by and among Adler Holdings III, LLC, IM Ready-Made, LLC and XCel Brands, Inc., dated September 29, 2011, and Guaranty by IM Brands, Inc., dated September 29, 2011 (2)

10.10	Agreement of Merger and Plan of Reorganization by and among NetFabric Holdings, Inc., NetFabric Acquisition Corp., and XCel Brands, Inc., dated September 29, 2011 (2) +
10.11	Credit Agreement by and among IM Brands, LLC, the several lenders, and MidMarket Capital Partners, LLC, as administrative agent, dated September 29, 2011 (2) +
10.12	Guarantee and Collateral Agreement by and among IM Brands, LLC, XCel Brands, Inc., and MidMarket Capital Partners, LLC, as administrative agent, dated September 29, 2011 (2)
10.13	Subordination Agreement, by and among IM Ready-Made, LLC, IM Brands, LLC, XCel Brands, Inc., and MidMarket Capital Partners, LLC, as administrative agent, dated September 29, 2011 (2)

10.14	Services Agreement between XCel Brands, Inc. and Todd Slater, dated August 12, 2011 (2)
10.15	Amendment to the Services Agreement between XCel Brands, Inc. and Todd Slater, dated October 4, 2011 (2)
10.16	Employment Agreement entered into with Robert D’Loren, dated September 22, 2011 (2)
10.17	Employment Agreement entered into with Giuseppe Falco, dated August 1, 2011 (2)
10.18	Employment Agreement entered into with James Haran, dated September 22, 2011 (2)
10.19	Employment Agreement entered into with Seth Burroughs, dated September 22, 2011 (2)
10.20	Employment Agreement entered into with Isaac Mizrahi, dated May 19, 2011 (2)
10.21	Employment Agreement entered into with Marisa Gardini, dated May 19, 2011 (2)
14.1	Form of Code of Business Conduct and Ethics for XCel Brands, Inc. (2)
23.1	Consent of Rothstein Kass & Company, P.C.
23.2	Consent of Blank Rome LLP (contained in Exhibit 5.1)
99.1	Audit Committee Charter (2)
99.2	Compensation Committee Charter (2)
99.3	Nominating and Corporate Governance Committee Charter (2)

*  Portions of this exhibit have been omitted pursuant to a Request for Confidential Treatment and filed separately with the Securities and Exchange Commission.  Such portions are designated “***”.

+ Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. XCel Brands, Inc. hereby undertakes to furnish supplementally to the Securities and Exchange Commission copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

(1)      Incorporated by reference to the applicable exhibit filed with the Company’s Current Report on Form 8-K, filed October 4, 2011 for the event dated September 28, 2011.

(2)      Incorporated by reference to the applicable exhibit filed with the Company’s Current Report on Form 8-K, filed October 5, 2011 for the event dated September 29, 2011.

 Item 17. Undertakings

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, XCel Brands, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, State of New York on this 26th day of October, 2011.

XCel Brands, Inc.

By:	/s/ Robert D’Loren
Name: Robert D’Loen
Title: Chief Executive Officer, Chairman
(Principal Executive Officer)

By:	/s/ James Haran
Name: James Haran
Title: Chief Financial Officer
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marisa Gardini	Executive Vice President of Strategic Planning and Marketing and Director	October 26, 2011
Marisa Gardini

/s/ Jeffrey Cohen	Director	October 26, 2011
Jeffrey Cohen

/s/ Mark DiSanto	Director	October 26, 2011
Mark DiSanto

/s/ Todd Slater	Director	October 26, 2011
Todd Slater

/s/ Edward Jones, III	Director	October 26, 2011
Edward Jones, III

/s/ Howard Liebman	Director	October 26, 2011
Howard Liebman